As filed with the Securities and Exchange Commission on December 29, 2025

Registration No. 333-292287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 To

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enova International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6141	45-3190813
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Cunningham

Chief Financial Officer

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charlotte May Allison Schiffman Covington & Burling LLP One CityCenter 850 Tenth Street N.W. Washington, D.C. 20001 (202) 662-6000	Michael Butler Grasshopper Bancorp, Inc. 261 5th Avenue, Suite 610 New York, New York 10016 (917) 830-2100	Richard A. Schaberg Les B. Reese, III Hogan Lovells US LLP 555 Thirteenth Street, N.W. Columbia Square Washington, D.C. 20004 (202) 637-5600	James Barresi Alison LaBruyere Squire Patton Boggs (US) LLP 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 29, 2025

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Grasshopper Bancorp, Inc.:

On December 10, 2025, Enova International, Inc., which we refer to as Enova, a Delaware corporation, and Grasshopper Bancorp, Inc., which we refer to as Grasshopper, a Delaware corporation and the parent holding company of Grasshopper Bank, N.A., a national bank and wholly-owned subsidiary of Grasshopper, which we refer to as Grasshopper Bank, entered into an Agreement and Plan of Merger, as amended on December 18, 2025, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation, which we refer to as the merger, and (2) immediately following the merger, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof will merge with and into Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in the attached proxy statement/prospectus.

If the merger is completed, each share of common stock, par value $0.01 per share, of Grasshopper, which we refer to as Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive (i) approximately 0.038185 of a share, or the exchange ratio, of common stock par value $0.00001 per share, of Enova, which we refer to as Enova common stock, with cash paid in lieu of fractional shares, which we refer to as stock consideration and (ii) $4.845, which we refer to as cash consideration. We refer to stock consideration and cash consideration collectively as the per share merger consideration. The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the total consideration for all outstanding shares of Grasshopper common stock remains no higher than approximately $350 million in the aggregate (excluding cash paid for Grasshopper options and Grasshopper warrants), which we refer to as the merger consideration.

Although the exchange ratio is fixed, the market value of stock consideration will fluctuate with the price of Enova common stock. Shares of Enova common stock are listed on the New York Stock Exchange under the ticker symbol “ENVA.” Shares of Grasshopper common stock are not publicly traded. The following table sets forth the closing sale prices per share of Enova common stock on December 10, 2025, the last trading day before the public announcement of the signing of the merger agreement, and on December 26, 2025, the latest practicable trading day before the printing date of this proxy statement/prospectus. The table also shows the implied value of per share merger consideration on December 10, 2025, the last trading day before the public announcement of the signing of the merger agreement, and on December 26, 2025, the latest practicable trading day before the printing date of this proxy statement/prospectus, determined by multiplying the closing price of Enova common stock on such dates by the exchange ratio of approximately 0.038185, and adding $4.845. We urge you to obtain current market quotations for Enova common stock.

	Enova Common Stock	Implied Value of Per Share Merger Consideration
December 10, 2025	$141.40	$10.24
December 26, 2025	$164.84	$11.14

Based on the number of shares of Grasshopper common stock outstanding as of December 26, 2025, Enova currently expects to issue approximately 1,551,801 shares of Enova common stock in connection with the merger. However, an increase or decrease in the number of outstanding shares of Grasshopper common stock prior to completion of the merger could cause the actual number of shares issued in connection with the merger to change.

Grasshopper will hold a special meeting of its stockholders in connection with the proposed merger. In addition to other conditions to the completion of the mergers, Enova and Grasshopper cannot complete the proposed mergers unless holders of shares of voting common stock of Grasshopper vote to adopt the merger agreement and the transactions contemplated thereby, including the mergers. The Grasshopper board of directors is providing this proxy statement/prospectus to solicit your proxy to vote in connection with the merger agreement and related matters. In addition, this proxy statement/prospectus is also being delivered to Grasshopper stockholders as Enova’s prospectus for its offering of Enova common stock in connection with the merger.

The Grasshopper special meeting will be held on February 2, 2026 at 1:00 pm, Eastern Time, at meetnow.global/MFXXDP7.

Your vote is very important. To ensure your representation at the Grasshopper special meeting, please complete, sign, date and return the enclosed proxy card (or submit your proxy by telephone or through the internet). Whether or not you expect to attend the Grasshopper special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Grasshopper special meeting.

Each of the Enova and the Grasshopper boards of directors has approved the merger agreement and the transactions contemplated thereby and the Grasshopper board of directors recommends to its stockholders to vote “FOR” approval of its proposals.

The enclosed proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the mergers. You also can obtain information about Enova from documents that Enova has filed with the Securities and Exchange Commission.

Sincerely,

David Fisher Chief Executive Officer Enova International, Inc.	Michael Butler Chief Executive Officer Grasshopper Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Enova or Grasshopper, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [ ], 202[ ], and it is first being mailed or otherwise delivered to the stockholders of Grasshopper on or about [ ], 202[ ].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 2, 2026

To the Stockholders of Grasshopper Bancorp, Inc.:

Notice is hereby given that Grasshopper Bancorp, Inc., which we refer to as Grasshopper, will hold a special meeting of stockholders, which we refer to as the Grasshopper special meeting, on February 2, 2026, at 1:00 pm, Eastern Time, at meetnow.global/MFXXDP7. The Grasshopper special meeting will be held for the purposes of allowing holders of shares of voting common stock of Grasshopper, or Grasshopper voting common stockholders, to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of December 10, 2025, as amended on December 18, 2025, which we refer to as the merger agreement, by and between Enova International, Inc., which we refer to as Enova, and Grasshopper, pursuant to which, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation, which we refer to as the merger, and (2) immediately following the merger, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof, which we refer to as Interim Bank, will merge with and into Grasshopper Bank, N.A., which we refer to as Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and

•

a proposal to approve one or more adjournments of the Grasshopper special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal, which we refer to as the adjournment proposal.

These proposals are described in greater detail in the accompanying proxy statement/prospectus. Grasshopper will transact no other business at the Grasshopper special meeting, except for business properly brought before the Grasshopper special meeting or any adjournment or postponement thereof.

Grasshopper has fixed the close of business on December 26, 2025 as the record date for the Grasshopper special meeting, which we refer to as the Grasshopper record date. Only Grasshopper voting common stockholders of record at the close of business on the Grasshopper record date are entitled to notice of, and to vote at, the Grasshopper special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Grasshopper common stock entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Grasshopper common stock in person or by proxy at the Grasshopper special meeting and entitled to vote thereon. At the close of business on the record date, 28,127,639 shares of Grasshopper voting common stock were outstanding and entitled to vote.

Your vote is very important. Enova and Grasshopper cannot complete the mergers unless Grasshopper voting common stockholders approve the merger proposal.

To ensure your representation at the Grasshopper special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or through the internet. If your shares of Grasshopper voting common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Grasshopper special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Grasshopper special meeting.

The enclosed proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

Under Delaware law, Grasshopper common stockholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to appraisal rights. See “Questions and Answers—Are Grasshopper stockholders entitled to appraisal rights?

The Grasshopper board of directors has approved the merger agreement and approved the transactions contemplated thereby and recommends that Grasshopper stockholders vote “FOR” the merger proposal, and “FOR” the adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Michael Butler
Chief Executive Officer

New York, New York

[ ], 202[ ]

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Enova from documents that have been filed with the United States Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You may also obtain these documents, free of charge, from Enova at www.enova.com. These documents are also available without charge on the SEC’s website at www.sec.gov and upon written or oral request to Enova’s principal executive offices. The address and telephone number of Enova’s principal executive offices are listed below:

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

Attention: Secretary

Telephone: (312) 568-4200

The website addresses listed above are inactive textual references only, and the information provided on the websites listed above is not a part of the accompanying proxy statement/prospectus and, therefore, is not incorporated by reference into the accompanying proxy statement/prospectus.

Grasshopper does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is therefore not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

If you are a Grasshopper stockholder and have any questions concerning the Grasshopper special meeting, the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Grasshopper voting common stock, please contact Grasshopper at the following address and telephone number:

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

Attention: Corporate Secretary

Telephone: (917) 830-2100

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the Grasshopper special meeting, you must make your request no later than January 26, 2026 in order to receive them before the Grasshopper special meeting.

For a more detailed description of the information incorporated by reference into the accompanying proxy statement/prospectus and how you may obtain it, please see the section entitled “Where You Can Find More Information.”

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Enova and Grasshopper have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 202[ ]. You should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to Grasshopper stockholders nor the issuance by Enova of shares of Enova common stock in connection with the merger will create any implication to the contrary.

Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Enova has been provided by Enova and information contained in this proxy statement/prospectus regarding Grasshopper has been provided by Grasshopper.

Annex Index

Annex A:	Agreement and Plan of Merger, dated as of December 10, 2025, as amended on December 18, 2025, by and between Enova International, Inc. and Grasshopper Bancorp, Inc.

Annex B:	Form of Grasshopper Voting Agreement, dated as of December 10, 2025, by and among Enova International, Inc., Grasshopper Bancorp, Inc. and certain stockholders of Grasshopper Bancorp, Inc.

Annex C:	Opinion of Piper Sandler & Co.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGERS AND THE GRASSHOPPER SPECIAL MEETING

The following are some questions that you may have regarding the mergers, the Grasshopper special meeting of stockholders, which we refer to as the Grasshopper special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers and the Grasshopper special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Unless otherwise indicated, references in this proxy statement/prospectus to “Enova” refer to Enova International, Inc. and references to “Grasshopper” refer to Grasshopper Bancorp, Inc., and references to “we,” “our” and “us” refer to Enova and Grasshopper together. References in this proxy statement/prospectus to “Enova common stock” refer to the common stock of Enova, par value $0.00001 per share, and references to “Grasshopper voting common stock” and “Grasshopper common stock” refer to the voting common stock of Grasshopper and the voting and non-voting common stock of Grasshopper, collectively, respectively in each case par value $0.01 per share.

Q:	What are the mergers?

A:

Enova and Grasshopper have entered into an Agreement and Plan of Merger, dated as of December 10, 2025, as amended on December 18, 2025, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation, which we refer to as the merger, and (2) immediately following the merger, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof, or Interim Bank, will merge with and into Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Grasshopper is sending these materials to its stockholders to help them decide how to vote their shares of Grasshopper voting common stock with respect to the matters to be considered at the Grasshopper special meeting.

The mergers cannot be completed unless Grasshopper voting common stockholders approve the merger agreement and the transactions contemplated thereby, including the mergers. Grasshopper is holding a special meeting of its voting common stockholders to vote on the proposals necessary to complete the mergers as well as other related matters. Information about this special meeting, the mergers and the other business to be considered by Grasshopper voting common stockholders at the Grasshopper special meeting is contained in this proxy statement/prospectus.

This document constitutes both a proxy statement of Grasshopper and a prospectus of Enova. It is a proxy statement because the board of directors of Grasshopper is soliciting proxies from Grasshopper stockholders using this document. It is a prospectus because Enova, in connection with the merger, is offering shares of Enova common stock in exchange for outstanding shares of Grasshopper common stock.

Q:	What will Grasshopper stockholders receive in the merger?

A:

If the merger is completed, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive the per share merger consideration of (1) the exchange ratio of approximately 0.038185 of a share of Enova common stock, with cash paid in lieu of fractional shares, which we refer to as stock consideration and (2) $4.845, which we refer to as cash consideration. We refer to stock consideration and cash consideration collectively as the per share merger consideration. The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the total consideration for all outstanding shares of Grasshopper common stock remains no higher than approximately $350 million in the aggregate (excluding cash paid for Grasshopper options and Grasshopper warrants, each as described below), which we refer to as the merger consideration.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the effective time?

A:

Yes. The closing price of Enova common stock on the date that the merger is completed may vary from the closing price of Enova common stock on the date of this proxy statement/prospectus and the time the merger is completed, which we refer to as the effective time. Because stock consideration is determined by a fixed exchange ratio, at the time of the Grasshopper special meeting, Grasshopper stockholders will not know or be able to calculate the value of the Enova common stock to be issued as stock consideration upon completion of the merger. Any change in the market price of Enova common stock prior to completion of the merger may affect the value of stock consideration that Grasshopper stockholders will receive upon completion of the merger. There will be no adjustment to the merger consideration based upon changes in the market price of Enova common stock prior to the time the merger is completed. In addition, the merger agreement cannot be terminated due to a change in the price of Enova common stock. The cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. See the section entitled “Risk Factors—Because the exchange ratio is fixed and the market price of Enova common stock will fluctuate, the value of stock consideration to be received by certain Grasshopper stockholders pursuant to the merger agreement may change.”

Q:	What will happen to Grasshopper stock options in the merger?

A:

At the effective time, each stock option in respect of Grasshopper common stock, or a Grasshopper stock option, that is outstanding and unexercised immediately prior to the effective time will be fully vested then cancelled and converted into the right to receive from Enova a cash payment (less any required tax withholding) equal to the product, rounded up to the nearest cent, of (1) the number of shares of Grasshopper common stock subject to such Grasshopper stock option immediately prior to the effective time, multiplied by (2) the difference, if positive, between cash consideration multiplied by two, which we refer to as the per share cash amount, and the exercise price of the Grasshopper stock option. Any Grasshopper stock option with an exercise price that equals or exceeds the per share cash amount will be canceled with no consideration being paid to the optionholder.

Q:	What will happen to Grasshopper warrants in the merger?

A:

Prior to the effective time, Grasshopper will use reasonable best efforts to cause any outstanding and unexercised warrant in respect of Grasshopper common stock, or a Grasshopper warrant, whether vested or unvested, as of immediately prior to the effective time be canceled and the holder thereof will have no further rights with respect to such Grasshopper warrant, unless the holder of such Grasshopper warrant executes prior to the effective time a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (which will include a full release of any rights each holder has with respect to a Grasshopper warrant, other than the cash payment described below), in which case such Grasshopper warrant subject to an executed warrant cancelation agreement will instead be canceled at the effective time without any consideration other than the right to receive from Enova at the effective time a cash payment (less any required withholding) payable to such holder of such Grasshopper warrants of a pro rata amount of the aggregate amount payable by Enova with respect to all the Grasshopper warrants of $2,500,000.

Q:	When do you expect to complete the mergers?

A:

We expect to complete the mergers in the second half of 2026. However, we cannot assure you of when or if the mergers will be completed. We must first obtain the approval of Grasshopper voting common stockholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

Q:	What am I being asked to vote on?

A:	Grasshopper voting common stockholders will be asked to consider and vote on the following matters:

•	The merger proposal; and

•	The adjournment proposal, if necessary or appropriate.

Grasshopper voting common stockholder approval of the merger proposal is required to complete the mergers. Grasshopper will transact no other business at the Grasshopper special meeting, except for business properly brought before the Grasshopper special meeting or any adjournment or postponement thereof.

Q:	How does the Grasshopper board of directors recommend that Grasshopper stockholders vote at the Grasshopper special meeting?

A:

The Grasshopper board of directors approved the merger agreement and recommends that the holders of common stock of Grasshopper vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Mergers—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors” for a more detailed discussion of the factors considered by the Grasshopper board of directors in reaching its decision to approve the merger agreement. On account of his conflicting interest, Mr. Butler abstained from the Grasshopper board of directors’ vote and recommendation with respect to the merger proposal.

Q:	When and where is the Grasshopper special meeting?

A:	Grasshopper will hold the Grasshopper special meeting virtually at meetnow.global/MFXXDP7, commencing at 1:00 pm, Eastern Time, on February 2, 2026.

Q:	Who is entitled to vote at the Grasshopper special meeting?

A:

Only Grasshopper voting common stockholders of record at the close of business on December 26, 2025, the Grasshopper record date for the Grasshopper special meeting, are entitled to notice of, and to vote at, the Grasshopper special meeting or any adjournment or postponement of the Grasshopper special meeting.

Q:	What constitutes a quorum at the Grasshopper special meeting?

A:

The presence at the Grasshopper special meeting, in person or by proxy (after giving effect to the provisions of Article FOURTH of the certificate of incorporation, as amended, of Grasshopper, which we refer to as the Grasshopper charter), of a majority of the shares of Grasshopper common stock entitled to vote at the Grasshopper special meeting as of the close of business on the Grasshopper record date will constitute a quorum for purposes of the Grasshopper special meeting. For further information, please see the section entitled “Comparison of Stockholders’ Rights.” All shares of Grasshopper common stock entitled to vote and present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Grasshopper special meeting. Broker non-votes, if any, will not be included in determining whether a quorum exists.

Q:	What is the vote required to approve each proposal at the Grasshopper special meeting?

A:

Standard: Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Grasshopper common stock entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Grasshopper common stock in person or by proxy at the Grasshopper special meeting and entitled to vote thereon.

Effect of abstentions and broker non-votes: For purposes of the Grasshopper special meeting, an abstention occurs when a stockholder attends the Grasshopper special meeting, either in person or represented by proxy, but abstains from voting. With respect to the merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

Q:	Are there any voting agreements with existing Grasshopper stockholders?

A:

Yes. Certain stockholders of Grasshopper have separately entered into the voting agreements pursuant to which they have agreed to, among other things: (1) appear at the Grasshopper special meeting or otherwise cause their shares of Grasshopper common stock to be counted as present at such meeting for purposes of calculating a quorum; and (2) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of their shares of Grasshopper common stock: (A) in favor of the approval of the merger proposal, and any actions required in furtherance thereof; and (B) against (x) any acquisition proposal, (y) any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Grasshopper under the merger agreement, and (z) any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the Grasshopper stockholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the voting agreements or the performance by Grasshopper of its obligations under the merger agreement. For additional information on the voting agreements, see the section entitled “The Merger Agreement—Voting Agreements.”

Q:	Why is my proxy important?

A:

If you do not attend the Grasshopper special meeting in person or by proxy, it will be more difficult for Grasshopper to obtain the necessary quorum to hold the Grasshopper special meeting. The Grasshopper board of directors approved the merger agreement and recommends that the stockholders of Grasshopper vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Mergers—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors” for a more detailed discussion of the factors considered by the Grasshopper board of directors in reaching its decision to approve the merger agreement.

Q:	How many votes do I have?

A:	Each holder of shares of Grasshopper voting common stock outstanding on the Grasshopper record date will be entitled to one vote for each share held of record.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope (or vote by telephone or on the internet) as soon as possible so that your shares will be represented at Grasshopper special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.

Q:	How do I vote?

A:

If you hold your shares of Grasshopper voting common stock in your name as a stockholder of record, to submit a proxy, you, as a Grasshopper voting common stockholder, as applicable, may vote using one of the following methods:

•	through the internet by vising the website specified on your proxy card and following the instructions, using the control number provided on your proxy card;

•	by telephone by calling the toll free number specified on your proxy card and following the recorded instructions, using the control number provided on your proxy card;

•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States; or

•	casting your vote in person at the Grasshopper special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Grasshopper, as applicable, or by voting through participation at the Grasshopper special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	If my shares of Grasshopper voting common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You may not vote shares held in “street name” by returning a proxy card directly to Grasshopper or by voting through participation at the Grasshopper special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Under the New York Stock Exchange, or the NYSE, rules, banks, brokers and other nominees who hold shares of Grasshopper common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. Grasshopper expects that all proposals to be voted on at the Grasshopper special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Grasshopper voting common stock in “street name,” such entity will vote your shares of Grasshopper voting common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

If you are a Grasshopper stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the merger proposal or the adjournment proposal, which broker non-votes will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal.

Q:	What will happen if I return my proxy without indicating how to vote?

A:

If any proxy card is returned without indication as to how to vote on a proposal, the shares of Grasshopper voting common stock represented by the proxy card will be voted as recommended by the Grasshopper board of directors.

Q:	May I change or revoke my vote after I have delivered my proxy?

A:

Yes. If you hold shares of Grasshopper voting common stock in your name as a Grasshopper voting common stockholder of record, you may change your vote or revoke any proxy at any time before the Grasshopper special meeting is called to order by:

•	completing, signing, dating and returning a proxy with a later date than your original proxy,

•	delivering a written revocation letter to Grasshopper’s corporate secretary,

•

submitting a vote by telephone or by logging onto the Internet website specified on your proxy in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy (in either case before the telephone or Internet voting deadline), or

•

attending the Grasshopper special meeting in person, notifying Grasshopper’s corporate secretary that you are revoking your proxy and voting by ballot at the Grasshopper special meeting. If you choose to send a completed proxy bearing a later date than your original proxy, the new proxy must be received before the beginning of the Grasshopper special meeting.

If your shares of Grasshopper voting common stock are held in “street name” through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

Q:	Are Grasshopper stockholders entitled to appraisal rights?

A:

If the merger is completed, holders of record and beneficial owners of Grasshopper common stock who (1) do not vote in favor of the merger proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Grasshopper common stock through the effective time; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement/prospectus; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the merger in accordance with Section 262 of the DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement/prospectus entitled “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	What are the material U.S. federal income tax consequences of the merger to Grasshopper stockholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. It is a condition to the obligations of Grasshopper and Enova to complete the merger that they each receive an opinion from Covington & Burling LLP, which we refer to as Covington & Burling, to that effect. Neither Enova nor Grasshopper currently intends to waive this condition to the consummation of the merger. In the event that Enova and Grasshopper waive the condition to receive such tax opinion and the tax consequences of the merger materially change, Grasshopper and Enova will recirculate appropriate soliciting materials and seek new approval of the merger from Grasshopper stockholders. Subject to the limitations and qualifications set forth herein and in the form of the opinion of Covington & Burling, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is part, if the merger qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Grasshopper common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Enova common stock and cash received by such holder pursuant to the merger exceeds such holder’s tax basis in its shares of Grasshopper common stock surrendered, and (2) the amount of cash received by such holder pursuant to the merger (excluding any cash received in lieu of a fractional share of Enova common stock).

Gain or loss that Grasshopper stockholders recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if such holders’ holding periods of their Grasshopper common stock exceed one year as of the effective date of the merger.

For more detailed information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all Grasshopper stockholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	If I am a Grasshopper stockholder, should I send in my Grasshopper stock certificate(s) now?

A:

No. Please do not send your Grasshopper common stock certificates now. If you are a stockholder of record, you will receive instructions for returning such certificates to the exchange agent in connection with the merger. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I have my shares of Grasshopper common stock in book-entry form?

A:

If the merger is consummated, you are not required to take any special additional action to receive the merger consideration if your shares of Grasshopper common stock are held in book-entry form. After the completion of the merger, shares of Grasshopper common stock held in book-entry form will be exchanged automatically for the merger consideration, including the cash consideration and shares of Enova common stock in book-entry form, and any cash to be paid in exchange for fractional shares in the merger.

Q:	Whom may I contact if I cannot locate my Grasshopper stock certificate(s)?

A:	If you are unable to locate your original Grasshopper stock certificate(s), you should contact Computershare Trust Company, N.A., Grasshopper’s transfer agent, at (201) 386-3534.

Q:	What should I do if I receive more than one set of voting materials?

A:

Grasshopper stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Grasshopper common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Grasshopper common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Grasshopper voting common stock that you own.

Q:	What happens if I sell my shares of Grasshopper common stock after the Grasshopper record date but before the Grasshopper special meeting?

A:

The Grasshopper record date is earlier than the date of the Grasshopper special meeting and the date that the merger is expected to be completed. If you transfer your shares of Grasshopper common stock after the Grasshopper record date but before the date of the Grasshopper special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any merger consideration for the transferred shares of Grasshopper common stock. You will only be entitled to receive the per share merger consideration in respect of shares of Grasshopper common stock that you hold at the effective time.

Q:	Are there risks involved in undertaking the mergers?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 20.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Grasshopper stockholders will not receive the merger consideration. Instead, each of Grasshopper and Enova will remain an independent company and shares of Enova common stock will continue to be listed and traded on the NYSE.

Q:	Whom should I contact if I have questions?

A:

If you need assistance in completing your proxy, have questions regarding the Grasshopper special meeting, or would like additional copies of this proxy statement/prospectus, please contact Grasshopper’s corporate secretary, Michael Lenahan, by calling (917) 830-2100, or via email at mike.lenahan@grasshopper.bank.

Q:	Where can I find more information about Enova and Grasshopper?

A:	You can find more information about Enova and Grasshopper from the various sources described under the section entitled “Where You Can Find More Information.”

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you in determining how to vote. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference in this proxy statement/prospectus, and its annexes. For a description of, and instructions as to how to obtain, this information, please see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies (page 36)

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

Enova is a leading technology and analytics company focused on providing online financial services. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans or provide financing, allowing Enova to offer consumers and small businesses credit or financing when and how they want it. Enova’s customers include the large and growing number of consumers and small businesses that have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. Enova was an early entrant into online lending, launching its online business in 2004, and through September 30, 2025, Enova has completed approximately 68.2 million customer transactions and collected more than 85 terabytes of currently accessible customer behavior data since launch, allowing Enova to better analyze and underwrite its specific customer base. Enova has significantly diversified its business over the past several years, having expanded the markets it serves and the financing products it offers. These financing products include installment loans and line of credit accounts. Enova common stock is traded on the NYSE under the symbol “ENVA.”

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

(917) 830-2100

Grasshopper is the parent bank holding company for Grasshopper Bank. With total assets of approximately $1.4 billion as of September 30, 2025, Grasshopper Bank is a client-first, full service digital bank. Grasshopper Bank replaces the traditional one-size-fits-all approach to banking with a suite of products and services tailored to specific industries and a passionate team of experts with deep expertise in their fields. Grasshopper Bank’s banking solutions cover small businesses, startups, venture capital and private equity firms, fintech-focused Banking-as-a-Service, or BaaS, and commercial application programming interface, or API, banking platforms, small business administration, or SBA, lending, commercial real estate lending, yacht lending, and white-labeled consumer banking. Grasshopper Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. Grasshopper does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

The Mergers (page 37)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the mergers are subject to, and qualified in their entirety by reference to, the merger agreement.

The Enova board of directors and the Grasshopper board of directors each approved the merger agreement, and the transactions contemplated thereby. The merger agreement provides that, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation in the merger, and (2) immediately following the merger, Interim Bank will merge with and into Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank in the bank merger, each as more fully described in this proxy statement/prospectus.

If the merger is completed, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive the per share merger consideration of (1) stock consideration consisting of the exchange ratio of approximately 0.038185 of a share of Enova common stock, with cash paid in lieu of fractional shares and (2) cash consideration consisting of $4.845. The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the merger consideration to Grasshopper stockholders remains no higher than approximately $350 million in the aggregate, excluding cash paid for Grasshopper options and Grasshopper warrants.

Enova will not issue any fractional shares of Enova common stock in the merger. Instead, a Grasshopper stockholder who would otherwise be entitled to receive a fraction of a share of Enova common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (1) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Enova common stock that such holder would otherwise be entitled to receive by (2) the average of the daily closing prices for the shares of Enova common stock for the 10 consecutive full trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal) ending at the close of trading on the fifth business day prior to the closing date, which we refer to as the average closing price.

Grasshopper voting common stockholders are being asked to adopt the merger agreement. Please see the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the mergers and the provisions for terminating or amending the merger agreement.

Treatment of Grasshopper Stock Options (page 76)

At the effective time, each Grasshopper stock option that is outstanding and unexercised immediately prior to the effective time will be fully vested then cancelled and converted into the right to receive from Enova a cash payment (less any required tax withholding) equal to the product, rounded up to the nearest cent, of (1) the number of shares of Grasshopper common stock subject to such Grasshopper stock option immediately prior to the effective time, multiplied by (2) the difference, if positive, between the per share cash amount and the exercise price of the Grasshopper stock option. Any Grasshopper stock option with an exercise price that equals or exceeds the per share cash amount will be canceled with no consideration being paid to the optionholder.

Treatment of Grasshopper Warrants (page 76)

Prior to the effective time, Grasshopper will use reasonable best efforts to cause any outstanding and unexercised Grasshopper warrant, whether vested or unvested, as of immediately prior to the effective time be canceled and the holder thereof will have no further rights with respect to such Grasshopper warrant, unless the holder of such Grasshopper warrant executes prior to the effective time a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (which will include a full release of any rights each holder has with respect to a Grasshopper warrant, other than the cash payment described below), in which case such Grasshopper warrant subject to an executed warrant cancelation agreement will instead be canceled at the effective time without any consideration other than the right to receive from Enova at the effective time a cash payment (less any required withholding) payable to such holder of such Grasshopper warrants of a pro rata amount of the aggregate amount payable by Enova with respect to all the Grasshopper warrants of $2,500,000.

Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors (page 47)

The Grasshopper board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that Grasshopper stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Mergers—Grasshopper’s Reasons for the Merger and Recommendation of the Grasshopper Board of Directors” for a more detailed discussion of the factors considered by the Grasshopper board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of Grasshopper’s Financial Advisor (page 50)

In connection with the merger, Grasshopper’s financial advisor, Piper Sandler & Co., which we refer to as Piper Sandler, delivered a written opinion, dated December 10, 2025, to the Grasshopper board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Grasshopper common stock of the per share merger consideration in the proposed merger. The full text of Piper Sandler’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex C to this proxy statement/prospectus.

Enova’s Reasons for the Mergers (page 62)

The Enova board of directors has unanimously approved the merger agreement and the transactions contemplated thereby. Please see the section entitled “The Mergers—Enova’s Reasons for the Mergers” for a more detailed discussion of the factors considered by the Enova board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Grasshopper Special Meeting (page 29)

Grasshopper will hold the Grasshopper special meeting virtually at meetnow.global/MFXXDP7, commencing at 1:00 pm, Eastern Time, on February 2, 2026. On or about [ ], 2026, Grasshopper commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Grasshopper special meeting.

Grasshopper has fixed the close of business on December 26, 2025 as the Grasshopper record date for the Grasshopper special meeting. Only Grasshopper voting common stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Grasshopper special meeting or any adjournment or postponement of the Grasshopper special meeting. As of the close of business on the Grasshopper record date, there were 28,127,639 shares of Grasshopper common stock outstanding and entitled to notice of, and to vote at, the Grasshopper special meeting, held by approximately 250 stockholders of record. Each holder of shares of Grasshopper voting common stock outstanding on the Grasshopper record date will be entitled to one vote for each share held of record.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Grasshopper common stock entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Grasshopper common stock in person or by proxy at the Grasshopper special meeting and entitled to vote thereon.

With respect to the merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal.

With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

Interests of Grasshopper’s Directors and Executive Officers in the Mergers (page 64)

In considering the recommendation of the Grasshopper board of directors that Grasshopper stockholders vote “FOR” the merger proposal, Grasshopper stockholders should be aware that Grasshopper directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Grasshopper stockholders generally. The Grasshopper board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers), and to recommend that Grasshopper stockholders to vote “FOR” the merger proposal. These interests are described in more detail in the section entitled “Interests of Grasshopper’s Directors and Executive Officers in the Mergers.”

Governance of Enova and Grasshopper Bank After the Completion of the Mergers (page 64)

The directors and officers of Enova immediately prior to the effective time will serve as the directors and officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation. Information about the current members of the Enova board of directors can be found in the documents listed under the section entitled “Where You Can Find More Information.”

Following the bank merger, Michael Butler will serve as President of Grasshopper Bank, reporting to Steven Cunningham, who will be appointed Chief Executive Officer of Grasshopper Bank. Mr. Cunningham will assume the role of Chief Executive Officer of Enova effective January 1, 2026, as previously announced.

Regulatory Approvals Required for the Mergers (page 68)

The completion of the mergers and related transactions contemplated by the merger agreement is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approval from the Federal Reserve Bank of Chicago, which we refer to as the Chicago Reserve Bank, and/or the Board of Governors of the Federal Reserve, which we refer to as the Federal Reserve, and the Office of the Comptroller of the Currency, which we refer to as the OCC.

Subject to the terms of the merger agreement, both Enova and Grasshopper have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all third parties and regulatory authorities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers.

Although neither Enova nor Grasshopper knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Enova and Grasshopper cannot be certain of when or if such approvals will be obtained.

Accounting Treatment (page 69)

The merger will be accounted for by Enova as a business combination under the acquisition method in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed of Grasshopper will be recorded at their estimated fair values as of the acquisition date, and any excess of the purchase consideration over the fair value of net assets acquired will be recognized as goodwill. The financial results of Grasshopper will be included in Enova’s consolidated financial statements beginning on the acquisition date. Prior periods will not be retrospectively adjusted to include Grasshopper.

Public Trading Market (page 69)

Enova common stock trades on the NYSE under the symbol “ENVA.” Grasshopper common stock is not listed on a public exchange. The Enova common stock issuable in the merger will be listed on the NYSE.

Appraisal Rights (page 69)

If the merger is completed, holders of record and beneficial owners of Grasshopper common stock who (1) do not vote in favor of the merger proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Grasshopper common stock through the effective time; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement/prospectus; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the merger in accordance with Section 262 of the DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement/prospectus entitled “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Agreement Not to Solicit Other Offers (page 88)

Grasshopper has agreed not to, has agreed to cause its subsidiaries not to, and has agreed not to authorize or permit any of its subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•

in connection with any potential acquisition proposal, disclose or furnish any information or data to any person or afford any person other than Enova or its representatives access to its properties or books and records, except pursuant to a request for information from any regulatory authority; or

•	enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Grasshopper or publicly announced to Grasshopper stockholders and whether binding or non-binding and whether written or oral) by any person (other than Enova or its subsidiaries) for any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving: (1) any acquisition or purchase, direct or indirect, by any person (other than Enova or its subsidiaries) of any equity interest in or any voting securities of Grasshopper or Grasshopper Bank; or (2) any sale, lease, exchange, transfer, license, acquisition or disposition of all or a substantial portion of the assets or business of Grasshopper or Grasshopper Bank.

Stockholder Meeting and Recommendation of Grasshopper Boards of Directors (page 89)

Grasshopper has agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this proxy statement/prospectus is declared effective for the purpose of obtaining the Grasshopper stockholder approval.

The Grasshopper board of directors has agreed to recommend to the Grasshopper stockholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the Grasshopper stockholder approval. The Grasshopper board of directors and each committee thereof may not withhold, withdraw, qualify or modify, or propose publicly to do the same, in a manner adverse to Enova, such recommendation or take any action, or make any public statement, filing or release inconsistent with such recommendation.

Conditions to Consummation of the Merger (page 89)

The respective obligation of each party to consummate the merger and the other transactions contemplated thereby is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by Grasshopper stockholders;

•	the receipt of all requisite regulatory approvals;

•

the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and there being no stop orders suspending the effectiveness of the registration statement, and there being no action, suit, proceeding or investigation initiated by the SEC and continuing to suspend the effectiveness of the registration statement;

•	the authorization of the listing on the NYSE of the Enova common stock to be issued pursuant to the merger, subject to official notice of issuance;

•

the receipt by Enova and Grasshopper of a written opinion of Covington & Burling, in form and substance reasonably satisfactory to Enova and Grasshopper, as applicable, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;

•

the performance by the other party in all material respects of all obligations, covenants and agreements of such party required to be performed by it under the merger agreement at or prior to the effective time;

•

the absence of a material adverse effect on the other party since the date of the merger agreement, along with the absence of any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the other party; and

•

the receipt of (1) a certificate from the other party to the effect that certain of the conditions described above have been satisfied, (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request, and (3) in the case of Enova, a certificate, notice and written authorization satisfying certain tax regulations.

Enova’s obligation to consummate the merger and the other transactions contemplated thereby is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the receipt of evidence that certain contracts of Grasshopper, including certain stockholder rights agreements, have been terminated;

•	that holders of not more than 2% of the outstanding shares of Grasshopper common stock have properly demanded appraisal rights for such shares pursuant to the DGCL;

•

as reflected in Grasshopper’s closing financial statements, (i) Grasshopper Bank being “well capitalized” as defined under applicable law, (ii) the Grasshopper tier 1 leverage ratio being no less than 8%, and (iii) Grasshopper Bank not having received any notification from the OCC or Federal Deposit Insurance Corporation, which we refer to as FDIC, to the effect that the capital of Grasshopper Bank is insufficient to permit Grasshopper Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition;

•	that no requisite regulatory approval contains, will result in, or would be reasonably expected to result in the imposition of a burdensome condition;

•

the receipt of warrant cancelation agreements from each of (1) the holders of Grasshopper warrants representing at least 65% of the aggregate number of shares of Grasshopper common stock underlying all Grasshopper warrants; and (2) the holders of certain other specified Grasshopper warrants; and

•	that consents pertaining to certain contracts of Grasshopper have been obtained and are in full force and effect.

Termination of the Merger Agreement (page 90)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by the Grasshopper stockholders) by mutual written agreement, or by either party in the following circumstances:

•

if any regulatory authority (1) denies a requisite regulatory approval and such denial is final, or has advised either party in writing or both parties orally that it will not grant (or intends to rescind or revoke if previously approved) a requisite regulatory approval, or (2) requests that Enova, Grasshopper, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval; provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement in any material respect has been the principal cause of, or resulted in, such denial, lack of grant or request, which we refer to as a regulatory termination;

•	if the Grasshopper stockholders fail to approve the merger proposal (taking into account any adjournment or postponement of the Grasshopper special meeting as required by the merger agreement);

•

if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement has become final and non-appealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and remove such law or order prior to such law or order becoming final and non-appealable, which we refer to as a legal impediment termination;

•

if the merger is not consummated by December 4, 2026 (or March 4, 2026, if Enova and Grasshopper agree and Enova pays to Grasshopper a fee of $5,000,000), which we refer to as the termination date, provided that (1) the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement and (2) neither party may terminate the merger agreement during the determination of the final Grasshopper tier 1 leverage ratio pursuant to the terms of the merger agreement (including any period during which Grasshopper is taking action to increase Grasshopper tier 1 leverage ratio in accordance with the terms of the merger agreement); or

•

if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the merger agreement on the part of Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true and correct), would constitute, if occurring or continuing on the closing date, the failure of a Enova or Grasshopper condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date), which we refer to as a breach termination.

In addition, Enova may terminate the merger agreement if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition, which we refer to as a burdensome condition termination.

Termination Fee (page 91)

Enova will pay Grasshopper a $5,000,000 termination fee if Enova effects a regulatory termination, legal impediment termination or a burdensome condition termination prior to the 12-month anniversary of the date of the merger agreement.

If Enova fails to pay any fee payable when due, then Enova must pay to Grasshopper its costs and expenses incurred (including reasonable attorneys’ fees and expenses) in connection with collecting such fee, together with interest on the amount of such fee at the “prime rate” (as announced by The Wall Street Journal) from the date such payment was due under the merger agreement until the date of payment.

Voting Agreements (page 92)

Certain stockholders of Grasshopper have separately entered into the voting agreements pursuant to which they have agreed to, among other things: (1) appear at the Grasshopper special meeting or otherwise cause their shares of Grasshopper common stock to be counted as present at such meeting for purposes of calculating a quorum; and (2) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of their shares of Grasshopper common stock: (A) in favor of the approval of the merger proposal, and any actions required in furtherance thereof; and (B) against (x) any acquisition proposal, (y) any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Grasshopper under the merger agreement, and (z) any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the Grasshopper stockholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the voting agreements or the performance by Grasshopper of its obligations under the merger agreement. For additional information on the voting agreements, see the section entitled “The Merger Agreement—Voting Agreements.”

Material U.S. Federal Income Tax Consequences of the Merger (page 94)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Grasshopper and Enova to complete the merger that they each receive an opinion from Covington & Burling to that effect. Neither Enova nor Grasshopper currently intends to waive this condition to the consummation of the merger. In the event that Enova and Grasshopper waive the condition to receive such tax opinion and the tax consequences of the merger materially change, Grasshopper and Enova will recirculate appropriate soliciting materials and seek new approval of the merger from Grasshopper stockholders.

Subject to the limitations and qualifications set forth herein and in the form of the opinion of Covington & Burling, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is part, if the merger qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Grasshopper common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Enova common stock and cash received by such holder pursuant to the merger exceeds such holder’s tax basis in its shares of Grasshopper common stock surrendered, and (2) the amount of cash received by such holder pursuant to the merger (excluding any cash received in lieu of a fractional share of Enova common stock).

Gain or loss that Grasshopper stockholders recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if such holders’ holding periods of their Grasshopper common stock exceed one year as of the effective date of the merger.

For more detailed information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all Grasshopper stockholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Stockholders’ Rights (page 98)

Upon completion of the merger, the rights of former Grasshopper stockholders will be governed by Enova’s restated certificate of incorporation, which we refer to as the Enova charter, and the amended and restated bylaws of Enova, which we refer to as the Enova bylaws. Although Enova and Grasshopper are both organized under Delaware law, the rights associated with Grasshopper common stock are different in certain respects from the rights associated with Enova common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Enova common stock.

Risk Factors (page 20)

Before voting at the Grasshopper special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Enova’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2024, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

MARKET PRICE AND DIVIDENDS

Enova

Enova common stock trades on the NYSE under the symbol “ENVA.” As of December 26, 2025, there were approximately 219 registered Enova stockholders.

The following table sets forth the closing sale prices per share of Enova common stock on December 10, 2025, the last trading day before the public announcement of the signing of the merger agreement, and on December 26, 2025, the latest practicable trading day before the printing date of this proxy statement/prospectus. The table also shows the implied value of per share merger consideration Grasshopper on December 10, 2025 and on December 26, 2025, the latest practicable trading day before the printing date of this proxy statement/prospectus, determined by multiplying the closing price of the Enova common stock on such dates by the exchange ratio of approximately 0.038185, and adding $4.845.

	Enova Common Stock	Implied Value of Per Share Merger Consideration
December 10, 2025	$141.40	$10.24
December 26, 2025	$164.84	$11.14

Grasshopper

There is no established public trading market for Grasshopper common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system.

In addition, because there have been no recent private sales of Grasshopper common stock of which Enova or Grasshopper are aware, no recent price data regarding Grasshopper common stock is available.

As of December 26, 2025, there were approximately 250 registered Grasshopper stockholders.

Grasshopper has never declared or paid cash dividends on its capital stock. Grasshopper currently does not have a formal dividend policy, and historically it has retained all available earnings for use in the operation and expansion of its business.

Following the completion of the mergers, the dividend policy with respect to the combined company will be determined by the combined company’s board of directors based on, among other factors, the combined company’s financial condition, results of operations, capital requirements, business prospects, and applicable legal and regulatory considerations. There can be no assurance as to whether dividends will be declared or paid in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not place undue reliance on these statements. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of senior management with respect to, among other things, projections as to the anticipated benefits of the proposed transaction as well as statements regarding the impact of the proposed transaction on Enova’s, Grasshopper’s and the combined company’s business, financial condition, operations and prospects, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction. When used in this proxy statement/prospectus, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecast,” “project” and similar expressions or variations as they relate to Enova, Grasshopper, the combined company or their respective management are intended to identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties that are beyond the ability of Enova or Grasshopper to control and, in some cases, predict. Accordingly, there are or will be important factors that could cause the actual results to differ materially from those indicated in these statements. Key factors that could cause the actual financial results, performance or condition to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following:

•

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, including the payment of any termination fee due thereunder;

•	the outcome of any legal proceedings that may be instituted against Enova or Grasshopper;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) or stockholder approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all;

•

the ability of Enova to successfully incorporate Grasshopper’s insured bank functionality into Enova’s business and to satisfy newly applicable regulatory requirements associated with owning an insured bank;

•

the possibility that the anticipated benefits and synergies of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Enova and Grasshopper do business;

•	the possibility that the proposed transaction may be more expensive to complete than anticipated;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;

•	changes in Enova’s share price before the closing of the proposed transaction;

•	risks relating to the potential dilutive effect of shares of Enova common stock to be issued in the proposed transaction; and

•	other factors that may affect future results of Enova, Grasshopper and the combined company.

The foregoing list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that could impact Enova’s or the combined company’s business and cause actual results to differ materially from those expressed in any of our forward-looking statements. Additional information regarding these and other factors may be contained in Enova’s filings with the SEC. Readers of this proxy statement/prospectus are encouraged to review Enova’s filings with the SEC, including the risks described under “Risk Factors” contained in Enova’s Form 10-K and any updates to those risk factors contained in subsequent Forms 10-Q, to obtain more detail about Enova’s risks and uncertainties. The forward-looking statements in this proxy statement/prospectus are made as of the date of this proxy statement/prospectus, and Enova and Grasshopper disclaim any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus. All forward-looking statements in this proxy statement/prospectus are expressly qualified in their entirety by the foregoing cautionary statements.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Enova’s Annual Report on Form 10-K for the year ended December 31, 2024, and any updates to those risk factors set forth in Enova’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, Grasshopper’s stockholders should carefully consider the following factors in deciding whether to vote for the Grasshopper proposals. Please also see the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the exchange ratio is fixed and the market price of Enova common stock will fluctuate, the value of stock consideration to be received by certain Grasshopper stockholders pursuant to the merger agreement may change.

If the merger is completed, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive the per share merger consideration of (1) stock consideration consisting of the exchange ratio of approximately 0.038185 of a share of Enova common stock, with cash paid in lieu of fractional shares and (2) cash consideration consisting of $4.845. The closing price of Enova common stock on the date that the merger is completed may vary from the closing price of Enova common stock on the date Enova and Grasshopper announced the signing of the merger agreement, the date that this document is being mailed to Grasshopper stockholders, the date of the Grasshopper special meeting and the date the merger is completed. Because stock consideration is determined by a fixed exchange ratio, at the time of the Grasshopper special meeting Grasshopper stockholders will not know or be able to calculate the value of the Enova common stock to be issued as stock consideration upon completion of the merger. Any change in the market price of Enova common stock prior to completion of the merger may affect the value of the stock consideration that Grasshopper stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the companies’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Enova and Grasshopper. Grasshopper stockholders should obtain current market quotations for shares of Enova common stock before voting their shares at the Grasshopper special meeting.

There will be no adjustment to the merger consideration based upon changes in the market price of Enova common stock prior to the time the merger is completed. In addition, the merger agreement cannot be terminated due to a change in the price of Enova common stock.

The per share merger consideration received by Grasshopper stockholders may decrease if the number of outstanding shares of Grasshopper common stock increases prior to the effective time.

The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the merger consideration to Grasshopper stockholders, which is the total consideration for all outstanding shares of Grasshopper common stock, remains no higher than approximately $350 million in the aggregate, excluding cash paid for Grasshopper options and Grasshopper warrants. Therefore, if the number of issued and outstanding shares of Grasshopper common stock (excluding treasury shares and excluding any shares of Grasshopper common stock issued upon the exercise of any Grasshopper stock option or Grasshopper warrant that was issued and outstanding as of the date of the merger agreement) increases between the date of the merger agreement and the effective time, then the per share merger consideration received by Grasshopper stockholders will decrease as provided in the merger agreement. See the section entitled “The Merger Agreement—Structure of the Mergers.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated, cannot be met, or that could have an adverse effect on the combined company following the consummation of the mergers.

Before the mergers and the other transactions contemplated by the merger agreement may be completed, various approvals, consents and/or non-objections must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political or regulatory environment generally. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the mergers and the other transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the mergers and the other transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the mergers or otherwise reduce the anticipated benefits of the mergers if the mergers were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the mergers. The completion of the mergers and the other transactions contemplated by the merger agreement are conditioned on the receipt of the requisite regulatory approvals without the imposition of any burdensome condition and the expiration of all statutory waiting periods. Additionally, the completion of the mergers and the other transactions contemplated by the merger agreement are conditioned on the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers).

In order to obtain the requisite regulatory approvals, Enova may need to develop business and financial plans appropriate for a bank holding company and enhance its governance, compliance, controls and management infrastructure and capabilities to be compliant with all applicable regulations and supervisory expectations to the satisfaction of the Federal Reserve and other banking regulators before the consummation of the mergers, which may require substantial time, monetary and human resource commitments. If Enova is not successful in developing appropriate business and financial plans or enhancing, as needed, its governance, compliance, controls and management infrastructure and capabilities, Enova’s ability to close the mergers and obtain a bank charter and/or bank functionality through other avenues may be jeopardized.

If the consummation of the mergers is delayed, including by a delay in receipt of necessary regulatory approvals, a denial of a regulatory application, or the imposition of a burdensome condition, the ongoing business and financial results of each company may also be adversely affected. Please see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Failure to complete the merger could negatively affect the share prices, future business and financial results of Enova and Grasshopper.

The completion of the merger is subject to a number of customary conditions which must be fulfilled in order to complete the merger. Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.” These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not consummated by the termination date, either Enova or Grasshopper may choose to terminate the merger at any time after the termination date, provided that (1) the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement and (2) neither party may terminate the merger agreement during the determination of the final Grasshopper tier 1 leverage ratio pursuant to the terms of the merger agreement (including any period during which Grasshopper is taking action to increase Grasshopper tier 1 leverage ratio in accordance with the terms of the merger agreement). Please see the section entitled “The Merger Agreement—Termination Fee.”

If the merger is not consummated, the ongoing business and financial results of each company may be adversely affected. If the merger is not consummated due to failure to obtain the necessary regulatory approvals, and Enova is unable to find an alternative pathway to obtaining a bank charter and/or bank functionality, then Enova’s ability to offer a broader range of products and services, and Enova’s stock price, may be adversely affected. Each company will also be subject to several risks, including significant declines in Enova’s market price to the extent that the current market price reflects an assumption by the market that the merger will be completed and litigation related to any failure to complete the merger. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be adversely affected.

In addition, each company has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the companies would have to recognize these expenses without realizing the expected benefits of the merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each company’s ongoing business during the pendency of the merger, could have an adverse effect on each company’s business, financial condition and results of operations.

Additionally, Enova’s or Grasshopper’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of Enova common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a company’s board of directors seeks another merger or business combination, such company’s stockholders cannot be certain that such company will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Some of the conditions to the merger may be waived by Grasshopper or Enova without resoliciting Grasshopper stockholder approval of the merger agreement.

Some of the conditions to the merger set forth in the merger agreement may be waived by Grasshopper or Enova, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.” If any such conditions are waived, Grasshopper and Enova will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Grasshopper board of directors determines that resolicitation of stockholders is not warranted, Grasshopper and Enova will have the discretion to complete the merger without seeking further Grasshopper stockholder approval.

Enova and Grasshopper will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on counterparties to contracts, employees, customers, suppliers, vendors and other parties may have an adverse effect on the business, financial condition and results of operations of Grasshopper and Enova. These uncertainties may impair Enova’s or Grasshopper’s ability to attract, retain and motivate key personnel and customers pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause contract counterparties, customers, suppliers, vendors and others who deal with Grasshopper and/or Enova to seek to change existing business relationships with Grasshopper and/or Enova or fail to extend an existing relationship with Grasshopper and/or Enova. In addition, competitors may target each party’s existing employees and customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

The pursuit of the mergers and the preparation for the integration of the two companies may place a significant burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have an adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions could have an adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Grasshopper and Enova.

Grasshopper’s directors and executive officers have interests in the mergers that may be different from the interests of other Grasshopper stockholders.

Grasshopper’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Grasshopper stockholders generally. The Grasshopper board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to Grasshopper stockholders that they vote to adopt the merger proposal. These interests are described in more detail under the section entitled “The Mergers—Interests of Grasshopper’s Directors and Executive Officers in the Mergers.”

Shares of Enova common stock to be received by Grasshopper stockholders as a result of the merger will have rights different from the shares of Grasshopper common stock.

The rights of Grasshopper stockholders are currently governed by the Grasshopper charter, and the bylaws of Grasshopper, which we refer to as the Grasshopper bylaws. Upon completion of the merger, the rights of former Grasshopper stockholders will be governed by the Enova charter and the Enova bylaws. Although Enova and Grasshopper are both organized under Delaware law, the rights associated with Grasshopper common stock are different in certain respects from the rights associated with Enova common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Enova common stock.

The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Grasshopper that might result in greater value to Grasshopper stockholders.

The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Grasshopper that might result in greater value to Grasshopper stockholders than the merger. These provisions include a general prohibition on Grasshopper from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” Grasshopper also has an unqualified obligation to submit its merger-related proposals to a vote by Grasshopper stockholders. For further information, please see the section entitled “The Merger Agreement— Stockholder Meeting and Recommendation of Grasshopper Board of Directors.”

In connection with entering into the merger agreement, each member of the Grasshopper board of directors and all executive officers of Grasshopper, in their capacities as Grasshopper stockholders, along with certain other Grasshopper stockholders, have entered into the voting agreements. The voting agreements require, among other things, that the stockholder party thereto vote all of his or her shares of Grasshopper common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of his or her shares of Grasshopper common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of Enova and Grasshopper to complete the merger is conditioned upon the receipt of a tax opinion to that effect from Covington & Burling. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the United States Internal Revenue Service, which we refer to as the IRS, or the courts. The tax opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflect customary assumptions and were prepared based on representations from Enova and Grasshopper, as well as certain covenants, undertakings, and statements of intention by the parties (which the tax opinion has assumed will be realized at the effective time of the merger). If any of these assumptions and representations is incorrect, incomplete or inaccurate, or is violated or not fulfilled, the validity of the tax opinion described above may be affected and the tax consequences of the merger could materially differ from those described herein. For example, if the IRS or a court determines that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Grasshopper stockholder may be required to recognize any gain or loss equal to the difference between (1) the fair market value of Enova common stock and the amount of cash received by the Grasshopper stockholder in the merger and (2) the Grasshopper stockholder’s adjusted tax basis in the shares of Grasshopper common stock exchanged therefor. Enova and Grasshopper have not sought, and do not intend to seek, any ruling from the IRS regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” For further information on the material U.S. federal income tax consequences of the merger, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinion of Piper Sandler delivered to the board of directors of Grasshopper prior to the signing of the merger agreement will not reflect changes in circumstances after the dates of the opinion.

The Grasshopper board of directors received an opinion from Piper Sandler dated December 10, 2025, which is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “The Mergers—Opinion of Grasshopper’s Financial Advisor.” Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Grasshopper or Enova, general market and economic conditions and other factors that may be beyond the control of Grasshopper or Enova may significantly alter the value of Grasshopper or Enova or the prices of the shares Enova common stock by the time the merger is completed. The opinion does not speak as of the effective time or as of any other date other than the date of the opinion. For a description of the other factors considered by the Grasshopper board of directors in determining to approve the merger, see “The Mergers—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors.”

Grasshopper stockholders are expected to have appraisal rights in the merger.

If the merger agreement is adopted by Grasshopper stockholders, Grasshopper stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. Neither Grasshopper nor Enova can predict the number of Grasshopper common stockholders who will seek appraisal of their shares. The merger agreement provides that the obligation of Enova to consummate the mergers and the other transactions contemplated in the merger agreement are subject to the condition that, at or prior to the effective time, holders of not more than 2% of the outstanding shares of Grasshopper common stock have properly demanded appraisal rights for such shares pursuant to the DGCL. For more information, see “The Mergers—Dissenters’ Rights in the Merger” and “The Merger Agreement—Conditions to Consummation of the Merger.”

Litigation relating to the merger could result in significant costs, management distraction, and/or a delay of or injunction against the merger.

While Grasshopper and Enova believe that any claims that may be asserted by purported stockholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from being completed in a timely manner or at all. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Grasshopper stockholders. Moreover, any litigation could be time consuming and expensive and divert Grasshopper and Enova management’s attention away from their regular business. Further, any lawsuit adversely resolved against Grasshopper, Enova or members of the Grasshopper or Enova boards of directors, could have an adverse effect on each party’s business, financial condition and results of operations.

If any action remains unresolved, it could prevent or delay the completion of the merger. One of the conditions to the consummation of the merger is that no court or regulatory authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement (including the mergers). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive restricting, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers), then such injunctive or other relief may delay or prevent the merger from becoming effective in a timely manner or at all.

Risks Relating to the Combined Company’s Business Following the Mergers

If consummated, the mergers will subject Enova to significant additional regulation.

Enova believes that the mergers represent a significant transformation for its business. However, if the mergers are consummated, the combined company will become subject to the Bank Holding Company Act and its restrictions and requirements, including capital requirements and restrictions on non-banking activities. The combined company will also become subject to supervision, regulation, and enforcement by the Federal Reserve, and its bank subsidiary will be subject to supervision, regulation, and enforcement by the OCC. Enova does not have prior experience complying with such additional regulation and the combined company’s efforts to comply with the same may require substantial time, monetary and human resource commitments. If any new or newly applicable regulations or interpretations of existing regulations to which the combined company is subject impose requirements that are impractical or that the combined company cannot satisfy, its ability to offer a broader range of products and services, and its stock price, may be adversely affected.

Additionally, should the mergers be consummated, certain stockholders of the combined company may need to comply with applicable federal banking regulations, including the applicable provisions of the Change in Bank Control Act and Bank Holding Company Act. Specifically, under the Change in Bank Control Act, any person seeking to acquire control of the combined company may be required to notify and receive the prior non-objection of the Federal Reserve. For these purposes, control may be presumed to exist at 10% or more of the combined company’s voting interests. Similarly, under the Bank Holding Company Act, any bank holding company must obtain prior approval of the Federal Reserve to acquire more than 5% of the combined company, and any other company seeking to acquire control of the combined company would be required to obtain prior Federal Reserve approval and register as a bank holding company. For these purposes, control would exist at 25% ownership of the combined company’s voting interests, and potentially at a lower threshold. These requirements may deter certain existing or potential stockholders from purchasing shares of Enova common stock, which may suppress demand for the stock and cause the price to decline.

These and other regulatory requirements that will be applicable to the combined company continue to evolve and may create challenges that could affect the combined company’s operations, financial performance, and stock price.

Enova believes that the mergers could potentially be transformative, which will result in significant risk related to the integration of the businesses of each company.

Enova believes that the mergers have the potential to be transformative for the combined company for several reasons, including creating a more valuable company with the ability to compete in today’s operating environment that offers a more comprehensive suite of financial solutions, including national scale lending products through a national bank charter. Please see the section entitled “The Mergers—Enova’s Reasons for the Mergers” for a more detailed discussion of the factors considered by the Enova board of directors in reaching its decision to approve the merger agreement, including the mergers and the other transactions contemplated therein.

However, integrating the businesses of Enova and Grasshopper involves significant risks. Enova and Grasshopper have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits, will depend, in part, on the successful combination of the businesses of Enova and Grasshopper. To realize these anticipated benefits, after the completion of the mergers, Enova expects to integrate Grasshopper’s business into its own. There is significant risk in the execution of the transformation and integration. For example, the combined company will become subject to extensive regulation by federal banking regulators and accordingly the combined company will need to rapidly evolve its compliance programs and ensure it has adequate processes and staffing to satisfy the applicable regulations and regulators. See the risk factor entitled “—If consummated, the mergers will subject Enova to significant additional regulation.”

Following the consummation of the mergers, the combined company intends to offer a broader suite of products and services and there is a risk that there will be interruptions in the operation and support of these products and services while the combined company completes the integration of Grasshopper’s business and personnel. It is possible that the integration process could result in the loss of key employees, the disruption of the combined company’s ongoing businesses or inconsistencies in technologies, standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could have an adverse effect on the combined company’s financial results and the value of Enova common stock. If Enova experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

These integration matters could have an adverse effect on the combined company for an undetermined period after consummation of the merger. Additionally, while this integration period is taking place, certain of the combined company’s other risks, such as its attrition risk and compliance with the bank regulatory regime, may be heightened. Given the potentially transformational nature of the mergers to Enova, combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies, particularly given the potentially transformational nature of the transaction for Enova. The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of Enova and Grasshopper. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. In addition, the anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses, including potential duplication of business or personnel within the combined company’s bank subsidiary and its other business units. See the risk factor entitled “—Enova believes that the mergers could potentially be transformational, which will result in significant risk related to the integration of the businesses of each company.”

Although Enova and Grasshopper have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the anticipated benefits that the combined company expects to achieve from the combination of the businesses following the consummation of the mergers. As a result of these expenses, both Enova and Grasshopper expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present. There can be no assurance that the anticipated benefits related to the integration of the businesses will be realized to offset these transaction and integration expenses over time.

The combined company may not be able to maintain its deposit base.

Following the consummation of the mergers, the combined company intends to rely on deposits as a principal source of funding for its lending activities. The combined company’s future growth and strategy will largely depend on its ability to maintain core deposits to provide a less costly and stable source of funding. The deposit markets are competitive, and therefore it may prove difficult to grow the combined company’s core deposit base. Changes that the combined company makes to the rates offered on its deposit products may affect its finances and liquidity. In addition, the combined company’s ability to maintain existing or obtain additional deposits may be impacted by a number of factors, some of which may be beyond the combined company’s control, including perceptions about its reputation, financial strength or branchless banking generally, which could reduce the number of consumers choosing to place deposits with the combined company.

The combined company’s ability to obtain deposit funding and offer competitive interest rates on deposits will also be dependent on capital levels of the combined company’s bank subsidiary and being considered “well-capitalized” by the banking regulators. The combined company’s regulators can adjust the requirements to be “well-capitalized” at any time and have authority to place limitations on the combined company’s deposit businesses, including the interest rate it pays on deposits. An inability to develop and maintain a strong deposit base could have an adverse impact on the combined company’s business, financial condition and results of operations.

The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of Enova common stock.

Upon the completion of the merger, Enova stockholders and Grasshopper stockholders will become stockholders of the combined company. Enova’s business fundamentally differs from that of Grasshopper, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Grasshopper and Enova. For a discussion of the businesses of Enova and Grasshopper, please see the section entitled “Information About the Companies” and, with regard to Enova, the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

Holders of Enova and Grasshopper common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Enova and Grasshopper common stock currently have the right to vote for the election of the directors and on other matters affecting Enova and Grasshopper, respectively. Upon the completion of the merger, each Grasshopper stockholder will become a stockholder of Enova with a percentage ownership of Enova common stock that is smaller than such stockholder’s percentage ownership of Grasshopper common stock. Following completion of the merger, it is currently expected that existing Enova stockholders as a group will own approximately 93.7% of the combined company’s common stock and former holders of Grasshopper common stock as a group will own approximately 6.3% of the combined company’s common stock and as a result, holders of Enova and Grasshopper common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of Enova or Grasshopper, as applicable.

THE GRASSHOPPER SPECIAL MEETING

This section contains information for Grasshopper stockholders about the Grasshopper special meeting. Grasshopper is mailing this proxy statement/prospectus to you, as a Grasshopper stockholder, on or about [ ], 202[ ]. This proxy statement/prospectus is also being delivered to Grasshopper stockholders as Enova’s prospectus for its offering of Enova common stock in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the Grasshopper special meeting and a proxy card that the Grasshopper board of directors is soliciting for use at the Grasshopper special meeting and at any adjournments or postponements of the Grasshopper special meeting. References to “you” and “your” in this section are to Grasshopper stockholders.

Date, Time and Place of the Grasshopper special meeting

Grasshopper will hold the Grasshopper special meeting virtually at meetnow.global/MFXXDP7, commencing at 1:00 pm, Eastern Time, on February 2, 2026. On or about [ ], 2026, Grasshopper commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Grasshopper special meeting.

Purpose of the Grasshopper special meeting

At the Grasshopper special meeting, Grasshopper voting common stockholders will be asked to consider and vote on the following matters:

•	The merger proposal; and

•	The adjournment proposal, if necessary or appropriate.

Recommendation of the Grasshopper Board of Directors

The Grasshopper board of directors approved the merger agreement and recommends that the stockholders of Grasshopper vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Mergers—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors” for a more detailed discussion of the factors considered by the Grasshopper board of directors in reaching its decision to approve the merger agreement. On account of his conflicting interest, Mr. Butler abstained from the Grasshopper board of directors’ vote and recommendation with respect to the merger proposal.

Completion of the mergers is conditioned upon the approval of the merger proposal, but is not conditioned upon the approval of the adjournment proposal, if necessary or appropriate.

Record Date and Quorum

Grasshopper has fixed the close of business on December 26, 2025 as the Grasshopper record date for the Grasshopper special meeting. Only holders of record of voting common stock of Grasshopper at the close of business on that date are entitled to notice of, and to vote at, the Grasshopper special meeting or any adjournment or postponement of the Grasshopper special meeting. As of the close of business on the Grasshopper record date, there were 28,127,639 shares of Grasshopper common stock outstanding and entitled to notice of, and to vote at, the Grasshopper special meeting, held by approximately 250 stockholders of record. Each holder of shares of Grasshopper voting common stock outstanding on the Grasshopper record date will be entitled to one vote for each share held of record.

The presence at the Grasshopper special meeting, in person or by proxy (after giving effect to the provisions of Article FOURTH of the Grasshopper charter), of a majority of the shares of Grasshopper common stock entitled to vote at the Grasshopper special meeting as of the close of business on the Grasshopper record date will constitute a quorum for purposes of the Grasshopper special meeting. For further information, please see the section entitled “Comparison of Stockholders’ Rights.” All shares of Grasshopper common stock entitled to vote and present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Grasshopper special meeting. Broker non-votes, if any, will not be included in determining whether a quorum exists.

If a quorum is not present at the Grasshopper special meeting, Grasshopper is required pursuant to the Merger Agreement to postpone or move to adjourn the Grasshopper special meeting, no more than two times, until the holders of the number of shares of Grasshopper common stock required to constitute a quorum attend. If additional votes must be solicited in order for Grasshopper stockholders to approve the merger proposal and the adjournment proposal is approved, the Grasshopper special meeting will be adjourned to solicit additional proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Grasshopper common stock entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Grasshopper common stock in person or by proxy at the Grasshopper special meeting and entitled to vote thereon.

With respect to the merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal.

With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

Shares Held by Directors and Executive Officers

As of the close of business on the Grasshopper record date, there were 28,127,639 shares of Grasshopper common stock outstanding and entitled to notice of, and to vote at, the Grasshopper special meeting. As of the close of business on Grasshopper record date, the directors and executive officers of Grasshopper and their affiliates beneficially owned and were entitled to vote approximately 15,839,770 shares of Grasshopper common stock, representing approximately 56.3% of the shares of Grasshopper common stock entitled to vote at the Grasshopper special meeting on that date. Grasshopper currently expects that each of its directors and executive officers will vote his or her shares of Grasshopper common stock in favor of the merger proposal and the adjournment proposal. In connection with entering into the merger agreement, each member of the Grasshopper board of directors and all executive officers of Grasshopper, in their capacities as stockholders of Grasshopper, have entered into the voting agreements. The voting agreements require, among other things, that the stockholder party thereto vote all of his or her shares of Grasshopper common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to transfer any of his or her shares of Grasshopper common stock, subject to certain exceptions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

A holder of voting common stock of Grasshopper may vote by proxy or in person at the Grasshopper special meeting. If you hold your shares of Grasshopper voting common stock in your name as a stockholder of record, to submit a proxy, you, as a Grasshopper voting common stockholder, may use one of the following methods:

•	through the internet by visiting www.investorvote.com/GHBK and following the instructions, using the control number provided on your proxy card;

•	by telephone by calling 800-652-VOTE (8683) and following the recorded instructions, using the control number provided on your proxy card; or

•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

When a properly executed proxy card is returned, the shares of Grasshopper common stock represented by it will be voted at the Grasshopper special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote on a proposal, the shares of Grasshopper common stock represented by the proxy card will be voted as recommended by the Grasshopper board of directors.

The deadline for voting by telephone or through the internet as a Grasshopper voting common stockholder of record is 11:59 p.m., Eastern Time, on February 1, 2026. For Grasshopper stockholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or through the internet.

If a Grasshopper stockholder’s shares of voting common stock of Grasshopper are held in “street name” by a bank, broker or other nominee, Grasshopper stockholder should check the voter instruction form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Grasshopper or by voting through participation at the Grasshopper special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Grasshopper stockholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Grasshopper special meeting. Sending in your proxy card will not prevent you from voting your shares at the Grasshopper special meeting.

Shares Held in “Street Name”

If your shares of voting common stock of Grasshopper are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokers and other nominees who hold shares of Grasshopper common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. Grasshopper expects that all proposals to be voted on at the Grasshopper special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Grasshopper voting common stock in “street name,” such entity will vote your shares of Grasshopper voting common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Grasshopper Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to Grasshopper’s corporate secretary, (3) attending the Grasshopper special meeting in person and asking to withdraw the proxy prior to its use for any purpose, or (4) voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline). If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Grasshopper special meeting.

Any Grasshopper stockholder entitled to vote in person at the Grasshopper special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Grasshopper’s corporate secretary) of a stockholder at the Grasshopper special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Grasshopper is soliciting proxies from its stockholders in conjunction with the merger. Grasshopper will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Grasshopper will request that banks, brokers and other record holders send proxies and proxy material to the owners of Grasshopper common stock and secure their voting instructions. Grasshopper will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Grasshopper may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Grasshopper stockholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Grasshopper Special Meeting

All Grasshopper stockholders as of the close of business on the Grasshopper record date, or their duly appointed proxies, may attend the Grasshopper special meeting. Only Grasshopper voting common stockholders of record, or those holding shares of Grasshopper voting common stock in street name who have a legal proxy to vote their shares, will be permitted to attend the Grasshopper special meeting.

We encourage you to register your vote through the internet or by telephone whenever possible. When a stockholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the Grasshopper special meeting, you may also submit your vote in person. Any votes that you previously submitted, whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Grasshopper special meeting.

If you are not a Grasshopper stockholder of record or if you hold shares of Grasshopper in “street name” through a bank, broker or other nominee, please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Grasshopper common stock. Grasshopper reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Grasshopper special meeting is prohibited without the express written consent of Grasshopper.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to Grasshopper stockholders residing at the same address, unless such stockholders have notified Grasshopper of their desire to receive multiple copies of this proxy statement/prospectus.

Grasshopper will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Grasshopper’s corporate secretary, Michael Lenahan, by calling (917) 830-2100, or via email to mike.lenahan@grasshopper.bank.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Grasshopper special meeting, or would like additional copies of this proxy statement/prospectus, please contact Grasshopper’s corporate secretary, Michael Lenahan, by calling (917) 830-2100, or via email to mike.lenahan@grasshopper.bank.

THE GRASSHOPPER PROPOSALS

Proposal 1: Merger Proposal

Grasshopper is asking its stockholders to adopt the merger agreement and the transactions contemplated thereby, including the mergers. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Grasshopper stockholders should read this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Mergers—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors,” after careful consideration, the Grasshopper board of directors approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interest of Grasshopper and Grasshopper stockholders.

Required Vote

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Grasshopper common stock entitled to vote thereon. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal.

The Grasshopper board of directors recommends that Grasshopper stockholders vote “FOR” the merger proposal.

Proposal 2: Adjournment Proposal

Grasshopper is asking its stockholders to approve the adjournment of the Grasshopper special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If, at the Grasshopper special meeting, there is an insufficient number of shares of Grasshopper common stock present in person or represented by proxy to constitute a quorum, Grasshopper is required pursuant to the merger agreement to postpone or to move to adjourn the Grasshopper special meeting, no more than two times, until the holders of the number of shares of Grasshopper common stock required to constitute a quorum attend. If, at the Grasshopper special meeting, there is an insufficient number of shares of Grasshopper common stock voting in favor of the merger proposal, Grasshopper is required pursuant to the merger agreement to move to adjourn the Grasshopper special meeting in order to enable the Grasshopper board of directors to solicit additional proxies for approval of the merger proposal. If Grasshopper stockholders approve the adjournment proposal, Grasshopper may adjourn the Grasshopper special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Grasshopper stockholders who have previously voted. If the date of the adjournment is not announced at the Grasshopper special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Grasshopper common stock in person or by proxy at the Grasshopper special meeting and entitled to vote thereon. With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Grasshopper special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

The Grasshopper board of directors recommends that Grasshopper stockholders vote “FOR” the adjournment proposal.

Other Matters to Come Before the Grasshopper special meeting

As of the date of this proxy statement/prospectus, the Grasshopper board of directors is not aware of any matters that will be presented for consideration at the Grasshopper special meeting other than as described in this proxy statement/prospectus. If, however, the Grasshopper board of directors properly brings any other matters before the Grasshopper special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Grasshopper board of directors on any such matter (unless the Grasshopper stockholder checks the box on the proxy card to withhold discretionary voting authority).

INFORMATION ABOUT THE COMPANIES

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

Enova is a leading technology and analytics company focused on providing online financial services. In 2024, Enova extended approximately $6.1 billion in credit or financing to borrowers and for the nine months ended September 30, 2025, Enova extended approximately $5.5 billion in credit or financing to borrowers. As of September 30, 2025, Enova offered or arranged loans or draws on lines of credit to consumers in 36 states in the United States and Brazil. Enova also offered or arranged financing to small businesses in 49 states and Washington D.C. in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans or provide financing, allowing Enova to offer consumers and small businesses credit or financing when and how they want it. Enova’s customers include the large and growing number of consumers and small businesses that have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. Enova was an early entrant into online lending, launching its online business in 2004, and through September 30, 2025, Enova has completed approximately 68.2 million customer transactions and collected more than 85 terabytes of currently accessible customer behavior data since launch, allowing Enova to better analyze and underwrite its specific customer base. Enova has significantly diversified its business over the past several years, having expanded the markets it serves and the financing products it offers. These financing products include installment loans and line of credit accounts.

Enova common stock is traded on the NYSE under the symbol “ENVA.”

Additional information about Enova may be found in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

(917) 830-2100

Grasshopper is the parent bank holding company for Grasshopper Bank. With total assets of approximately $1.4 billion as of September 30, 2025, Grasshopper Bank is a client-first, full service digital bank. Grasshopper Bank replaces the traditional one-size-fits-all approach to banking with a suite of products and services tailored to specific industries and a passionate team of experts with deep expertise in their fields. Grasshopper Bank’s banking solutions cover small businesses, startups, venture capital and private equity firms, fintech-focused Banking-as-a-Service (BaaS) and commercial API banking platforms, SBA lending, commercial real estate lending, yacht lending, and white-labeled consumer banking. Grasshopper Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.

Grasshopper does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

THE MERGERS

The following discussion contains material information regarding the mergers. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.

Terms of the Merger

The Enova board of directors and the Grasshopper board of directors each approved the merger agreement, and the transactions contemplated thereby. The merger agreement provides that, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation in the merger, and (2) immediately following the merger, Interim Bank will merge with and into Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank in the bank merger.

If the merger is completed, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive the per share merger consideration of (1) stock consideration consisting of the exchange ratio of approximately 0.038185 of a share of Enova common stock, with cash paid in lieu of fractional shares and (2) cash consideration consisting of $4.845. The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the merger consideration to Grasshopper stockholders remains no higher than approximately $350 million in the aggregate, excluding cash paid for Grasshopper options and Grasshopper warrants.

Enova will not issue any fractional shares of Enova common stock in the merger. Instead, a Grasshopper stockholder who would otherwise be entitled to receive a fraction of a share of Enova common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (1) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Enova common stock that such holder would otherwise be entitled to receive by (2) the average closing price.

Grasshopper voting common stockholders are being asked to adopt the merger agreement. Please see the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Grasshopper board of directors, any committee of the Grasshopper board of directors or the representatives of Grasshopper and other parties.

The Grasshopper board of directors and management team periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities as part of Grasshopper’s long-term strategy to enhance value for its stockholders, including potential acquisitions, divestitures, business combinations and other strategic transactions compared to the benefits and risks of executing Grasshopper’s standalone business plan. Members of the Grasshopper management team and the Grasshopper board of directors from time to time have met or otherwise communicated informally and independently with representatives of other financial services companies and investors regarding, among other things, prospects and developments in the banking industry, financial markets, the bank regulatory environment, the economy generally and the implications of the foregoing for financial institutions generally and for Grasshopper in particular.

Following an introductory call with representatives of Enova’s financial advisor, Keefe, Bruyette & Woods, which we refer to as KBW, on August 16, 2024, members of Grasshopper’s management team, including Michael Butler, Grasshopper’s chief executive officer, met telephonically with representatives of Enova, including Kirk Chartier, Enova’s chief strategy officer, and representatives of KBW. The purpose of this meeting was to introduce the Enova and Grasshopper management teams. During this meeting Mr. Chartier indicated that Enova was interested in obtaining a bank and was in the early stages of exploring potential acquisitions. Mr. Butler noted that Grasshopper was open to considering a potential business combination, but the parties did not discuss the terms of any such transaction.

On August 20, 2024, members of Grasshopper’s management team, including Mr. Butler, and members of Enova’s management team, including Mr. Chartier, met telephonically. During this meeting the parties provided an overview of their respective companies and management teams. The terms of a potential transaction were not discussed at this meeting. Subsequent to that meeting, Enova was made aware that an investor in Grasshopper, Patriot Financial Partners, which we refer to as Patriot, had investments in other banks that might be of interest to Enova. On September 3, 2024, Enova and Patriot executed a confidentiality agreement to further discuss such opportunities.

As a part of its business strategy and objectives, Grasshopper has actively pursued acquisitions, and on October 8, 2024, Grasshopper entered into a definitive agreement and plan of merger with The Auto Club Group and certain of its affiliates to acquire Auto Club Trust, FSB, which we refer to as Auto Club Trust.

On January 27, 2025, during the Bank Director Acquire or Be Acquired Conference, which we refer to as AOBA, at the request of Enova, Mr. Butler and Mike Lenahan, Grasshopper’s chief financial officer, met with Mr. Chartier and Alex Wildes, Enova’s manager of strategic initiatives. During this meeting, Mr. Chartier informed Mr. Butler that Enova was prepared to move forward with the acquisition of a bank and was evaluating potential partners. The parties also discussed Grasshopper’s previously announced and pending acquisition of Auto Club Trust.

Also on January 27, 2025, during AOBA, Christopher Tremont, Grasshopper’s chief digital officer, met with representatives of a publicly traded financial holding company, which we refer to as Company A. During the meeting, the representatives of Company A indicated to Mr. Tremont that Company A was exploring a digital strategy and, as a result, was looking at potential acquisition targets.

In February and March 2025, Mr. Tremont had several telephone calls and email communications with representatives of Company A regarding Grasshopper’s operations and Company A’s desire to implement a digital strategy.

On March 7, 2025, Mr. Butler spoke by telephone with Company A’s chief executive officer. During the call, the parties discussed Company A’s potential interest in a business combination transaction.

On April 1, 2025, Grasshopper completed its acquisition of Auto Club Trust.

On June 4, 2025, a representative of Company A contacted Mr. Tremont by email to request a meeting to discuss a potential transaction and, on June 11, 2025, Messrs. Butler and Tremont met telephonically with representatives of Company A, including Company A’s chief executive officer. During this meeting, Company A’s chief executive officer expressed Company A’s interest in exploring a potential transaction with Grasshopper and requested access to diligence materials.

On June 23, 2025, Grasshopper and Company A entered into a confidentiality agreement to support further discussion. The confidentiality agreement contained customary terms regarding the maintenance of confidential information provided by or on behalf of Grasshopper, but did not contain any exclusivity or standstill provisions.

Also on June 23, 2025, Company A received access to diligence materials and during the month of July 2025, it conducted a due diligence review of Grasshopper based on diligence materials prepared by Grasshopper in contemplation of a potential strategic transaction.

On June 24, 2025, Mr. Butler met in person with a representative of a foreign digital bank, which we refer to as Company B, following an introductory call with one of Company B’s advisors. During this meeting, the parties discussed potential transactions between Grasshopper and Company B, including a potential partnership as well as a potential business combination transaction.

On June 30, 2025, Messrs. Butler and Tremont met telephonically with representatives of Company A, including Company A’s chief executive officer, to discuss Grasshopper’s operations and other diligence matters.

On July 24, 2025, a representative of Enova contacted Mr. Butler by email to request a meeting to discuss a potential transaction and, on July 28, 2025, Mr. Butler met telephonically with Mr. Chartier. During this meeting, Mr. Chartier expressed Enova’s continued interest in a potential transaction with Grasshopper and requested access to diligence materials.

On July 29, 2025, Grasshopper and Enova entered into a confidentiality agreement to support further discussion. The confidentiality agreement contained customary terms regarding the maintenance of confidential information provided by or on behalf of Grasshopper, but did not contain any exclusivity or standstill provisions. Thereafter, representatives of Enova delivered a preliminary due diligence request list to Grasshopper, began to receive access to diligence materials on July 30, 2025 and began conducting a due diligence review of Grasshopper based on diligence materials prepared by Grasshopper in contemplation of a potential strategic transaction. The diligence materials provided were the same as those provided to Company A.

Also on July 29, 2025, a representative of Company B contacted Mr. Butler by email and informed him that Company B was interested in further exploring a potential transaction with Grasshopper and was interested in entering into a confidentiality agreement in order to receive diligence materials.

In late July 2025, Kirk Wycoff, the chairman of the Grasshopper board of directors, met with Steve Cunningham, Enova’s chief financial officer. During this meeting, Messrs. Wycoff and Cunningham discussed a potential business combination transaction and related social and governance issues.

On August 5, 2025, Grasshopper and Company B entered into a confidentiality agreement to support further discussion and due diligence reviews by the parties. The confidentiality agreement contained customary terms regarding the maintenance of confidential information provided by or on behalf of Grasshopper, but did not contain any exclusivity or standstill provisions. Thereafter, representatives of Company B received access to diligence materials on August 5, 2025 and began conducting a due diligence review of Grasshopper. The diligence materials provided to Company B were the same as those provided to Enova and Company A.

Also on August 5, 2025, members of Grasshopper’s management team met telephonically with representatives of KBW. During this meeting, the parties discussed Grasshopper’s business plan for 2026 as well as Grasshopper’s current operations.

On August 6, 2025, Mr. Butler met telephonically with a representative of Company B to discuss the diligence materials that had been provided as well as the process for a potential transaction.

On August 7, 2025, Mr. Butler met telephonically with a representative from KBW. During this meeting, the parties discussed valuation and Mr. Butler informed the representative of KBW that Grasshopper’s board of directors and management believed a price of at least $9.50 per share of Grasshopper common stock was an appropriate price for the acquisition of Grasshopper based on a valuation analysis completed in May 2025 by a third party advisor previously engaged by Grasshopper.

In early August 2025, Mr. Butler met telephonically with the chief executive officer of a private banking firm, which we refer to as Company C. Prior to this meeting, Grasshopper and Company C had a commercial relationship and, following a change in leadership at Company C, Mr. Wycoff suggested Grasshopper management contact Company C regarding a potential transaction. During this meeting, the parties discussed Company C’s current operations and plans given Company C’s recent change in leadership.

On August 12, 2025, Grasshopper and Company C entered into a confidentiality agreement to support discussions regarding the potential acquisition of Company C by Grasshopper. The confidentiality agreement contained customary terms regarding the maintenance of confidential information provided by or on behalf of either party, but did not contain any standstill provisions. Thereafter, representatives of Grasshopper received access to diligence materials on August 16, 2025 and began conducting a due diligence review of Company C.

On August 13, 2025, at the request of Enova, Messrs. Butler, Tremont and Lenahan met in person with Messrs. Cunningham, Chartier and Wildes and Sean Rahilly, Enova’s general counsel, at Enova’s office in Chicago. During this meeting, the Grasshopper management team provided an overview of Grasshopper’s operations, results and digital platform. In addition, Mr. Butler confirmed to the Enova management team that at least $9.50 per share of Grasshopper common stock was the price at which the Grasshopper board of directors was willing to negotiate entering into a transaction.

Also on August 13, 2025, Company B delivered to Mr. Butler Company B’s non-binding indication of interest for a potential transaction with Grasshopper. Company B’s proposal provided for (i) a banking alliance pursuant to which Grasshopper Bank would provide consumer banking products and services in the United States through digital and online channels under the Company B brand and (ii) an equity investment by Company B of 24.9% of the total equity of Grasshopper at a per share price based on a valuation of Grasshopper equal to between 1.1x and 1.5x Grasshopper’s tangible book value.

On August 14, 2025, members of Grasshopper’s management team met telephonically with representatives of Company A. During this meeting, Grasshopper’s management team responded to Company A’s diligence questions and requests.

Also on August 14, 2025, Mr. Butler provided Mr. Wycoff the Company B indication of interest as well as an update on the August 13, 2025 meeting with Enova.

On August 15, 2025, Mr. Butler met telephonically with Mr. Wycoff and provided an update on the status of Grasshopper’s discussions with and due diligence review of Company C.

On August 17, 2025, Mr. Chartier communicated by email with Mr. Butler and informed Mr. Butler that Enova remained interested in a potential transaction with Grasshopper and would be submitting a proposal soon.

On August 19, 2025, Mr. Butler met telephonically with representatives of Company A. During this meeting, the representatives of Company A confirmed Company A’s interest in a potential transaction with Grasshopper.

On August 20, 2025, the executive committee of the Grasshopper board of directors, which we refer to as the Grasshopper executive committee, held a telephonic meeting, at which members of Grasshopper management were present. Mr. Butler updated the Grasshopper executive committee on the status of discussions with Enova, Company A and Company B as well as Grasshopper’s review of a potential transaction with Company C.

Following Mr. Butler’s update, the Grasshopper executive committee discussed the potential transactions and reviewed Company B’s indication of interest. Following this discussion, the Grasshopper executive committee determined that Company B’s proposal for a banking partnership and equity investment was not a viable transaction for Grasshopper because of the operational and regulatory complexities involved with a foreign bank acquiring a 24.9% interest in Grasshopper and operating certain of Grasshopper’s digital and online platforms. Following this discussion, the Grasshopper executive committee authorized Mr. Butler to continue discussions and negotiations with Enova and Company A and to continue the review of a potential transaction with Company C.

On August 21, 2025, members of Grasshopper’s management team met telephonically with representatives of Company B. During this meeting, Grasshopper management informed the Company B representatives that a partnership and 24.9% equity investment by Company B was not a desirable transaction for Grasshopper compared to a whole bank acquisition and, as a result, Grasshopper was ending discussions regarding a potential transaction.

On August 26, 2025, Messrs. Butler, Tremont and Lenahan met telephonically with representatives of Company A. During this meeting, Messrs. Butler, Tremont and Lenahan responded to Company A’s questions regarding Grasshopper’s digital platform and Banking-as-a-Service, which we refer to as BaaS, business.

On September 2, 2025, Messrs. Butler, Tremont and Lenahan met in person with representatives of Company A. During this meeting, representatives of Company A informed the Grasshopper management team that Company A was working on its model for a potential transaction with Grasshopper and thought any such transaction would be a good cultural fit. However, representatives of Company A indicated that a potential transaction with Grasshopper was a different type of acquisition than those transactions that Company A had completed previously and that Company A was having difficulty supporting a valuation of Grasshopper of at least $9.00 per share of Grasshopper common stock. Following this meeting, while discussions were not formally terminated, Grasshopper received no further communications from Company A.

On September 3, 2025, Mr. Butler spoke by telephone with Mr. Wycoff and provided Mr. Wycoff with an update on the status of Grasshopper’s potential transactions with Enova and Company A and potential acquisition of Company C. During this meeting, Messrs. Butler and Wycoff also discussed concerns regarding a potential acquisition of Company C. In particular, management of Grasshopper believed that the potential acquisition of Company C was not a strategic fit for Grasshopper, would require a sizeable capital raise by Grasshopper and would distract Grasshopper management from Grasshopper’s organic business plan. Following this meeting, Grasshopper had no further discussions with Company C.

Also on September 3, 2025, Mr. Butler met telephonically with Mr. Chartier. Mr. Chartier informed Mr. Butler that Enova remained interested in a potential transaction with Grasshopper and was continuing its diligence on Grasshopper.

On September 8, 2025, Mr. Butler met with representatives of Company B to discuss potential future opportunities between the two companies. During the meeting, the representatives of Company B informed Mr. Butler that they understood a 24.9% equity investment and banking partnership was not a viable transaction for Grasshopper but they were still interested in a business relationship with Grasshopper and wanted to pursue a BaaS relationship.

On September 8, 2025, Mr. Butler spoke by telephone with Mr. Chartier. Mr. Chartier informed Mr. Butler that Enova was finalizing its letter of intent for a transaction with Grasshopper. Mr. Butler then updated Mr. Chartier on the status of Grasshopper’s integration of Auto Club Trust and the conversion of Auto Club Trust’s data processing systems.

On September 14, 2025, a representative of Company B communicated by email with Mr. Butler to request additional time to prepare its proposal for a BaaS relationship with Grasshopper. Company B’s request was granted, however, ultimately, Company B did not submit any such proposal.

On September 16, 2025, Mr. Butler met with Mr. Cunningham. During this meeting, Messrs. Butler and Cunningham discussed what remained outstanding in order for Enova to submit a letter of intent for a transaction with Grasshopper, including aligning on strategic opportunities for the combined company and the cultural fit of the two companies.

On September 17, 2025, the Grasshopper board of directors held a virtual meeting at which members of Grasshopper management were present. During this meeting, Mr. Butler updated the Grasshopper board of directors of the status of discussions with Enova, Company A and Company B. The Grasshopper board of directors then discussed the options available to Grasshopper given Company A ceased communications regarding a potential transaction and Company B was no longer proposing an equity investment and had shifted to a BaaS transaction. Following this discussion, the Grasshopper board of directors authorized Grasshopper management to continue to engage with Enova with respect to a potential transaction.

On September 19, 2025, Enova delivered to Grasshopper a non-binding proposal for the acquisition of Grasshopper. Enova’s proposal provided for the acquisition of all of the issued and outstanding capital stock of Grasshopper at a price of between $7.76 and $8.54 per share of Grasshopper common stock comprised of between approximately 29% and 35% cash consideration and between approximately 71% and 65% stock consideration with an exchange ratio to be described in more detail in the definitive agreement for the transaction as well as a to be determined reverse termination fee payable by Enova in certain instances.

On September 22, 2025, Mr. Butler informed Mr. Wycoff of the receipt of Enova’s proposal.

During the week of September 22, 2025, Grasshopper engaged Squire Patton Boggs (US) LLP, which we refer to as Squire Patton Boggs, and Hogan Lovells US LLP, which we refer to as Hogan Lovells, to represent Grasshopper in connection with a potential transaction with Enova. Both Squire Patton Boggs and Hogan Lovells had represented Grasshopper for a number of years prior to this engagement.

On September 26, 2025, representatives of Enova, including Messrs. Cunningham, Chartier, Wildes and Rahilly, and representatives of KBW met telephonically with representatives of Grasshopper, including Mr. Wycoff. During this meeting, the parties discussed regulatory and operational due diligence matters. In addition, Mr. Wycoff informed the KBW representatives that Grasshopper believed that Enova’s September 19, 2025 proposal undervalued Grasshopper and reiterated Grasshopper’s preferred price of at least $9.50 per share of Grasshopper common stock.

On October 9, 2025, Enova delivered to Grasshopper a revised non-binding proposal for the acquisition of Grasshopper. Enova’s revised proposal provided for the acquisition of all of the issued and outstanding capital stock of Grasshopper at a price of $9.50 per share of Grasshopper common stock comprised of 50% cash consideration and 50% stock consideration with a fixed exchange ratio based on Enova’s weighted average price per share for the 30 trading days immediately prior to signing the definitive agreement as well as the reverse termination fee construct from Enova’s September 19, 2025 proposal.

On October 10, 2025, Mr. Butler communicated by email with the Grasshopper executive committee regarding Enova’s proposal.

Also on October 10, 2025, Messrs. Butler and Wycoff met telephonically with representatives of KBW. During this meeting, the parties discussed Enova’s October 9, 2025 proposal, including the correct number of shares of Grasshopper common stock used to determine the per share purchase price in Enova’s October 9, 2025 proposal because the per share purchase price had been calculated using a number of shares of Grasshopper common stock greater than the actual number of outstanding shares.

On October 14, 2025, representatives of Enova, including Messrs. Cunningham, Chartier, Wildes and Rahilly and representatives of KBW met telephonically with representatives of Grasshopper, including Messrs. Butler and Wycoff, to discuss Enova’s October 9, 2025 proposal, and subsequently Grasshopper delivered comments to such proposal to KBW, which included revising the method of determination of the fixed exchange ratio for purposes of the stock consideration as well as a $5 million reverse termination fee payable by Enova in certain instances.

On October 16, 2025, Enova delivered a revised non-binding proposal, including an exclusivity agreement, for the acquisition of Grasshopper at a price of $9.50 per share of Grasshopper common stock, comprised of 50% cash consideration and 50% stock consideration with a fixed exchange ratio based on Enova’s weighted average price per share for the 30 trading days immediately prior to signing the definitive agreement as well as a $5 million reverse termination fee payable by Enova in certain instances.

On October 17, 2025, the Grasshopper executive committee met telephonically. During this meeting, Mr. Butler provided the Grasshopper executive committee with an update on Enova’s revised proposal, noting that Enova agreed to a $9.50 per share of Grasshopper common stock purchase price. Following this update, the Grasshopper executive committee discussed the proposal and then authorized Grasshopper management to negotiate definitive agreements and sign an exclusivity arrangement based on Enova’s proposal.

On October 17, 2025, Grasshopper executed such proposal and both Grasshopper and Enova executed the exclusivity agreement through December 6, 2025.

On October 20, 2025, representatives of Grasshopper, including Messrs. Butler, Lenahan and Tremont, and representatives of Squire Patton Boggs met telephonically with representatives of Enova, including Messrs. Cunningham, Chartier, Wildes and Rahilly, representatives of KBW and representatives of Enova’s legal counsel, Covington & Burling, to discuss the transaction process and the drafting responsibilities and timing for the preparation of an initial draft of a definitive merger agreement.

On October 24, 2025, the Grasshopper board of directors held a telephonic meeting, at which members of management were present. Mr. Butler updated the Grasshopper board of directors on the negotiations with Enova and the agreed upon terms of the transaction set forth in Enova’s October 16, 2025 non-binding letter of intent. Following this update, the Grasshopper board of directors discussed the terms of Enova’s proposal and an initial timeline for the proposed transaction through the execution of the definitive merger agreement. The Grasshopper board of directors then authorized Grasshopper’s management to negotiate the definitive merger agreement.

Also on October 24, 2025, representatives of Covington & Burling sent an initial draft of the merger agreement to representatives of Squire Patton Boggs which was shared by Squire Patton Boggs with representatives of Hogan Lovells. The initial draft of the merger agreement provided for, among other things, a price of $9.50 per share of Grasshopper common stock, comprised of 50% cash consideration and 50% stock consideration with a fixed exchange ratio based on Enova’s weighted average price per share for the 30 trading days immediately prior to signing the definitive agreement, and a reverse termination fee of $5 million payable by Enova in certain instances. Thereafter, and continuing through December 10, 2025, the parties and their counsel negotiated the terms of the merger agreement, reflecting discussions between the parties regarding transaction terms. In addition, during this time, Grasshopper’s management conducted diligence on Enova, while Enova continued its diligence on Grasshopper.

During the week of October 27, 2025, representatives of Grasshopper held several telephonic meetings with representatives of KBW to discuss diligence matters.

On November 3, 2025, representatives of Covington & Burling sent an initial draft of the form of voting agreement to representatives of Squire Patton Boggs. Thereafter, and continuing through December 10, 2025, the parties and their counsel negotiated the terms of the form of voting agreement, reflecting discussions between the parties regarding transaction terms.

Also on November 3, 2025, representatives of Squire Patton Boggs sent a revised draft of the merger agreement to representatives of Covington & Burling, noting that the 50% cash portion of the merger consideration to be paid in the transaction was subject to review.

On November 5, 2025, the Grasshopper board of directors held a telephonic meeting, at which members of management were present. During this meeting, the Grasshopper board of directors discussed the next steps in negotiating the merger agreement.

On November 7, 2025, representatives of Covington & Burling sent a revised draft of the merger agreement to representatives of Squire Patton Boggs and representatives of Hogan Lovells. The revised draft of the merger agreement provided for, among other things, the amount of cash consideration to be paid in the transaction to be between a floor of 50% of the total merger consideration and cap that was to be determined, with the remaining shares of Grasshopper common stock receiving stock consideration.

On November 11, 2025, representatives of Squire Patton Boggs and representatives of Hogan Lovells met telephonically with representatives of Covington & Burling to discuss open issues in the merger agreement.

Also on November 11, 2025, Grasshopper entered into an engagement letter with Piper Sandler pursuant to which Piper Sandler was engaged by Grasshopper to act as exclusive financial advisor and to act as financial advisor in connection with the proposed merger.

On November 12, 2025, representatives of Squire Patton Boggs sent a revised draft of the merger agreement to representatives of Covington & Burling reflecting the open issues discussed on November 11, 2025.

On November 16, 2025, representatives of Enova, including Messrs. Cunningham, Chartier and Rahilly, met telephonically with representatives of Grasshopper, including Messrs. Butler and Lenahan, to discuss open business issues in the merger agreement, including the portion of cash consideration.

On November 18, 2025, representatives of Enova, including Messrs. Cunningham, Chartier, Wildes and Rahilly and Kevin Medrano, Enova’s senior associate general counsel, and representatives of Covington & Burling met with representatives of Grasshopper, including Messrs. Butler and Lenahan, representatives of Squire Patton Boggs and representatives of Hogan Lovells to discuss open issues in the merger agreement.

On November 20, 2025, representatives of Covington & Burling met telephonically with representatives of Squire Patton Boggs and representatives of Hogan Lovells to discuss open issues in the merger agreement.

On November 21, 2025, representatives of Covington & Burling sent a revised draft of the merger agreement to representatives of Squire Patton Boggs and representatives of Hogan Lovells. The revised draft of the merger agreement provided for, among other things, the amount of cash consideration to be paid in the transaction to be between a floor of 50% of the total merger consideration and a cap of 60%, with the remaining shares of Grasshopper common stock receiving stock consideration.

On November 24, 2025, representatives of Squire Patton Boggs sent a revised draft of the merger agreement to representatives of Covington & Burling.

On November 25, 2025, representatives of Enova, including David Fisher, Enova’s chief executive officer, and Messrs. Cunningham, Chartier, Wildes, Rahilly and Mr. Medrano, representatives of Covington and representatives of KBW met with representatives of Grasshopper, including Messrs. Butler and Lenahan, representatives of Squire Patton Boggs and representatives of Hogan Lovells to discuss open issues in the merger agreement.

On November 26, 2025, representatives of Grasshopper discussed with representatives of KBW the possibility of the merger consideration being comprised of 100% cash consideration.

On December 3, 2025, Mr. Butler met telephonically with Mr. Cunningham to discuss open issues, including the closing conditions in the merger agreement and executive officer retention and compensation matters. During this meeting, Messrs. Butler and Cunningham did not discuss Enova’s retention of Mr. Butler after completion of the merger or any related compensation arrangements.

On December 3, 2025, representatives of Covington & Burling sent Squire Patton Boggs a draft of a letter to extend the exclusivity through December 13, 2025, and on December 5, 2025, Grasshopper and Enova executed such letter.

On December 4, 2025, representatives of Covington & Burling sent a revised draft of the merger agreement and a revised draft of the form of voting agreement to representatives of Squire Patton Boggs and representatives of Hogan Lovells.

Also on December 4, 2025, a representative of Enova sent draft employment offer letters to Messrs. Chapman, Lenahan and Tremont.

On December 6, 2025, Messrs. Wycoff and Butler met telephonically with Messrs. Cunningham and Fisher. During this meeting, the parties discussed open issues, including executive officer retention and compensation matters and the increase in Enova’s share price since Enova’s October 16, 2025 proposal and Grasshopper’s desire for Enova to increase the price per share of Grasshopper common stock in the transaction.

Also on December 6, 2025, representatives of Hogan Lovells sent a draft of the form of settlement agreement to be entered into by each of Messrs. Butler, Chapman, Lenahan and Tremont to representatives of Covington & Burling providing for the payment to such executive officers of certain amounts provided under their current employment agreements.

Between December 6, 2025 and December 10, 2025, representatives of Covington & Burling and representatives of Squire Patton Boggs and Hogan Lovells exchanged various drafts of the merger agreement, the form of voting agreement and settlement agreements and held calls to discuss the terms of such documents.

On December 8, 2025, representatives of Grasshopper, including Messrs. Butler and Lenahan, and representatives of Squire Patton Boggs and Hogan Lovells met telephonically with representatives of Enova, including Messrs. Fisher, Cunningham, Chartier, Wildes, Rahilly and Medrano, representatives of KBW and representatives of Covington & Burling, to discuss certain matters of the merger agreement, including the price per share and the manner to calculate the per share price if at the closing there are more outstanding shares issued and outstanding than as represented by Grasshopper in the merger agreement.

Also on December 8, 2025, the Grasshopper board of directors held a special telephonic meeting, at which members of management and representatives of Piper Sandler and Squire Patton Boggs and Hogan Lovells were in attendance. Representatives of Squire Patton Boggs updated the Grasshopper board of directors on the status of the potential transaction, including the status of due diligence, negotiations and outstanding issues. Representatives of Squire Patton Boggs discussed the fiduciary duties of the Grasshopper board of directors applicable to the transaction. The Grasshopper board of directors and representatives of Piper Sandler engaged in a discussion regarding the financial terms of the potential transaction, the merger consideration, including the mix of cash and stock, and the process and analysis undertaken by Piper Sandler in connection with evaluating the potential transaction. The Grasshopper board of directors also engaged in a discussion regarding Enova’s historical stock price performance, tangible book value and earnings per share. There was a detailed discussion regarding the benefits of the transaction and potential strategic alternatives, including continuing as a standalone company. Representatives of Piper Sandler then presented their financial analysis of the potential transaction to the Grasshopper board of directors. A representative of Squire Patton Boggs provided an overview of the key transaction terms and agreements. Following such discussion, the Grasshopper board of directors directed management, together with representatives Squire Patton Boggs, to continue with the negotiation and finalization of the potential transaction with Enova.

Also on December 8, 2025, representatives of Covington & Burling sent a revised draft of the merger agreement to representatives of Squire Patton Boggs and representatives of Hogan Lovells. The revised draft provided for, among other things, an increased price of $9.64 per share of Grasshopper common stock following feedback from Grasshopper on the call held on December 6, 2025.

Later on December 8, 2025, each of Messrs. Chapman, Tremont and Lenahan met telephonically with Mr. Cunningham to discuss the proposed terms of their respective employment offer letters.

On December 9, 2025, Messrs. Fisher and Cunningham met telephonically with Mr. Wycoff and John Fleming, a member of Grasshopper’s board of directors, to discuss, among other things, a purchase price adjustment and the mechanics for determining the exchange ratio in the merger agreement, and agreed to the increased price of $9.64 per share of Grasshopper common stock proposed in the draft merger agreement provided by Covington & Burling on December 8, 2025.

On December 9, 2025, representatives of Squire Patton Boggs met telephonically with representatives of Covington & Burling and communicated that Grasshopper desired for the merger consideration to be comprised of 50% cash consideration and 50% stock consideration.

Also on December 9, 2025, representatives of Squire Patton Boggs sent a revised draft of the merger agreement to representatives of Covington & Burling including the merger consideration being comprised of 50% cash consideration and 50% stock consideration.

On December 10, 2025, the Enova board of directors held a meeting to consider the terms of the mergers and merger agreement. At the meeting, members of Enova’s management reported on the status of due diligence and negotiations with Enova. Also at the meeting, Enova’s financial advisor reviewed with the Enova board of directors financial aspects of the proposed merger. At the meeting, Covington & Burling reviewed with the Enova board of directors the key terms of the merger agreement and related agreements (including the form of voting agreements, offer letters and settlement agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the plans for seeking regulatory approval for the transactions and the provisions relating to employee matters. After considering the proposed terms of the merger agreement, the terms of the related agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Enova board of directors, including the factors described under “—Enova’s Reasons for the Merger,” the Enova board of directors initially determined that the merger was consistent with Enova’s business strategies and in the best interests of Enova and Enova stockholders and the Enova board of directors voted to continue with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Shortly following the meeting, Enova management discussed with KBW and the Enova board of directors increasing the price per share of Grasshopper common stock in the transaction from $9.64 to $9.69 per share of Grasshopper common stock due to feedback from Grasshopper on the increase in value of Enova common stock since Enova’s October 16, 2025 proposal. Anticipating Grasshopper’s desire for Enova to increase the price per share of Grasshopper common stock in the transaction, Enova management had evaluated the increase in Enova’s share price since Enova’s October 16, 2025 proposal and discussed the same with Grasshopper management and agreed to increase the price per share of Grasshopper common stock in the transaction from $9.64 to $9.69 per share of Grasshopper common stock. Following such discussions, the Enova board of directors executed a unanimous written consent approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the increased consideration.

Later on December 10, 2025, the Grasshopper board of directors held a special telephonic meeting, at which members of management and representatives of Piper Sandler, Squire Patton Boggs and Hogan Lovells were in attendance. At the meeting, Piper Sandler reviewed its financial analysis and rendered to the Grasshopper board of directors an opinion to the effect that, as of such date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Sandler in connection with the preparation of its opinion, the per share merger consideration to be received by the holders of Grasshopper common stock was fair, from a financial point of view, to such holders. See the section entitled “—Opinion of Grasshopper’s Financial Advisor” and Annex C. Representatives of Squire Patton Boggs provided an update on the terms of the transaction and reviewed the proposed final terms of the merger agreement. At the conclusion of the discussion, all of the members of the Grasshopper board of directors except Mr. Butler approved the merger agreement and the transactions contemplated thereby and recommended the approval of the merger agreement by the Grasshopper stockholders. Given that on December 6, 2025, Mr. Butler was offered to enter into an employment offer letter with Enova which would become effective upon the occurrence of the effective time, and which was entered into by Mr. Butler and Enova on December 10, 2025, Mr. Butler abstained from the Grasshopper board of directors’ vote and recommendation on account of his conflicting interest in being employed by Enova following the effective date. For further information concerning the factors considered by the Grasshopper board of directors in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, see the section entitled “—Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors.”

Following the conclusion of the meeting of the Grasshopper board of directors, on December 10, 2025, representatives of Grasshopper and Enova finalized and executed the merger agreement, certain stockholders finalized and executed the voting agreements and certain Grasshopper executive officers executed the offer letters and settlement agreements.

On December 11, 2025, Enova issued a press release announcing the execution of the merger agreement and the proposed terms of the acquisition by Enova.

On December 18, 2025, following discussion among the parties, representatives of Grasshopper and Enova finalized and executed Amendment No. 1 to the merger agreement, pursuant to which the parties agreed to simplify the consideration procedures by eliminating certain election provisions from the merger agreement, which had provided that a Grasshopper stockholder would have the right to elect to receive either cash consideration or stock consideration, subject to procedures applicable to oversubscription and undersubscription for cash consideration (which was capped at 50% of the overall consideration to Grasshopper stockholders in the merger). Elimination of the election provisions from the merger agreement did not affect the implied value of a share of Grasshopper common stock, as the implied value under both the original terms of the merger agreement and the terms of the merger agreement, as amended, was $9.69 as of December 10, 2025.

Grasshopper’s Reasons for the Mergers and Recommendation of the Grasshopper Board of Directors

After careful consideration, the Grasshopper board of directors, at a special meeting held on December 10, 2025, determined that the merger agreement and the transactions contemplated thereby is in the best interests of Grasshopper and its stockholders and approved the merger agreement, along with any amendments as approved by certain authorized officers of Grasshopper, including the mergers and the other transactions contemplated thereby, and, accordingly, recommends that Grasshopper stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the mergers, and to recommend that Grasshopper stockholders approve the merger proposal, the Grasshopper board of directors evaluated the merger agreement, the mergers and the other transactions contemplated by the merger agreement in consultation with Grasshopper’s management, as well as with Grasshopper’s legal and financial advisors, and considered a number of factors, including, among others, the following factors, which are not presented in order of priority:

•	its knowledge of Grasshopper’s business, operations, financial condition, asset quality, earnings, and prospects, both as an independent organization and as a part of a combined company with Enova;

•

the belief that Enova’s business and operations complement those of Grasshopper, and that the mergers and the other transactions contemplated by the merger agreement would result in a combined company with an expanded distribution and scale that would position the combined company to serve an expanded customer base;

•	the belief that Enova’s earnings and prospects, and the synergies potentially available in the mergers, would significantly improve the combined company’s market position, increase scale to enhance efficiencies and leverage investments in technology, and provide greater revenue growth opportunities and diversification, which would potentially create superior future earnings and prospects for the combined company compared to Grasshopper’s earnings and prospects on a stand-alone basis;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environment, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Grasshopper’s potential growth, development, productivity and strategic options both with and without the mergers;

•	the ability to take advantage of increased scale to continue technology investments and client experience improvements;

•	the strengthened ability to recruit and retain top talent;

•	the expected pro forma financial impacts of the transaction, taking into account anticipated synergies and other factors, on Grasshopper stockholders;

•	the Grasshopper board of directors’ review and discussions with Grasshopper’s senior management concerning Grasshopper’s due diligence examination of Enova;

•

the nature of the merger consideration, which is in the form of cash consideration and stock consideration that offers Grasshopper stockholders both a level of liquidity and the opportunity to participate as Enova stockholders in the future earnings and performance of the combined company;

•

that Grasshopper stockholders will receive freely tradable shares of Enova common stock, to be listed on the NYSE, as merger consideration (subject to the terms of the voting agreement, to the extent executed by any such stockholder), so that the merger would provide materially better liquidity for Grasshopper stockholders versus the extremely limited liquidity options available to Grasshopper stockholders currently;

•	the historical performance of Enova common stock;

•

that the exchange ratio would be fixed, which the Grasshopper board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	that 50% of the merger consideration will be comprised of cash, which provides Grasshopper stockholders with the opportunity for immediate certainty of value;

•

the intention for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and therefore, the portion of the merger consideration paid in the form of Enova common stock is expected to be tax-free to Grasshopper stockholders for U.S. income tax purposes;

•	the effects of the mergers on Grasshopper’s employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Grasshopper’s employees;

•

the financial presentation and opinion, dated December 10, 2025, of Piper Sandler to the Grasshopper board of directors (in its capacity as such), to the effect that, subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Sandler in connection with the preparation of its opinion, the merger consideration to be received by the holders of Grasshopper common stock was fair, from a financial point of view, to such holders as more fully described under the section entitled “ —Opinion of Grasshopper’s Financial Advisor”;

•

the Grasshopper board of directors’ review with Grasshopper’s legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and fee, tax treatment and closing conditions;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

an extensive review of strategic options available to Grasshopper, including continuing as a stand-alone entity, and consideration and weighing of the potential risks and benefits associated with each option;

•

that the merger would be subject to the approval of Grasshopper stockholders, and that such stockholders would be free to evaluate the merger and vote for or against the merger agreement proposal at the Grasshopper special meeting; and

•

the Grasshopper board of directors’ view that the combined company would allow for greater career mobility and growth opportunities for its employees, as well as enhanced recruiting and succession planning capabilities.

The Grasshopper board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to outweigh these risks. These potential risks include the following, which are not presented in order of priority:

•	the potential for a decline in the value of Enova common stock, whether before or after consummation of the mergers, reducing the value of stock consideration received by Grasshopper stockholders;

•	the lack of control of the Grasshopper board of directors and Grasshopper stockholders over future operations and strategy of the combined company as compared to remaining independent;

•

the nature of the regulatory and other approvals required in connection with the mergers and the risk that such regulatory approvals may not be received in a timely manner or at all or may contain unacceptable conditions, including a burdensome condition;

•	the possibility of encountering difficulties in achieving anticipated synergies and benefits in the amounts estimated or in the timeframe contemplated;

•

the costs to be incurred in connection with the mergers and the integration of Enova’s business and Grasshopper’s business, and the possibility that the mergers and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events, particularly given the transformational nature of the mergers for Enova;

•

the possibility that the anticipated benefits of the mergers will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors;

•	the possibility of encountering difficulties in successfully integrating Grasshopper’s and Enova’s businesses, operations and workforce;

•	the risk of losing key Grasshopper or Enova employees or customers during the pendency of the mergers and thereafter;

•	the possible diversion of Grasshopper management attention and resources from the operation of Grasshopper’s business towards the completion of the mergers and the integration of the two companies;

•

the restrictions on the conduct of Grasshopper’s business during the period between execution of the merger agreement and the consummation of the mergers, which could potentially delay or prevent Grasshopper from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;

•	the potential effect of the mergers on Grasshopper’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that the merger agreement contains certain restrictions on the ability of Grasshopper to solicit proposals for alternative transactions or engage in discussions regarding such proposals;

•	the potential for litigation by Grasshopper stockholders in connection with the mergers, which, even where lacking in merit, could nonetheless result in distraction and expense;

•

the interests of certain of Grasshopper’s directors and executive officers in the mergers that are different from, or in addition to, their interests as Grasshopper stockholders, which are further described in the section of this proxy statement/prospectus entitled “ —Interests of Grasshopper’s Directors and Executive Officers in the Mergers”; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The foregoing discussion of the factors considered by the Grasshopper board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Grasshopper board of directors. In reaching its decision to approve the merger agreement and the mergers and the other transactions contemplated by the merger agreement, the Grasshopper board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Grasshopper board of directors considered all these factors as a whole, including through its discussions with Grasshopper’s management and financial and legal advisors, in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and overall considered the factors to be favorable to, and to support, its determination to approve the merger agreement.

For the reasons set forth above, the Grasshopper board of directors determined that the merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of Grasshopper and its stockholders and approved the merger agreement and the transactions contemplated thereby. The Grasshopper board of directors recommends that Grasshopper stockholders vote “FOR” the merger proposal.

It should be noted that this explanation of the reasoning of the Grasshopper board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Grasshopper’s Financial Advisor

Grasshopper retained Piper Sandler to render an opinion to the Grasshopper board of directors in connection with Grasshopper’s consideration of a possible business combination involving Enova. Grasshopper selected Piper Sandler to render an opinion because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the December 10, 2025 meeting at which the Grasshopper board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Grasshopper board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the per share merger consideration was fair to the holders of Grasshopper common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Grasshopper common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the Grasshopper board of directors in connection with its consideration of the mergers and the merger agreement and does not constitute a recommendation to any stockholder of Grasshopper as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the per share merger consideration to the holders of Grasshopper common stock and did not address the underlying business decision of Grasshopper to engage in the mergers, the form or structure of the mergers or any other transactions contemplated in the merger agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for Grasshopper or the effect of any other transaction in which Grasshopper might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Grasshopper or Enova, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the merger agreement dated December 10, 2025;

•	certain publicly available financial statements and other historical financial information of Grasshopper and its banking subsidiary, Grasshopper Bank, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Enova that Piper Sandler deemed relevant;

•

certain internal financial projections for Grasshopper for the years ending December 31, 2025 through December 31, 2028, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2029 through December 31, 2030, as provided by the senior management of Grasshopper;

•

publicly available mean analyst net income and tangible assets estimates for Enova for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Enova;

•

the pro forma financial impact of the mergers on Enova based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Enova;

•

the publicly reported historical price and trading activity for Enova common stock, including a comparison of certain stock trading information for Enova common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Grasshopper and Enova with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking and consumer finance environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Grasshopper and its representatives the business, financial condition, results of operations and prospects of Grasshopper and held similar discussions with certain members of the senior management of Enova and its representatives regarding the business, financial condition, results of operations and prospects of Enova.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by Grasshopper, Enova or their respective representatives, or that was otherwise reviewed by Piper Sandler and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective senior managements of Grasshopper and Enova that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Grasshopper or Enova, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Grasshopper or Enova. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of Grasshopper, or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Grasshopper or Enova. Piper Sandler assumed, with Grasshopper’s consent, that the allowance for credit losses for Grasshopper was adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Grasshopper for the years ending December 31, 2025 through December 31, 2028, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2029 through December 31, 2030, as provided by the senior management of Grasshopper. In addition, Piper Sandler used publicly available mean analyst net income and tangible assets estimates for Enova for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Enova. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Enova. With respect to the foregoing information, the senior management of Grasshopper confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Grasshopper and Enova, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Grasshopper’s or Enova’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Grasshopper and Enova would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Grasshopper’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the mergers, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Grasshopper, Enova, the mergers or any related transactions, and (iii) the mergers and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Grasshopper’s consent, Piper Sandler relied upon the advice that Grasshopper received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matter.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Grasshopper board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Grasshopper or Enova and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Grasshopper and Enova and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the per share merger consideration to the holders of Grasshopper common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Grasshopper, Enova, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Grasshopper board of directors at its December 10, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Grasshopper common stock or Enova common stock or the prices at which Grasshopper or Enova common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Grasshopper board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Grasshopper board of directors with respect to the fairness of the per share merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger as of December 10, 2025. As of such date, the merger agreement provided that, at the effective time, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the completion of the merger, will be converted, at the election of the applicable stockholder and subject to procedures applicable to oversubscription and undersubscription for cash consideration, into the right to receive either (i) stock consideration consisting of the exchange ratio of 0.07637 of a share of Enova common stock, with cash paid in lieu of fractional shares, or (ii) cash consideration consisting of $9.69. The per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the merger consideration to Grasshopper stockholders remains no higher than approximately $350 million in the aggregate (excluding cash paid for Grasshopper options and Grasshopper warrants). As of December 10, 2025, the merger agreement provided, and Piper Sandler assumed for purposes of its analyses, that the aggregate amount of cash consideration would equal 50% of the merger consideration. Piper Sandler calculated an aggregate implied transaction value of approximately $368.6 million based on 36,115,245 shares of Grasshopper common stock outstanding. Based upon financial information for Grasshopper as of or for the last twelve months, or LTM, ended September 30, 2025 and the aggregate implied transaction value (as set forth above), Piper Sandler calculated the following implied transaction metrics:

Aggregate Implied Transaction Value / LTM Net Income	65.8x
Aggregate Implied Transaction Value / 2025E Net Income(1)(2)	44.1x
Aggregate Implied Transaction Value / 2026E Net Income(1)	16.0x
Aggregate Implied Transaction Value / September 30, 2025 Tangible Common Equity	3.16x
Aggregate Implied Transaction Value / September 30, 2025 Adjusted Tangible Common Equity(1)(3)	2.54x
Core Deposit Premium[4]	20.5%

(1)	As provided and confirmed by Grasshopper senior management
(2)	2025E net income assumes effective tax rate of 25.0% for the fiscal period and excludes the release of the $28.6 deferred tax asset valuation
(3)	Adjusted tangible book value includes the release of the $28.6 million deferred tax asset valuation allowance
(4)	Core deposits defined as total deposits less jumbo deposits with balances greater than $250,000

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices of Enova common stock for the one-year and three-year periods ended December 9, 2025. Piper Sandler then compared the relationship between the movements in the price of Enova common stock to movement in its peer group (as described below) as well as certain stock indices.

Enova’s One-Year Stock Performance

	Beginning Value December 9, 2024	Ending Value December 9, 2025
Enova	100.0%	134.5%
Enova Peer Group	100.0%	102.5%
S&P 500 Index	100.0%	113.0%
NASDAQ Bank Index	100.0%	95.3%

Enova’s Three-Year Stock Performance

	Beginning Value December 9, 2022	Ending Value December 9, 2025
Enova	100.0%	351.7%
Enova Peer Group	100.0%	136.3%
S&P 500 Index	100.0%	173.9%
NASDAQ Bank Index	100.0%	110.4%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for Grasshopper with a group of financial institutions selected by Piper Sandler. The Grasshopper peer group included major exchange-traded (Nasdaq Stock Market LLC, NYSE and NYSE American) banks with total assets between $1.0 billion and $2.0 billion and most recent quarter return on average assets greater than 1.00%, but excluded GBank Financial Holdings, Inc. (GBFH) due to its non-traditional business model and targets of announced merger transactions. We refer to this peer group as the Grasshopper peer group. The Grasshopper peer group consisted of the following companies:

Bank7 Corp.	Oak Valley Bancorp
Bank of the James Financial	OptimumBank Holdings, Inc.
Eagle Financial Services, Inc.	SB Financial Group, Inc.
First Capital, Inc.	United Security Bancshares
Hawthorn Bancshares, Inc.	Virginia National Bankshares
Landmark Bancorp, Inc.

The analysis compared publicly available financial information for Grasshopper with corresponding data for the Grasshopper peer group as of or for the year ended September 30, 2025 (unless otherwise noted) with pricing data as of December 9, 2025. The table below sets forth the data for Grasshopper and the median, mean, low and high data for the Grasshopper peer group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Grasshopper’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Grasshopper Comparable Company Analysis

	Grasshopper	Grasshopper Peer Group Median	Grasshopper Peer Group Mean	Grasshopper Peer Group Low	Grasshopper Peer Group High
Total Assets ($mm)	1,413	1,606	1,550	1,020	1,995
Loans / Deposits (%)	82.1	88.0	82.8	59.6	99.2
Non-Performing Assets / Total Assets[1] (%)	1.21	0.32	0.40	0.00	1.10
Tangible Common Equity / Tangible Assets (%)	8.27	9.79	9.46	6.78	12.22
Tier 1 Leverage Ratio[1] (%)	9.16	10.82	11.09	9.05	12.71
Total RBC Ratio[1] (%)	11.89	15.17	15.26	12.25	20.14
Commercial Real Estate / Total Risk-Based Capital Ratio¹ (%)	157.6	247.4	241.0	118.2	356.0
Most Recent Quarter, or MRQ, Return on Average Assets (%)	1.08	1.30	1.37	1.08	2.35
MRQ Return on Average Equity (%)	13.0	14.3	13.9	10.6	18.3
MRQ Net Interest Margin (%)	4.76	3.86	3.97	3.46	5.12
MRQ Efficiency Ratio (%)	70.9	59.2	58.4	40.9	72.4

[1]	Bank-level financial data used for all institutions
Note:	Financial information used for Grasshopper peer group was not pro forma for pending or recently closed acquisitions or divestitures

Piper Sandler used publicly available information to perform a similar analysis for Enova by comparing selected financial information for Enova with a group of financial institutions selected by Piper Sandler. The Enova peer group included major exchange-traded (Nasdaq Stock Market LLC, NYSE and NYSE American) specialty finance companies headquartered throughout the United States, as defined by S&P Capital IQ Pro, with total assets between $250.0 million and $10.0 billion, but excluded targets of announced merger transactions, or the Enova peer group. The Enova peer group consisted of the following companies:

OneMain Holdings, Inc.	Figure Technology Solutions, Inc.
Bread Financial Holdings, Inc.	Regional Management Corp.
Credit Acceptance Corporation	Pagaya Technologies Ltd.
Upstart Holdings, Inc.	OppFi Inc.

The analysis compared publicly available financial information for Enova with corresponding data for the Enova peer group as of or for the year ended September 30, 2025 (unless otherwise noted) with pricing data as of December 9, 2025. The table below sets forth the data for Enova and the median, mean, low and high data for the Enova peer group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Enova’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Enova Comparable Company Analysis

	Enova	Enova Peer Group Median	Enova Peer Group Mean	Enova Peer Group Low	Enova Peer Group High
Total Assets ($mm)	5,962	2,531	8,326	721	26,985
Book Value ($mm)	1,284	956	1,381	49	3,378
LTM Diluted EPS ($)	10.82	2.20	6.97	(2.53)	37.89
Share Price ($)	137.14	43.54	94.74	10.62	460.62
Market Capitalization ($mm)	3,401	3,939	3,985	294	8,682
Price / Book Value (x)	2.66	3.88	3.94	0.97	7.39
Price / Tangible Book Value (x)	3.41	4.80	4.56	1.06	8.08
Price / LTM Earnings Per Share (x)	12.7	9.9	9.9	7.6	12.2
Price / 2025E Earnings Per Share(1) (x)	10.8	8.3	11.4	6.8	27.6
Price / 2026E Earnings Per Share(1) (x)	9.4	7.9	14.1	6.0	46.6
Price Performance – Year-To-Date Change (%)	42.6	21.5	31.6	(23.5)	157.8
Price Performance – 1-Year Change (%)	34.5	14.0	27.2	(39.1)	142.2
Price Performance – 3-Year Change (%)	251.7	92.4	126.5	(0.7)	335.2

[1]	Latest available consensus analyst estimates as aggregated by S&P Capital IQ Pro
Note:	Financial information used for the Enova peer group was not pro forma for pending or recently closed acquisitions or divestitures

Analysis of Precedent Transactions

Piper Sandler reviewed a group of recent bank merger and acquisition transactions announced between January 1, 2025 and December 9, 2025 nationwide, involving targets with total assets between $1.0 billion and $2.0 billion at announcement, but excluding transactions with non-disclosed deal values, which we refer to as the nationwide precedent transactions.

The nationwide precedent transactions group was composed of the following transactions:

Acquiror	Target
Home Bancshares (Conway AR)	Mountain Commerce Bancorp
Richmond Mutl Bncp Inc.	Farmers Bancorp (Frankfort IN)
Undisclosed buyer	Solera National Bancorp Inc.
First Mid Bancshares	Two Rivers Financial Grp Inc.
Third Coast Bancshares Inc.	Keystone Bancshares
Farmers National Banc Corp.	Middlefield Banc Corp.
HBT Financial Inc.	CNB Bank Shares Inc
Heritage Financial Corp.	Olympic Bancorp Inc.
Equity Bancshares Inc.	Frontier Holdings LLC
First Financial Bancorp.	BankFinancial Corp
Bank First Corporation	Centre 1 Bancorp Inc.
Investar Holding Corp.	Wichita Falls Bancshares Inc.
NB Bancorp	Provident Bancorp Inc
TowneBank	Old Point Financial Corp.
MetroCity Bankshares Inc.	First IC Corp.
Old Second Bancorp Inc.	Bancorp Financial Inc.
Glacier Bancorp Inc.	Bank Idaho Holding

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the nationwide precedent transactions.

		Nationwide Precedent Transactions
	Enova / Grasshopper	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	NM	13.8	14.5	3.1	28.6
Transaction Price / Tangible Book Value Per Share (%)	316	120	130	66	231
Tangible Book Value Premium to Core Deposits (%)	20.5	3.6	3.8	(5.3)	12.4
1-Day Market Premium (%)	—	21.6	25.7	5.4	81.7

Note: “NM” represents “Not Meaningful” for Price / LTM EPS multiples greater than 30.0x.

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of a share of Grasshopper common stock assuming Grasshopper performed in accordance with internal financial projections for the years ending December 31, 2025 through December 31, 2028, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2029 through December 31, 2030, as provided by the senior management of Grasshopper. To approximate the terminal value of a share of Grasshopper common stock at December 9, 2025, Piper Sandler applied price to earnings multiples ranging from 8.0x to 12.0x and multiples of tangible book value ranging from 110% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Grasshopper common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Grasshopper common stock of $6.82 to $11.81 when applying multiples of earnings and $5.49 to $8.65 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x
9.0%	$7.88	$8.86	$9.84	$10.83	$11.81
10.0%	$7.59	$8.54	$9.49	$10.44	$11.39
11.0%	$7.32	$8.24	$9.15	$10.07	$10.98
12.0%	$7.07	$7.95	$8.83	$9.71	$10.60
13.0%	$6.82	$7.67	$8.52	$9.38	$10.23

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%
9.0%	$6.34	$6.92	$7.50	$8.07	$8.65
10.0%	$6.12	$6.67	$7.23	$7.78	$8.34
11.0%	$5.90	$6.44	$6.97	$7.51	$8.04
12.0%	$5.69	$6.21	$6.73	$7.24	$7.76
13.0%	$5.49	$5.99	$6.49	$6.99	$7.49

Piper Sandler also considered and discussed with the Grasshopper board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Grasshopper’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Grasshopper common stock, applying the price to earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 11.62%.

Earnings Per Share Multiples

Annual Projection Variance	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$5.88	$6.62	$7.36	$8.09	$8.83
(10.0%)	$6.62	$7.45	$8.27	$9.10	$9.93
0.0%	$7.36	$8.27	$9.19	$10.11	$11.03
10.0%	$8.09	$9.10	$10.11	$11.12	$12.14
20.0%	$8.83	$9.93	$11.03	$12.14	$13.24

Piper Sandler also performed an analysis that estimated the net present value per share of Enova common stock assuming Enova performed in accordance with publicly available mean analyst earnings, tangible asset and tangible common equity estimates for Enova for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Enova. To approximate the terminal value of a share of Enova common stock at December 9, 2025, Piper Sandler applied price to earnings multiples ranging from 6.0x to 10.0x. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Enova common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Enova common stock of $123.16 to $209.50 when applying multiples of earnings.

Earnings Per Share Multiples

Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x
10.0%	$144.02	$160.39	$176.76	$193.13	$209.50
11.0%	$138.40	$154.04	$169.69	$185.33	$200.98
12.0%	$133.06	$148.02	$162.98	$177.93	$192.89
13.0%	$127.98	$142.29	$156.60	$170.91	$185.22
14.0%	$123.16	$136.85	$150.54	$164.23	$177.93

Piper Sandler also considered and discussed with the Grasshopper board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Enova’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Enova common stock, applying the price to earnings multiples range of 6.0x to 10.0x referred to above and a discount rate of 12.39%.

Earnings Per Share Multiples

Annual Estimate Variance	6.0x	7.0x	8.0x	9.0x	10.0x
(20.0%)	$113.41	$125.17	$136.93	$148.69	$160.45
(10.0%)	$122.23	$135.46	$148.69	$161.92	$175.15
0.0%	$131.05	$145.75	$160.45	$175.15	$189.85
10.0%	$139.87	$156.04	$172.21	$188.38	$204.55
20.0%	$148.69	$166.33	$183.97	$201.61	$219.26

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Enova assuming the transaction closes on June 30, 2026. Piper Sandler utilized the following information and assumptions: (1) certain internal financial projections for Grasshopper for the six months ending December 31, 2026 and the year ending December 31, 2027, as provided by the senior management of Grasshopper, (2) publicly available mean analyst earnings per share estimates for Enova for the six months ended December 31, 2026 and the year ending December 31, 2027, and (3) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Enova and confirmed by the senior management of Grasshopper. The analysis indicated that the transaction could be accretive to Enova’s estimated earnings per share in the six months ending December 31, 2026 and the year ending December 31, 2027.

In connection with this analysis, Piper Sandler considered and discussed with the Grasshopper board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler has acted as Grasshopper’s financial advisor in connection with the merger and will receive a fee for its services, which fee is contingent upon consummation of the merger. Piper Sandler also received a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the merger. Grasshopper has also agreed to indemnify Piper

Sandler against certain claims and liabilities arising out of its engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement. Piper Sandler did not provide any other investment banking services to Grasshopper in the two years preceding the date of its opinion. Piper Sandler did not provide any investment banking services to Enova in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Grasshopper, Enova and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Enova and its affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information

Enova and Grasshopper do not as a matter of course make public projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Grasshopper is including in this proxy statement/prospectus certain unaudited prospective financial information prepared by Grasshopper’s management, which we refer to as the projections, that was made available by Grasshopper to Enova as well as provided to Piper Sandler for purposes of Piper Sandler providing its financial analyses in connection with rendering its opinion to the Grasshopper board of directors, as described in this proxy statement/prospectus under the section entitled “ — Opinion of Grasshopper’s Financial Advisor.” The below summary of the projections is included for the purpose of providing stockholders access to certain nonpublic information that was furnished to certain parties in connection with the mergers, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Grasshopper stockholder.

The projections were not prepared by Grasshopper management with a view toward public disclosure, the published guidelines of the SEC regarding projections, the prevailing practices in the banking industries, the use of non-GAAP financial measures or forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In addition, the projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in Grasshopper’s and Enova’s respective historical GAAP financial statements. None of Grasshopper, Enova, Piper Sandler or their respective officers, directors, affiliates, advisors or other representatives considered, or now consider, the inclusion of the projections to be regarded as an indication that the projections are necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections. The projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Grasshopper’s management and were not prepared or approved by Enova management or the Enova board of directors.

While presented with numeric specificity, these projections were based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Grasshopper’s and Enova’s respective businesses) all of which are inherently subjective and uncertain and many of which are beyond the control of Grasshopper and Enova. Important factors that may affect actual results and cause the projections not to be achieved include, but are not limited to, risks and uncertainties relating to Grasshopper’s and Enova’s respective businesses (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in Enova’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the other reports filed by Enova with the SEC. These projections also reflect numerous variables, expectations and assumptions solely by Grasshopper management available at the time it was prepared as to certain business decisions that are subject to change, and, in many respects, subjective judgment solely by Grasshopper management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, actual results may differ materially from those contained in the projections. Accordingly, there can be no assurance that the projections summarized below and the underlying estimates and assumptions will be realized. None of Grasshopper, Enova, Piper Sandler or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the projections.

NONE OF GRASSHOPPER, ENOVA OR, AFTER CONSUMMATION OF THE MERGERS, THE SURVIVING CORPORATION, INTEND TO, AND EXPRESSLY DISCLAIMS ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO, UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. SINCE THE PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared. No assurance can be given that, had the projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. The projections do not attempt to predict or suggest future results of the surviving company after giving effect to the mergers. The projections do not give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on Grasshopper or Enova of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the projections do not take into account the effect on Grasshopper or Enova of any possible failure of the mergers to occur.

By including the Grasshopper projections in this proxy statement/prospectus, none of Grasshopper, Enova or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Grasshopper or Enova compared to the information contained in the projections. Accordingly, the projections should not be construed as financial guidance, nor relied upon as such. The inclusion of the projections in this proxy statement/prospectus does not constitute an admission or representation by Grasshopper or Enova that the information contained therein is material. The projections summarized in this section reflected the opinions, estimates and judgments of Grasshopper’s management at the time they were prepared and have not been updated to reflect any changes since such projections were prepared.

Neither Grasshopper’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

In light of the foregoing, and considering that the Grasshopper special meeting will be held many months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, Grasshopper stockholders are cautioned not to place unwarranted reliance on such information, and all Grasshopper stockholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Enova’s and Grasshopper’s respective businesses as well as Enova’s most recent SEC filings for a description of Enova’s reported financial results. See the section entitled “Where You Can Find More Information.”

Grasshopper Projections

The following tables present a summary of the projections for the calendar years ending 2025 through 2030 for Grasshopper on a standalone basis.

	(unaudited)
	Fiscal Year Ended December 31,
($ in thousands, except per share data)	2025E	2026E	2027E	2028E	2029E	2030E
Total Assets	$1,491,343	$1,896,937	$2,256,543	$2,630,100	$3,024,616	$3,478,308
Gross Loans	1,078,372	1,453,757	1,767,757	2,053,757	2,361,820	2,716,093
Total Deposits	1,321,800	1,704,282	2,034,282	2,364,282	2,718,924	3,126,762
Common Equity	146,490	170,259	199,960	243,602	293,970	351,738
Tangible Common Equity to Tangible Assets(1)	9.83%	8.98%	8.86%	9.27%	9.72%	10.11%
Net Income Available to Stockholders	$36,306	$23,094	$29,701	$43,642	$50,188	$57,716
Earnings per Share	$1.09	$0.64	$0.82	$1.21	$1.39	$1.60
Dividends per Share	$0	$0	$0	$0	$0	$0
Book Value per Share	$4.06	$4.71	$5.54	$6.75	$8.14	$9.74
Tangible Book Value per Share(2)	$4.06	$4.71	$5.54	$6.75	$8.14	$9.74

(1)

“Tangible common equity to tangible assets” is defined as (a) common equity less goodwill and other intangibles divided by (b) total assets less goodwill and other intangibles. Tangible common equity to tangible assets is a non-GAAP financial measure and should not be considered as an alternative to common equity to total assets.

(2)

“Tangible book value per share” is defined as tangible common equity, which is defined as common equity less goodwill and other intangibles, divided by the number of outstanding shares of Grasshopper common stock. Tangible book value per share is a non-GAAP financial measure and should not be considered as an alternative to book value per share.

Enova Projections

Estimated Long-Term Growth Rate for Enova (2027–2030)
Earnings (%)	16
Tangible Assets(1) (%)	15

(1)	“Tangible assets” is defined as total assets less goodwill and other intangibles. Tangible assets is a non-GAAP financial measure and should not be considered as an alternative to total assets.

Enova’s Reasons for the Mergers

After careful consideration, the Enova board of directors, at a special meeting held on December 10, 2025, unanimously determined that the merger agreement, along with any amendments as approved by certain authorized officers of Enova, including the mergers and the other transactions contemplated thereby, is in the best interests of Enova and its stockholders and approved the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the mergers, the Enova board of directors evaluated the merger agreement, the mergers, and such other transactions contemplated by the merger agreement in consultation with Enova’s management, as well as

Enova’s legal and financial advisors, and considered a number of factors, including, among others, the following factors, which are not presented in any order of priority:

•

the belief that the mergers are expected to create a more valuable company with the ability to compete in today’s operating environment and offer a more comprehensive suite of financial solutions, including national scale lending products through a national bank charter and access to lower-cost deposit funding;

•	each of Enova’s, Grasshopper’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•

the belief that Grasshopper’s business and operations complement those of Enova and that the combined company resulting from the mergers would benefit from product and operational simplification and diversified funding opportunities, along with projected revenue synergies from opportunities for product growth and diversification for new and existing customers;

•	the increased financial inclusion to be offered by the combined company;

•

its existing knowledge of Grasshopper’s business through review and discussions with Enova’s management concerning the due diligence examination of Grasshopper conducted in connection with the mergers;

•	the complementary nature of the cultures of the two companies, including in their innovative, digital and customer-oriented cultures;

•

its understanding of the current and prospective environment in which Enova and Grasshopper operate, including national, regional and local economic conditions, the competitive environment for financial technology companies and financial institutions generally and the likely effects of these factors on Enova both with and without the mergers;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	Enova’s successful operating and acquisition track record, including Enova’s prior experience of efficiently closing and integrating an acquisition;

•

the advantages of experienced management continuity following the mergers with continued participation from key members of Grasshopper Bank, which enhances the likelihood that the expected benefits of the mergers will be realized;

•	its belief that the mergers are likely to provide substantial value to Enova stockholders;

•

the financial and other terms of the merger agreement, including the mergers consideration, expected tax treatment, deal protection and termination fee provisions, which it reviewed with Enova’s management, Covington & Burling, its outside counsel, and Keefe, Bruyette and Woods, its financial advisor;

•	the potential risks associated with achieving anticipated revenue synergies and successfully integrating Grasshopper’s business, operations and workforce with those of Enova;

•	the potential risk of diverting Enova management attention and resources from the operation of Enova’s business and towards the completion of the mergers;

•

that, while Enova expects that the mergers will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the mergers will be satisfied, including the risk that necessary regulatory approvals or Grasshopper stockholder approval might not be obtained or may be delayed and, as a result, the mergers may not be consummated or may be delayed;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the mergers;

•	certain anticipated merger- and integration-related costs, particularly given the transformational nature of the mergers;

•	the risk that following the mergers, the combined company may not be able to maintain its deposit base, on which it intends to rely as a principal source of funding for its lending activities;

•

the increased regulatory burden on the combined company resulting from the mergers, including that the combined company will become subject to the Bank Holding Company Act and its restrictions and requirements, that the combined company will become subject to supervision, regulation, and enforcement by the Federal Reserve, and that its bank subsidiary will be subject to supervision, regulation, and enforcement by the OCC;

•

the nature of the regulatory and other approvals required in connection with the mergers and the risk that such regulatory approvals may not be received in a timely manner or at all or may contain unacceptable conditions, including a burdensome condition;

•	the potential risk of losing other acquisition opportunities while Enova remains focused on completing the mergers;

•	the nature and amount of payments and other benefits to be received by Grasshopper management in connection with the mergers; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The foregoing discussion of the factors considered by the Enova board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Enova board of directors. In reaching its decision to approve the merger agreement and the mergers and the other transactions contemplated by the merger agreement, the Enova board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Enova board of directors considered all these factors as a whole, including through its discussions with Enova’s management and financial and legal advisors, in evaluating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and overall considered the factors to be favorable to, and to support, its determination to approve the merger agreement.

It should be noted that this explanation of the reasoning of the Enova board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Governance of Enova and Grasshopper Bank After the Completion of the Mergers

The directors and officers of Enova immediately prior to the effective time will serve as the directors and officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation. Information about the current members of the Enova board of directors can be found in the documents listed under the section entitled “Where You Can Find More Information.”

Following the bank merger, Michael Butler will serve as President of Grasshopper Bank, reporting to Steven Cunningham, who will be appointed Chief Executive Officer of Grasshopper Bank. Mr. Cunningham will assume the role of Chief Executive Officer of Enova effective January 1, 2026, as previously announced.

Interests of Grasshopper’s Directors and Executive Officers in the Mergers

In considering the recommendation of the Grasshopper board of directors that Grasshopper stockholders vote “FOR” the merger proposal, Grasshopper stockholders should be aware that Grasshopper directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Grasshopper stockholders generally. The Grasshopper board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers), and in recommending that Grasshopper stockholders vote “FOR” the merger proposal. Such interests are described below. The mergers will be a “change in control” for purposes of the executive officers’ compensation and benefit plans and agreements described below.

Grasshopper’s executive officers for purpose of the discussion below are Michael Butler (President and Chief Executive Officer), Michael Lenahan (Chief Financial Officer), Christopher Tremont (Chief Digital Officer), Peter Chapman (Chief Technology Officer), Christopher Mastrangelo (Chief Risk Officer), and Steven Kerr (Chief Credit Officer). Grasshopper’s directors for purpose of the discussion below are Kirk Wycoff (Chairman), Daniel Altscher, Michael Butler, Jim Fitzgerald, John Flemming, Brian Graham, Boris Gutin, Jonah Marcus, Cantwell Muckenfuss, Karen Solomon and John Surgent.

Treatment of Shares of Grasshopper Common Stock, Grasshopper Stock Options and Grasshopper Warrants

Each of Grasshopper’s directors and executive officers will be entitled to receive, for each share of Grasshopper common stock he or she holds, the same per share merger consideration in the same manner as other Grasshopper common stockholders.

At the effective time, each Grasshopper stock option that is outstanding and unexercised immediately prior to the effective time will be fully vested then cancelled and converted into the right to receive from Enova a cash payment (less any required tax withholding) equal to the product, rounded up to the nearest cent, of (1) the number of shares of Grasshopper common stock subject to such Grasshopper stock option immediately prior to the effective time, multiplied by (2) the difference, if positive, between the per share cash value and the exercise price of the Grasshopper stock option. Any Grasshopper stock option with an exercise price that equals or exceeds the per share cash value will be canceled with no consideration being paid to the optionholder.

As of December 26, 2025, all of the Grasshopper stock options held by the non-employee directors, other than one award of Grasshopper stock options held by Mr. Muckenfuss, are out-of-the-money options (that is, the per share exercise price of such Grasshopper stock option equals or exceeds the per share cash value) and will be cancelled at the effective time without consideration. As of December 26, 2025, all of the Grasshopper stock options held by the executive officers and the one award of Grasshopper stock options held by Mr. Muckenfuss are in-the-money options, and the total number of outstanding Grasshopper stock options and estimated values payable with respect such Grasshopper stock options are as follows:

Executive Officers	Total number of outstanding vested Grasshopper stock options(2) (#)	Total number of outstanding unvested Grasshopper stock options(3) (#)	Value of cash consideration for Grasshopper stock options(4) ($)
Michael Butler	610,000	830,000	$8,343,600
Peter Chapman	60,000	70,000	$779,700
Steven Kerr	10,000	25,500	$184,245
Michael Lenahan	113,333	46,667	$990,400
Christopher Mastrangelo	28,333	101,667	$687,200
Christopher Tremont	113,333	66,667	$1,094,200
Directors
Cantwell Muckenfuss(1)	7,000	1,000	$17,070

(1)

Mr. Muckenfuss holds two awards of Grasshopper stock options. One award of Grasshopper stock options with respect to the purchase of 5,000 shares of Grasshopper common stock is out-of-the-money. The value of the closing consideration to be received by Mr. Muckenfuss reflects his remaining award of Grasshopper stock options with respect to the purchase of 3,000 shares of Grasshopper common stock.

(2)	Amounts listed in this column reflect all outstanding Grasshopper stock options fully vested as of December 26, 2025.
(3)	Amounts listed in this column reflect all outstanding Grasshopper stock options unvested as of December 26, 2025.
(4)

Amounts listed in this column were calculated by multiplying, for each outstanding award of Grasshopper stock options held by such executive officer or director, as applicable, (i) the number of shares of Grasshopper common stock subject to such Grasshopper stock option, by (ii) excess of (A) the per share cash value (that is, $9.69) over (B) the exercise price payable per share of Grasshopper common stock underlying such Grasshopper stock option.

As of December 26, 2025, Mr. Muckenfuss and Mr. Flemming, directly or indirectly, hold Grasshopper warrants. The merger agreement provides that, prior to the effective time, Grasshopper agrees to take all actions that are reasonably necessary or advisable to cause any outstanding and unexercised Grasshopper warrant, whether vested or unvested, as of immediately prior to the effective time be canceled and the holder thereof will have no further rights with respect to such Grasshopper warrant, unless the holder of such Grasshopper warrant executes prior to the effective time a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (which will include a full release of any rights each holder has with respect to a Grasshopper warrant, other than the cash payment described below), in which case such Grasshopper warrant subject to an executed warrant cancelation agreement will instead be canceled at the effective time without any consideration other than the right to receive from Enova at the effective time a cash payment (less any required withholding) payable to such holder of such Grasshopper warrants of a pro rata amount of the aggregate amount payable by Enova with respect to all the Grasshopper warrants of $2,500,000. Mr. Muckenfuss and Mr. Flemming each hold Grasshopper warrants for 12,500 shares (or 1.25% of all Grasshopper warrants) which constitutes a settlement amount of $18,973 each.

Existing Grasshopper Agreements with Executive Officers

Severance Entitlements

Grasshopper and Grasshopper Bank have entered into executive employment agreements, which we refer to, collectively, as the employment agreements and each an employment agreement, with each of Mr. Butler, Mr. Chapman, Mr. Lenahan and Mr. Tremont. The employment agreements provide for, among other things, enhanced severance payments if, in the event of a “change in control” (as defined in the employment agreements) of Grasshopper or Grasshopper Bank and the executive officer’s involuntary termination of employment for a reason other than for “cause” or upon the executive officer’s voluntary termination for “good reason” (as each is defined in the applicable employment agreement) within 12 months following a change in control (or for Mr. Tremont 24 months following a change in control; or for Mr. Butler, during the term of his employment and concurrent with or following a change in control). Pursuant to the employment agreements, subject to the executive officer’s execution of a release of claims, the executive officer would become entitled to: (i) a severance payment equal to a multiple (three times for Mr. Butler, two times for Mr. Tremont, and one times for Mr. Chapman and Mr. Lenahan) of the sum of the executive officer’s base salary and target bonus, payable in a lump sum within 60 days following the termination date, and (ii) reimbursement of (or, for Mr. Butler, payment of) a portion of coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended, equal to the employer paid portion of coverage as of immediately prior to termination, for the continuation of medical, dental and vision coverage for 12 months (or 36 months for Mr. Butler) after the executive officer’s qualifying termination of employment (for Mr. Butler, paid in a lump sum within 60 days following the termination date).

Additionally, each such executive officer has also entered into a restrictive covenants agreement relating to non-disclosure of confidential information, assignment of inventions, non-competition and non-solicitation.

Based on the Grasshopper Severance Policy dated March 26, 2025, which we refer to as the severance policy, severance for Mr. Mastrangelo and Mr. Kerr is available upon the executive’s termination of employment for a reason other than for “cause” (as defined in the severance policy) subject to the executive officer’s execution of a release of claims, with such severance equal to a number of weeks of base pay (as of the termination date) based on the executive officer’s completed years of service with Grasshopper. In accordance with the severance policy, upon a termination as of December 26, 2025, Mr. Mastrangelo would be entitled to six weeks of severance and Mr. Kerr would be entitled to three weeks of severance, in each case paid in either a lump sum or in regular installments consistent with normal payroll policy.

Settlement Agreements

Concurrently with the signing of the merger agreement, Grasshopper and Grasshopper Bank entered into settlement agreements with each of Mr. Butler, Mr. Chapman, Mr. Lenahan, and Mr. Tremont, which we refer to as the settlement agreements. Pursuant to the settlement agreements, (i) subject to each executive officer’s execution and non-revocation of a release of claims, Grasshopper will pay or cause to be paid, on the closing date or as of the date immediately prior to the closing date (but subject to the closing), a lump sum cash amount, as provided below, equal to the payments and benefits to which such executive officer would be entitled to receive pursuant to such executive officer’s employment agreement, as described above, in the event of such executive officer’s termination of employment without “cause” or for “good reason” concurrent with or following a “change in control” (or similar term) (as such terms are defined in the employment agreements) without regard to such executive’s termination of employment, and (ii) such executive officer’s employment agreement will be terminated. The Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement between Grasshopper and each such executive officer will survive termination of the employment agreement.

Executive Officers	Payments Equal to Change of Control Severance as of the Date of the Settlement Agreement ($)
Michael Butler	4,411,062
Peter Chapman	483,162
Michael Lenahan	459,792
Christopher Tremont	1,043,291

Retention Bonus

Grasshopper may enter into a retention bonus arrangement with each of Mr. Mastrangelo and Mr. Kerr prior to the effective time. Under the anticipated arrangement, each executive will earn a lump sum cash retention amount, in an amount not yet determined, if he remains employed with Grasshopper and Grasshopper Bank through the effective time.

Voting Agreements

Certain stockholders of Grasshopper have separately entered into the voting agreements pursuant to which they have agreed to, among other things: (1) appear at the Grasshopper special meeting or otherwise cause their shares of Grasshopper common stock to be counted as present at such meeting for purposes of calculating a quorum; and (2) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of their shares of Grasshopper common stock: (A) in favor of the approval of the merger proposal, and any actions required in furtherance thereof; and (B) against (x) any acquisition proposal, (y) any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Grasshopper under the merger agreement, and (z) any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the Grasshopper stockholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the voting agreements or the performance by Grasshopper of its obligations under the merger agreement. For additional information on the voting agreements, see the section entitled “The Merger Agreement—Voting Agreements.”

Enova Arrangements with Executive Officers

Offer Letters

Concurrently with signing the merger agreement, each of Mr. Butler, Mr. Chapman, Mr. Lenahan, and Mr. Tremont entered into an offer letter with Enova, which provide for base salary, short-term incentive bonus opportunities, and long-term incentive, each as outlined below, and participation in Enova’s benefits and paid time off. Such offer letters will become effective only upon the occurrence of the effective time, and if the merger agreement is terminated, such offer letters will automatically terminate without future action by either party.

Executive Officers	Base Salary(1) ($)	2026 Short-Term Incentive Bonus Target(2) (% of Base Salary)	2027 Short-Term Incentive Bonus Target(3) (% of Base Salary)	2027 Annual Long- Term Incentive Target(4) (% of Base Salary)
Michael Butler	$500,000	100%	80%	120%
Peter Chapman	$298,700	50%	35%	50%
Michael Lenahan	$300,554	50%	35%	50%
Christopher Tremont	$334,750	50%	45%	60%

(1)

For Mr. Chapman, Mr. Lenahan, and Mr. Tremont, their base salary with Enova will be the greater of the listed base salary as of the date of the offer letter, and their salary with Grasshopper as of the effective time.

(2)	2026 short-term incentive bonuses are paid in cash and the executive officers must be employed with Grasshopper Bank at the time of Grasshopper Bank’s bonus payout date.
(3)	2027 short-term incentive bonuses are paid in cash and the executive officers must be employed with Grasshopper Bank at the time of Grasshopper Bank’s bonus payout date.
(4)

For Mr. Butler, long-term incentive awards will typically take the form of 50% restricted stock units and 50% stock options of Enova. For Mr. Chapman, Mr. Lenahan, and Mr. Tremont, long-term incentive awards will typically take the form of restricted stock units of Enova.

Director and Officer Indemnification and Insurance

The merger agreement provides that, for six years after the effective time, the surviving corporation will use its reasonable best efforts to maintain in effect Grasshopper’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 250% of the annual premium payments paid on Grasshopper’s current policy. The surviving corporation will indemnify, defend and hold harmless the present and former directors and officers of Grasshopper and its subsidiaries, against liabilities in connection with any litigation, arising out of or pertaining to, the fact that such person is or was a director, officer, employee or agent of Grasshopper or any of its subsidiaries or at Grasshopper’s request of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Grasshopper’s organizational documents in place on the date of the merger agreement and subject to applicable law.

Regulatory Approvals Required for the Mergers

The completion of the mergers and related transactions contemplated by the merger agreement is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approval from the Chicago Reserve Bank and/or the Federal Reserve and the OCC.

Subject to the terms of the merger agreement, both Enova and Grasshopper have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all third parties and regulatory authorities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers. Enova and Grasshopper plan to file applications and notifications to obtain the required regulatory approvals, consents and waivers.

The merger of Grasshopper with and into Enova, and related transactions contemplated by the merger agreement, require regulatory approvals from the Chicago Reserve Bank and/or the Federal Reserve, and the OCC, including approvals from the Chicago Reserve Bank and/or the Federal Reserve pursuant to the Bank Holding Company Act for Enova become a bank holding company and to engage in certain nonbanking activities; approvals by the OCC pursuant to the National Bank Act and Bank Merger Act for the formation of Interim Bank and for Interim Bank and Grasshopper Bank to consummate the bank merger; and approvals from the OCC regarding a contribution of assets to the resulting bank and changes to the business plan of the resulting bank.

Although neither Enova nor Grasshopper knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Enova and Grasshopper cannot be certain of when or if such approvals will be obtained.

The U.S. Department of Justice, or the DOJ has between 15 and 30 days following approval of the merger by the Chicago Reserve Bank and/or the Federal Reserve and approval of the bank merger by the OCC to challenge those approvals on antitrust grounds. While Enova and Grasshopper do not know of any basis on which the DOJ would challenge regulatory approvals by the Chicago Reserve Bank and/or the Federal Reserve or the OCC and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such proceedings, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the mergers from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

Enova and Grasshopper are not aware of any material regulatory approvals or actions that are required prior to the completion of the mergers other than those described in this proxy statement/prospectus. If any additional regulatory approvals or actions are required other than those described in this proxy statement/prospectus, Enova and Grasshopper presently intend to seek those approvals or actions. However, Enova and Grasshopper cannot assure you that any of these additional approvals or actions will be obtained.

Accounting Treatment

The merger will be accounted for by Enova as a business combination under the acquisition method in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed of Grasshopper will be recorded at their estimated fair values as of the acquisition date, and any excess of the purchase consideration over the fair value of net assets acquired will be recognized as goodwill. The financial results of Grasshopper will be included in Enova’s consolidated financial statements beginning on the acquisition date. Prior periods will not be retrospectively adjusted to include Grasshopper.

Public Trading Markets

Enova common stock trades on the NYSE under the symbol “ENVA.” Grasshopper common stock is not listed on a public exchange. The Enova common stock issuable in the merger will be listed on the NYSE.

Appraisal Rights

If the merger is completed, holders of record and beneficial owners of Grasshopper common stock who do not vote in favor of the merger proposal (whether by voting against the merger proposal, abstaining or otherwise not voting with respect to the merger proposal), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Grasshopper common stock through the effective date of the merger, who otherwise comply with the statutory requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and who do not withdraw their demands or otherwise lose their rights to appraisal are entitled to seek appraisal of their shares in connection with the merger in accordance with Section 262 of the DGCL, which we refer to as Section 262. Unless the context requires otherwise, all references in this summary to a “stockholder” are to a record holder of Grasshopper common stock. Unless the context requires otherwise, all references in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Grasshopper common stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement/prospectus by reference. The following summary does not constitute legal or other advice and does not constitute a recommendation that Grasshopper’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Grasshopper common stock should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the merger is completed, holders of record or beneficial owners of shares of Grasshopper common stock who (1) deliver a written demand for appraisal of such holder’s or owner’s shares of Grasshopper common stock to Grasshopper prior to the vote on the merger proposal, (2) do not vote in favor of the merger proposal (whether by voting against the merger proposal, abstaining or otherwise not voting with respect to the merger proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, will be entitled to have their shares of Grasshopper common stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Grasshopper common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be “fair value” from the effective date of the merger through the date of payment of the judgment. If you are a beneficial owner of shares of Grasshopper common stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Grasshopper common stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by Grasshopper and to be set forth on the verified list required by Section 262.

After an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Grasshopper common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Grasshopper common stock entitled to appraisal exceeds 1.0% of the outstanding shares of Grasshopper common stock eligible for appraisal, or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million. In this summary, Grasshopper refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the merger through the date of payment of the judgment at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, Grasshopper makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). Grasshopper is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a proposed merger for which appraisal rights are available is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes Grasshopper’s notice to Grasshopper’s stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

In connection with the merger, any holder of record or beneficial owner of shares of Grasshopper common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the merger consideration. Because of the complexity of the procedures for exercising appraisal rights, Grasshopper believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Grasshopper common stock must do ALL of the following:

•	the stockholder or beneficial owner must not vote in favor of the merger proposal;

•

the stockholder or beneficial owner must deliver to Grasshopper a written demand for appraisal of such holder’s or owner’s shares of Grasshopper common stock before the vote on the merger proposal at the Grasshopper special meeting; and

•	the stockholder must continuously hold, or the beneficial owner must continuously own, the shares from the date of making the demand through the effective date of the merger.

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or Grasshopper may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the merger. Grasshopper is under no obligation to file any such petition and has no intention of doing so.

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of Grasshopper common stock who asserted appraisal rights unless one of the ownership thresholds is met.

For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal, abstain or not vote his, her or its shares.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Grasshopper, before the vote on the merger proposal at the Grasshopper special meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Grasshopper common stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the merger proposal. A vote in favor of the merger proposal, virtually at the Grasshopper special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such shares. A stockholder exercising appraisal rights must hold of record the shares of Grasshopper common stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A beneficial owner exercising appraisal rights must own the shares of Grasshopper common stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the merger proposal at the Grasshopper special meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Grasshopper common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Grasshopper common stock by a holder of record must reasonably inform Grasshopper of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Grasshopper common stock. A demand for appraisal in respect of shares of Grasshopper common stock should be executed by or on behalf of the beneficial owner and must reasonably inform Grasshopper of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Grasshopper common stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by Grasshopper and to be set forth on the verified list required by Section 262.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

Demands for appraisal may not be submitted by electronic transmission. At any time within 60 days after the effective date of the merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the merger consideration offered pursuant to the merger agreement by delivering to Grasshopper, as the surviving corporation in the merger, a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the merger. Except with respect to any person who withdraws such person’s demand as described in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, that person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

If the merger is completed, within 10 days after the effective date of the merger, Grasshopper will notify each record holder of shares of Grasshopper common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the merger has become effective, and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, Grasshopper or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Grasshopper in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. Grasshopper is under no obligation, and has no present intention, to file such a petition, and Grasshopper’s stockholders should not assume that Grasshopper will file such a petition or initiate any negotiations with respect to the “fair value” of the shares of Grasshopper common stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Grasshopper common stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from Grasshopper a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Grasshopper has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares. Where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number. Grasshopper must send this statement to the requesting person within 10 days after receipt by Grasshopper of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon Grasshopper, Grasshopper will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by Grasshopper. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to Grasshopper and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by Grasshopper.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Grasshopper common stock who are otherwise entitled to appraisal rights unless both ownership thresholds are met.

Determination of “Fair Value”

After the Delaware Court of Chancery determines the persons entitled to appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Grasshopper common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors.

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, Grasshopper has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If Grasshopper makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by Grasshopper in such voluntary cash payment and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Grasshopper believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Grasshopper common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Grasshopper nor Enova anticipates offering more than the merger consideration to any stockholder or beneficial owner exercising appraisal rights, and each of Grasshopper and Enova reserves the right to make a voluntary cash payment as described above and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Grasshopper common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by Grasshopper pursuant to Section 262 who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal and not dismissed by the Delaware Court of Chancery or subject to such an award pursuant to a reservation of jurisdiction. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Grasshopper common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Grasshopper common stock will be deemed to have been converted at the Effective Time into the right to receive the merger consideration as provided in the merger agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the person delivers to Grasshopper a written withdrawal of such person’s demand for appraisal and an acceptance of the merger consideration as provided in the merger agreement in accordance with Section 262.

From and after the effective date of the merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Grasshopper common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger). If no petition for an appraisal is filed within the time provided in Section 262, or if such person delivers to Grasshopper a written withdrawal of such person’s demand for an appraisal and an acceptance of the merger within 60 days after the effective date of the merger, the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Mergers

The merger agreement provides that, among other things, (1) Grasshopper will merge with and into Enova, with Enova continuing as the surviving corporation in the merger, and (2) immediately following the merger, Interim Bank will merge with and into Grasshopper Bank, with Grasshopper Bank continuing as the surviving bank in the bank merger.

The Merger Consideration

If the merger is completed, each share of Grasshopper common stock, excluding certain specified shares owned by Enova or Grasshopper, which we refer to as the canceled shares, and shares held by stockholders who properly exercise appraisal rights, that is issued and outstanding immediately prior to the effective time, will be converted into the right to receive the per share merger consideration of (1) stock consideration consisting of the exchange ratio of approximately 0.038185 of a share of Enova common stock, with cash paid in lieu of fractional shares and (2) cash consideration consisting of $4.845. As described in more detail below, the per share merger consideration is subject to adjustment pursuant to the terms of the merger agreement such that the merger consideration to Grasshopper stockholders remains no higher than approximately $350 million in the aggregate, excluding cash paid for Grasshopper options and Grasshopper warrants.

Fractional Shares

Enova will not issue any fractional shares of Enova common stock in the merger. Instead, a Grasshopper stockholder who would otherwise be entitled to receive a fraction of a share of Enova common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (1) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Enova common stock that such holder would otherwise be entitled to receive by (2) the average closing price.

Treatment of Grasshopper Stock Options

At the effective time, each Grasshopper stock option that is outstanding and unexercised immediately prior to the effective time will be fully vested then cancelled and converted into the right to receive from Enova a cash payment (less any required tax withholding) equal to the product, rounded up to the nearest cent, of (1) the number of shares of Grasshopper common stock subject to such Grasshopper stock option immediately prior to the effective time, multiplied by (2) the difference, if positive, between the per share cash value and the exercise price of the Grasshopper stock option. Any Grasshopper stock option with an exercise price that equals or exceeds the per share cash value will be canceled with no consideration being paid to the optionholder.

Treatment of Grasshopper Warrants

Prior to the effective time, Grasshopper will use reasonable best efforts to cause any outstanding and unexercised Grasshopper warrant, whether vested or unvested, as of immediately prior to the effective time be canceled and the holder thereof will have no further rights with respect to such Grasshopper warrant, unless the holder of such Grasshopper warrant executes prior to the effective time a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (which will include a full release of any rights each holder has with respect to a Grasshopper warrant, other than the cash payment described below), in which case such Grasshopper warrant subject to an executed warrant cancelation agreement will instead be canceled at the effective time without any consideration other than the right to receive from Enova at the effective time a cash payment (less any required withholding) payable to such holder of such Grasshopper warrants of a pro rata amount of the aggregate amount payable by Enova with respect to all the Grasshopper warrants of $2,500,000.

Surviving Corporation Governing Documents and Board of Directors

At the effective time, the Enova charter and the Enova bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of Enova as the surviving corporation of the merger, until duly amended or repealed in accordance with their respective terms and applicable law.

The directors and officers of Enova in office immediately prior to the effective time shall serve as the directors of Enova as the surviving corporation of the merger from and after the effective time in accordance with the certificate of incorporation and bylaws of Enova.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” below.

The merger will become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. The bank merger will become effective immediately following the merger, as specified in the bank merger agreement.

In the merger agreement, we have agreed to cause the effective time to occur no sooner than the fifth business day nor later than the 10th business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the merger agreement occurs, or, if Enova waives its rights to review and contest the closing financial statements (as discussed below), the effective time may occur on another date that is at least five business days following the satisfaction or waiver of the same, or on another mutually agreed date. It currently is anticipated that the effective time will occur in the second half of 2026, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the mergers will be completed.

As described below, if the merger is not completed by the termination date, either Enova or Grasshopper may choose to terminate the merger agreement at any time after that date provided that (1) the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement and (2) neither party may terminate the merger agreement during the determination of the final Grasshopper tier 1 leverage ratio pursuant to the terms of the merger agreement (including any period during which Grasshopper is taking action to increase Grasshopper tier 1 leverage ratio in accordance with the terms of the merger agreement).

Exchange Procedures

Exchange Agent

Enova will appoint an exchange agent for the purpose of exchanging shares of Grasshopper common stock for the merger consideration.

Exchange Procedures

At or immediately prior to the effective time, Enova will deposit with the exchange agent the shares of Enova common stock and cash sufficient to fund the aggregate stock consideration, the aggregate cash consideration, any fractional share payments (to the extent then determinable), and any dividends or distributions payable under the merger agreement, which will be held in an exchange fund for the benefit of Grasshopper stockholders (other than canceled shares). As soon as reasonably practicable after the effective time, and in any event within five business days, Enova will cause the exchange agent to mail transmittal materials and instructions to holders of certificated or book-entry shares, specifying the procedures by which certificates or book-entry shares must be properly surrendered, together with completed transmittal documents, in order to receive the merger consideration. Upon proper surrender of shares of Grasshopper common stock in accordance with the instructions, each Grasshopper stockholder will be entitled to receive the merger consideration, consisting of shares of Enova common stock in book-entry form and cash for cash consideration, any fractional share payment, and any dividends or distributions to which the Grasshopper stockholder is entitled, and the surrendered shares will be canceled upon exchange. At the effective time, the stock transfer books of Grasshopper will be closed, and transfers of Grasshopper common stock will no longer be registered. Until surrendered, each certificated or book-entry share (other than canceled shares) will represent only the right to receive the merger consideration and any unpaid pre-closing dividends, and any such shares presented after the effective time will be canceled and exchanged in accordance with these procedures.

Withholding

Enova, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the merger consideration, the cash in lieu of fractional shares of Enova common stock, cash dividends, distributions payable or any other cash amounts otherwise payable pursuant to the merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code or any provision of applicable tax law. To the extent that any amounts are so deducted or withheld and are paid over to the appropriate regulatory authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made and will be paid over to the appropriate regulatory authority.

Dividends and Distributions

Enova and Grasshopper agreed to coordinate with each other regarding the declaration of any dividends in respect of Enova common stock (to the extent permitted by the merger agreement) and Grasshopper common stock and the record dates and payment dates relating thereto. Subject to applicable laws, following surrender of any such certificate or book-entry shares, the record holder of the whole shares of Enova common stock issued in exchange therefor, will be paid, without interest, (1) all dividends and other distributions payable in respect of any such whole shares of Enova common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Enova common stock.

Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by Grasshopper to Enova and, on the other hand, by Enova to Grasshopper, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Enova, Grasshopper or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Enova’s or Grasshopper’s public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Enova or Grasshopper or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and the other information contained in the reports, statements and filings that Enova publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”

In the merger agreement, Grasshopper has made customary representations and warranties to Enova with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Grasshopper and Grasshopper Bank;

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Grasshopper’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Grasshopper in accordance with its terms;

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the absence of conflicts with or breaches of Grasshopper’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

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the capitalization of Grasshopper, including in particular the number of shares of Grasshopper common stock issued and outstanding, along with certain equity rights of Grasshopper and Grasshopper stock options;

•	the capitalization of Grasshopper Bank;

•	reports filed with regulatory authorities;

•	financial matters;

•	books and records;

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the absence of liabilities other than those liabilities incurred in the ordinary course of business, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Grasshopper as of December 31, 2024;

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the absence since December 31, 2024 of an event that has had a material adverse effect on Grasshopper, and Grasshopper and its subsidiaries having carried out their respective businesses in all material respects only in the ordinary course since December 31, 2024;

•	tax matters;

•	the assets of Grasshopper and Grasshopper Bank;

•	intellectual property and privacy matters;

•	environmental matters;

•	compliance with laws and permits;

•	compliance with the Community Reinvestment Act;

•	labor relations;

•	matters relating to employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended;

•	matters with respect to certain of Grasshopper’s contracts;

•	agreements with regulatory authorities;

•	investment securities;

•	derivative transactions entered into for the account of Grasshopper and its subsidiary;

•	legal proceedings;

•	the accuracy of the information supplied by Grasshopper in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the Grasshopper board of directors of the opinion from Grasshopper’s financial advisor;

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the lack of action by Grasshopper that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;

•	deposit matters;

•	allowance for credit losses;

•	insurance matters;

•	Office of Foreign Assets Control, and sanctions matters;

•	the absence of undisclosed brokers’ fees and expenses;

•	transactions with affiliates and insiders;

•	investment advisor and broker-dealer matters;

•	insurance agency matters; and

•	absence of claims of indemnification.

In the merger agreement, Enova made customary representations and warranties to Grasshopper with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Enova;

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Enova’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Enova in accordance with its terms;

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the absence of conflicts with or breaches of Enova’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	Enova’s capitalization, including in particular the number of shares of Enova common stock issued and outstanding;

•	ownership of subsidiaries;

•	reports filed with regulatory authorities;

•	financial matters;

•	books and records;

•	auditor independence matters;

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the absence of liabilities other than those liabilities incurred in the ordinary course of business, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Enova as of December 31, 2024;

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the absence since December 31, 2024 of an event that has had a material adverse effect on Enova, and Enova and its subsidiaries having carried out their respective businesses in all material respects only in the ordinary course since December 31, 2024;

•	tax matters;

•	compliance with laws and permits;

•	legal proceedings;

•	the accuracy of the information supplied by Enova in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

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the lack of action by Enova that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	agreements with regulatory authorities;

•	OFAC and sanctions matters;

•	the absence of undisclosed brokers’ fees and expenses;

•	the availability of funds necessary to consummate the merger and the transactions contemplated thereby; and

•	data privacy and security matters.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

Many of the representations and warranties in the merger agreement made by Grasshopper and Enova are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party and its subsidiaries, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (1) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities (whether contingent or otherwise), prospects, privileges (whether contractual or otherwise), or business of such party and its subsidiaries taken as a whole, or (2) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (1), a “material adverse effect” will not be deemed to include effects to the extent resulting from the following (except, in certain circumstances, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies of similar size in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in U.S. generally accepted accounting principles, which we refer to as GAAP, or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

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changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Grasshopper and Enova, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

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failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;

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the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees (except with regard to a breach of any covenant, representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby);

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

•	the taking of any action by Enova, or the taking of any action by Grasshopper that is expressly approved in writing by Enova or that is expressly required by the merger agreement; or

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the failure to take any action by Grasshopper prohibited by the merger agreement (as more fully described in the section below entitled “—Covenants and Agreements—Conduct of Business Prior to the Effective Time”) with respect to which Enova has refused, upon Grasshopper’s written request, to grant its consent.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

Grasshopper has agreed that prior to the effective time or the termination of the merger agreement, unless the prior written consent of Enova has been obtained (which Enova may not unreasonably withhold, condition or delay) and except for certain exceptions, as required by applicable law and as otherwise expressly contemplated by the merger agreement or required by law, it will, and will cause Grasshopper Bank to, (1) operate its business only in the ordinary course (as defined in the merger agreement) and (2) use its reasonable best efforts to preserve intact its business (including its organization, assets, goodwill and insurance coverage), and maintain its rights, permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees.

Additionally, Grasshopper has agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Enova has been obtained (which Enova may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, Grasshopper will not do, or permit Grasshopper Bank to do, any of the following:

•	amend or waive the Grasshopper charter, the Grasshopper bylaws or other comparable governing instruments of Grasshopper Bank;

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incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Grasshopper to Grasshopper Bank or of Grasshopper Bank to Grasshopper, the creation of deposit liabilities, purchases of federal funds, federal funds borrowings from the Federal Home Loan Bank or sales of certificates of deposit incurred in the ordinary course);

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(1) subject to certain exceptions, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Grasshopper or Grasshopper Bank, or (2) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Grasshopper’s capital stock or other equity interests;

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subject to certain exceptions, issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Grasshopper common stock or any other capital stock of Grasshopper or Grasshopper Bank, or any equity rights with respect to the securities of Grasshopper or its subsidiaries;

•	adopt or implement any stockholder rights plan or similar arrangement;

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directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Grasshopper or Grasshopper Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Grasshopper common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Grasshopper or Grasshopper Bank (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Grasshopper or Grasshopper Bank) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course;

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(1) purchase any securities or make any acquisition of or investment in (except in the ordinary course), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course), any person other than Grasshopper or its subsidiaries, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

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other than as required pursuant to the terms of a Grasshopper benefit plan as of the date of the merger agreement, (1) grant any increase in compensation or benefits to the employees or officers of Grasshopper or Grasshopper Bank, except for merit-based or promotion-based increases in annual base salary or wage rate for employees in the ordinary course that do not exceed, in the aggregate, six percent of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement or for annual renewals of the Grasshopper benefit plans providing health and welfare benefits in the ordinary course; (2) accelerate the vesting of any equity based awards or other compensation; (3) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the terms of a Grasshopper benefit plan in effect on the date of the merger agreement and in the case of clause (x) subject to receipt of a standard release of claims from the employee, and in the case of clause (y) to the extent required under the terms of Grasshopper benefit plan without the exercise of any upward discretion; (4) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus, collective bargaining agreement or similar agreement or arrangement with employees or officers of Grasshopper or Grasshopper Bank, other than the establishment of annual bonuses and commissions for the 2026 calendar year in the ordinary course; (5) fund any rabbi trust or similar arrangement; (6) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause; (7) hire any officer, employee, independent contractor or consultant (who is a natural person) in the United States who has annual base compensation greater than $250,000; (8) implement or announce any employee layoff that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended; (9) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability or vesting of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights (except to the extent necessary to comply with the merger agreement); or (10) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any person for any tax, including under Sections 409A or 4999 of the Code;

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enter into, amend or renew any employment contract between Grasshopper or Grasshopper Bank and any person requiring payments thereunder in excess of $250,000 in any 12-month period that Grasshopper or Grasshopper Bank do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;

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except with respect to an existing Grasshopper benefit plan that is intended to be tax-qualified and in the opinion of counsel is necessary or advisable to maintain the tax qualified status or with respect to annual renewals of Grasshopper benefit plans providing annual bonus or health and welfare benefits in the ordinary course, (1) adopt or establish any plan, policy, program or arrangement that would be considered a Grasshopper benefit plan if such plan, policy, program or arrangement were in effect as of the date of the merger agreement, (2) amend in any material respect any existing Grasshopper benefit plan, terminate or withdraw from, or amend, any Grasshopper benefit plan; or (3) make any distributions from such Grasshopper benefit plans, except as required or permitted by the terms of such plans as of the date of the merger agreement;

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except in each case as may be required to conform to changes in applicable tax laws, regulatory accounting requirements or GAAP, as applicable, make any change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any tax election, tax accounting method, taxable year or period; file any amended tax return or file claims for material tax refunds, stop maintaining withholding certificates in respect of any person required to be maintained under the Code or the treasury regulations or agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes; settle or compromise any tax liability of Grasshopper or any of its subsidiaries, enter into any closing agreement with respect to any tax; or surrender any right to claim a tax refund;

•	write up, write down or write off the book value of any assets, except in accordance with GAAP;

•

commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Grasshopper or Grasshopper Bank for money damages in excess of $100,000 in the aggregate or that would impose any restriction on the operations, business or assets of Grasshopper or Grasshopper Bank, or the surviving corporation or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts, or waive, release, compromise or assign any material rights or claims under specified contracts;

•

(1) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (2) implement any material change in acceptable credit risk to Grasshopper or Grasshopper Bank’s business portfolio, including changes in risk implemented by the credit committee of Grasshopper or Grasshopper Bank, or (3) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans except as required by rules or policies imposed by a regulatory authority;

•	make, or commit to make, any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

•

except as required by applicable regulatory authorities, make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

•

change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the ordinary course in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•

alter its interest rate or fee pricing policies with respect to depository accounts of Grasshopper Bank or waive any fees with respect thereto, other than in the ordinary course in compliance with its policies;

•

take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Grasshopper), other than in the ordinary course in compliance with Grasshopper Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies, subject to certain exceptions; provided, that if Enova does not respond to a request for consent within two business days of having received such request together with the relevant loan package and all other material information relating thereto, such non-response will be deemed to constitute consent;

•

book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, with respect to the Grasshopper’s and Grasshopper Bank’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed 25% of the Grasshopper’s total liabilities, defined per the methodology of Grasshopper’s call report;

•

cancel, compromise, waive, or release any material indebtedness owed to any person or any rights or claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement, and in any event without recourse;

•

permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•

except for non-exclusive licenses and the expiration of intellectual property in the ordinary course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material intellectual property of Grasshopper or Grasshopper Bank ;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•

take any action that could reasonably be expected to (1) impede or materially delay consummation of the transactions contemplated by the merger agreement, (2) require the receipt of any additional permit or consent of any regulatory authority or third party required to complete the transactions contemplated by the merger agreement, (3) result in any of the closing conditions not being satisfied, or (4) materially impair or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•

agree to take, make any commitment to take, or adopt any resolutions of the Grasshopper board of directors or the Grasshopper Bank board of directors in support of, any of the above prohibited actions.

Enova has also agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Grasshopper has been obtained and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, it will not, or permit any of its subsidiaries to:

•

amend the Enova charter, the Enova bylaws or other governing instruments of Enova or any significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) of Enova in a manner that would adversely affect Grasshopper or Grasshopper stockholders relative to other Enova stockholders;

•

take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

take any action that could reasonably be expected to (1) impede or materially delay consummation of the transactions contemplated by the merger agreement, (2) require the receipt of any permit or consent of any regulatory authority or third party required to complete the transactions contemplated by the merger agreement, (3) result in any of the closing conditions not being satisfied, or (4) materially impair or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Enova board of directors in support of, any of the above prohibited actions.

Regulatory Matters

Enova and Grasshopper have agreed to cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 45 days after the date of the merger agreement, unless a regulatory authority has advised or requested that the party should file such application, notice, petition, or filing at a later date) and to obtain all permits and consents of all third parties and regulatory authorities that are necessary or advisable to consummate the transactions contemplated in the merger agreement, and to comply with the terms and conditions of all such permits and consents of all such third parties and regulatory authorities. Each of Enova and Grasshopper has agreed to use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby under any applicable law or order or by any regulatory authority.

Notwithstanding the foregoing, in no event is Enova or any of its subsidiaries required, and Grasshopper and its subsidiaries are not permitted (without Enova’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving Enova or its subsidiaries or Grasshopper or its subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of Enova and its subsidiaries, taken as a whole after giving effect to the mergers and certain other transactions contemplated by the merger agreement, which condition, commitment or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the mergers and the terms of the merger agreement related to regulatory approvals, please see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Tax Matters

Enova and Grasshopper have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Employee Matters

Enova will cause to be provided to employees who are actively employed by Grasshopper or its subsidiaries immediately prior to the closing date, while employed by Enova or one of its affiliates following the closing date, (1) through the end of the year in which the effective time occurs, (x) base salary or wages at least equal to the base salary or wages provided to such employee by Grasshopper or its subsidiaries as of immediately prior to the closing, and (y) target cash incentive compensation opportunities at least equal to the target cash incentive compensation opportunities provided to such employee by Grasshopper or its subsidiaries as of immediately prior to the Closing, subject to certain exceptions, and (2) for a period of 12 months following the effective time, employee benefits under Enova benefit plans that are, in the aggregate, substantially comparable to those provided to similarly situated Enova employees. Enova will generally provide service credit with Grasshopper under Enova benefit plans for purposes of determining eligibility to participate, vesting and level of benefits.

Prior to the closing date, Grasshopper and its subsidiaries agreed to take all reasonably necessary action (1) to amend the Grasshopper Bank, N.A. Retirement Plan, which we refer to as the Grasshopper 401(k) plan, to prohibit any participants in the Grasshopper 401(k) plan from taking out a plan loan from and after such date of amendment as soon as commercially practicable following the date of the merger agreement and (2) to terminate the Grasshopper 401(k) plan, effective as of no later than the day before the closing date (but contingent on the closing). As of the closing date, Enova agreed to cause any defined contribution plan sponsored by Enova (or any of its affiliates) that is qualified under Section 401(a) of the Code to accept a rollover of (1) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a covered employee from the Grasshopper 401(k) plan and (2) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the Grasshopper 401(k) plan to such covered employee.

D&O Indemnification and Insurance

The merger agreement provides that, for six years after the effective time, the surviving corporation will use its reasonable best efforts to maintain in effect Grasshopper’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 250% of the annual premium payments paid on Grasshopper’s current policy. The surviving corporation will indemnify, defend and hold harmless the present and former directors and officers of Grasshopper and its subsidiaries, against liabilities in connection with any litigation, arising out of or pertaining to, the fact that such person is or was a director, officer, employee or agent of Grasshopper or any of its subsidiaries or at Grasshopper’s request of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Grasshopper’s organizational documents in place on the date of the merger agreement and subject to applicable law.

Closing Financial Statements and Special Dividend

Each of the parties has also agreed to cooperate in good faith in the review and finalization of Grasshopper’s consolidated balance sheet and related statement of income as of and through the close of business on the last day of the most recently concluded calendar month prior to the anticipated effective time, which we refer to as the closing financial statements, including the ratio of Grasshopper’s regulatory tier 1 capital to Grasshopper’s average total consolidated assets, as calculated pursuant to the merger agreement, or the Grasshopper tier 1 leverage ratio, each of which Grasshopper has agreed to prepare in good faith and provide to Enova no later than two business days before the anticipated effective time. If the parties are unable to agree on the closing financial statements and the calculation of the Grasshopper tier 1 leverage ratio by the day before the anticipated effective time, the parties have agreed to promptly submit any dispute to an independent accounting firm to act as an expert to resolve the same within 10 days, at which point the closing financial statements, including the Grasshopper tier 1 leverage ratio, will become final and binding. If the Grasshopper final tier 1 leverage ratio is below 8%, provided that certain criteria are met and procedures are followed, each as specified in the merger agreement, Grasshopper will be permitted, for a specified period of time, to take actions to increase the Grasshopper tier 1 leverage ratio to 8%. If the Grasshopper tier 1 leverage ratio is equal to or greater than 8% following final alignment thereon, Grasshopper may declare a special cash dividend to its stockholders immediately prior to the effective time, subject to the conditions set forth in the Merger Agreement, not to exceed (1) the excess cash held by Grasshopper which if not held would cause the final Grasshopper tier 1 leverage ratio to equal 8% minus (2) (i) an amount equal to $8.19 per share of Grasshopper common stock issued upon the exercise of any Grasshopper warrant on or after the date of the merger agreement and prior to the effective time, (ii) the aggregate exercise prices payable for all shares of Grasshopper common stock issued upon the exercise of any Grasshopper stock option on or after the date of the merger agreement and prior to the effective time and (iii) an amount equal to the amount that will be payable for this dividend to each share of Grasshopper common stock underlying each Grasshopper stock option (vested or unvested) had all such shares been issued and outstanding prior to the payment of such dividend, together with the employer portion of payroll tax attributable to paying this aggregate amount to the holders of such Grasshopper stock options.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, access to information, the listing of the shares of Enova common stock to be issued in the merger, potential shareholder litigation, takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Grasshopper has agreed not to, has agreed to cause its subsidiaries not to, and has agreed not to authorize or permit any of its subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•

in connection with any potential acquisition proposal, disclose or furnish any information or data to any person or afford any person other than Enova or its representatives access to its properties or books and records, except pursuant to a request for information from any regulatory authority; or

•	enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal.

Grasshopper has agreed that any violation of these restrictions by its representatives or subsidiaries constitutes a breach of the merger agreement by Grasshopper. Grasshopper has further agreed that it will not submit any acquisition proposal other than the merger to a vote of the Grasshopper stockholders.

Grasshopper has agreed to, and has agreed to cause its subsidiaries and Grasshopper’s and its subsidiaries’ respective representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any person conducted heretofore with respect to an acquisition proposal, and promptly (but in no event later than 48 hours following the execution of the merger agreement) request and use reasonable best efforts to obtain the return from all such persons, or cause the destruction, of all copies of confidential information previously provided to such persons by or on behalf of Grasshopper and its subsidiaries or their respective representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze such confidential information).

For purposes of the merger agreement, an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Grasshopper or publicly announced to Grasshopper stockholders and whether binding or non-binding and whether written or oral) by any person (other than Enova or its subsidiaries) for any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving: (1) any acquisition or purchase, direct or indirect, by any person (other than Enova or its subsidiaries) of any equity interest in or any voting securities of Grasshopper or Grasshopper Bank; or (2) any sale, lease, exchange, transfer, license, acquisition or disposition of all or a substantial portion of the assets or business of Grasshopper or Grasshopper Bank.

Stockholder Meeting and Recommendation of Grasshopper Board of Directors

Grasshopper has agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this proxy statement/prospectus is declared effective for the purpose of obtaining the Grasshopper stockholder approval.

The Grasshopper board of directors has agreed to recommend to the Grasshopper stockholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the Grasshopper stockholder approval. The Grasshopper board of directors and each committee thereof may not withhold, withdraw, qualify or modify, or propose publicly to do the same, in a manner adverse to Enova, such recommendation or take any action, or make any public statement, filing or release inconsistent with such recommendation.

Conditions to Consummation of the Merger

The respective obligation of each party to consummate the merger and the other transactions contemplated thereby is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by Grasshopper stockholders;

•	the receipt of all requisite regulatory approvals;

•

the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and there being no stop orders suspending the effectiveness of the registration statement, and there being no action, suit, proceeding or investigation initiated by the SEC and continuing to suspend the effectiveness of the registration statement;

•	the authorization of the listing on the NYSE of the Enova common stock to be issued pursuant to the merger, subject to official notice of issuance;

•

the receipt by Enova and Grasshopper of a written opinion of Covington & Burling, in form and substance reasonably satisfactory to Enova and Grasshopper, as applicable, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;

•

the performance by the other party in all material respects of all obligations, covenants and agreements of such party required to be performed by it under the merger agreement at or prior to the effective time;

•

the absence of a material adverse effect on the other party since the date of the merger agreement, along with the absence of any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the other party; and

•

the receipt of (1) a certificate from the other party to the effect that certain of the conditions described above have been satisfied, (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request, and (3) in the case of Enova, a certificate, notice and written authorization satisfying certain tax regulations.

Enova’s obligation to consummate the merger and the other transactions contemplated thereby is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the receipt of evidence that certain contracts of Grasshopper, including certain stockholder rights agreements, have been terminated;

•	that holders of not more than 2% of the outstanding shares of Grasshopper common stock have properly demanded appraisal rights for such shares pursuant to the DGCL;

•

as reflected in Grasshopper’s closing financial statements, (i) Grasshopper Bank being “well capitalized” as defined under applicable law, (ii) the Grasshopper tier 1 leverage ratio being no less than 8%, and (iii) Grasshopper Bank not having received any notification from the OCC or FDIC to the effect that the capital of Grasshopper Bank is insufficient to permit Grasshopper Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition;

•	that no requisite regulatory approval contains, will result in, or would be reasonably expected to result in the imposition of a burdensome condition;

•

the receipt of warrant cancelation agreements from each of (1) the holders of Grasshopper warrants representing at least 65% of the aggregate number of shares of Grasshopper common stock underlying all Grasshopper warrants; and (2) the holders of certain other specified Grasshopper warrants; and

•	that consents pertaining to certain contracts of Grasshopper have been obtained and are in full force and effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the second half of 2026 or at all. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by the Grasshopper stockholders) by mutual written agreement, or by either party in the following circumstances:

•

a regulatory termination, if any regulatory authority (1) denies a requisite regulatory approval and such denial is final, or has advised either party in writing or both parties orally that it will not grant (or intends to rescind or revoke if previously approved) a requisite regulatory approval, or (2) requests that Enova, Grasshopper, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval; provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement in any material respect has been the principal cause of, or resulted in, such denial, lack of grant or request;

•	if the Grasshopper stockholders fail to approve the merger proposal (taking into account any adjournment or postponement of the Grasshopper special meeting as required by the merger agreement);

•

a legal impediment termination, if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement has become final and non-appealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and remove such law or order prior to such law or order becoming final and non-appealable;

•

if the merger is not consummated by the termination date, provided that (1) the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement and (2) neither party may terminate the merger agreement during the determination of the final Grasshopper tier 1 leverage ratio pursuant to the terms of the merger agreement (including any period during which Grasshopper is taking action to increase Grasshopper tier 1 leverage ratio in accordance with the terms of the merger agreement); or

•

a breach termination, if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the merger agreement on the part of Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true and correct), would constitute, if occurring or continuing on the closing date, the failure of a Enova or Grasshopper condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date).

In addition, Enova may terminate the merger agreement for a burdensome condition termination if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

Effect of Termination

If the merger agreement is terminated and abandoned, it will become void and have no further force or effect and neither party will have any liability for any matters addressed in the merger agreement or other claim relating to the merger agreement and the transactions contemplated by the merger agreement, except that (1) designated provisions of the merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) both parties will remain liable for any liability resulting from intentional fraud or willful breach of any provision of the merger agreement occurring prior to termination or abandonment and, if Enova effects a regulatory termination, legal impediment termination or a burdensome condition termination, as described below, it will remain liable for the payment of the $5,000,000 termination fee.

Termination Fee

Enova will pay Grasshopper a $5,000,000 termination fee if Enova effects a regulatory termination, legal impediment termination or a burdensome condition termination prior to the 12-month anniversary of the date of the merger agreement.

If Enova fails to pay any fee payable when due, then Enova must pay to Grasshopper its costs and expenses incurred (including reasonable attorneys’ fees and expenses) in connection with collecting such fee, together with interest on the amount of such fee at the “prime rate” (as announced by The Wall Street Journal) from the date such payment was due under the merger agreement until the date of payment.

Expenses and Fees

Each of Enova and Grasshopper will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this proxy statement/prospectus, and all filing fees paid to the SEC in connection with this proxy statement/prospectus will be borne equally by Enova and Grasshopper.

Amendments and Waivers

To the extent permitted by law, the merger agreement may be amended or waived by a subsequent writing signed by both of the parties upon the approval of both of the parties, whether before or after the Grasshopper stockholder approval has been obtained, provided that after obtaining such approvals, no amendment may be made that requires further approval by Grasshopper stockholders.

At any time prior to the effective time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by law, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement; provided, that after Grasshopper stockholder approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further stockholder approval under applicable laws.

Voting Agreements

Certain stockholders of Grasshopper have separately entered into the voting agreements pursuant to which they have agreed to, among other things: (1) appear at the Grasshopper special meeting or otherwise cause their shares of Grasshopper common stock to be counted as present at such meeting for purposes of calculating a quorum; and (2) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of their shares of Grasshopper common stock: (A) in favor of the approval of the merger proposal, and any actions required in furtherance thereof; and (B) against (x) any acquisition proposal, (y) any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Grasshopper under the merger agreement, and (z) any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the Grasshopper stockholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the voting agreements or the performance by Grasshopper of its obligations under the merger agreement.

In addition, the voting agreements provide that such stockholders will not transfer any of their shares of Grasshopper common stock or shares of Enova common stock received as consideration for the merger, subject to certain exceptions, for a period of nine months following the closing, the end of which we refer to as the third release date; provided that such stockholders will be permitted to sell up to 33% of such shares on or after the three-month anniversary of the closing, up to 66% of such shares on or after the six-month anniversary and up to 100% of such shares on or after the nine-month anniversary.

The voting agreements also provide that certain stockholders agree, for a period of one year following the closing not to (1) solicit or communicate with any person that is or was a customer of Grasshopper during the one-year period preceding the closing for the purpose of engaging in opportunities competitive with the business of Grasshopper, (2) solicit for employment or engagement, certain employees of Grasshopper or (3) knowingly interfere with or damage any relationship between Grasshopper and any person that is or was a customer, supplier, licensee, licensor, franchisee or other business relations of Grasshopper during the one-year period preceding the closing (including making, publishing or communicating any negative, defamatory or disparaging statements, remarks or comments concerning Grasshopper, Enova, their affiliates or any of their respective officers or employees), subject to certain exceptions. Enova has also agreed in the voting agreements, for a period of one year following the closing, not to knowingly make, publish, or communicate any negative, defamatory or disparaging statements, remarks or comments which are untrue about the stockholders entering into such agreements, their affiliates or any of their respective directors or officers, subject to certain exceptions.

The voting agreements remain in effect until the earlier to occur of the date of termination of the merger agreement in accordance with its terms, the termination of the voting agreements by mutual written consent of the parties thereto and the third release date; provided that, if the closing occurs and the voting agreement is terminated at the third release date, the non-solicitation and non-disparagement provisions described immediately above survive.

As of the Grasshopper record date, shares constituting approximately 56.3% of the outstanding shares of Grasshopper common stock entitled to vote at the Grasshopper special meeting are subject to the voting agreements.

The foregoing description of the voting agreements is subject to, and qualified in its entirety by reference to, the voting agreements, the form of which is attached to this proxy statement/prospectus as Annex B, and which is incorporated by reference into this proxy statement/prospectus.

Agreements with Enova

As inducement for the parties to enter into the merger agreement, each of Michael Butler, Christopher Tremont, Peter Chapman and Michael Lenahan has entered into a settlement agreement with Grasshopper and Grasshopper Bank and an offer letter agreement with Enova to be effective upon closing. For a description of these agreements, please see the section entitled “The Mergers—Interests of Grasshopper’s Directors and Executive Officers in the Mergers.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section is the opinion of Covington & Burling LLP, counsel to Enova, as to the material U.S. federal income tax consequences of the merger to a U.S. holder (as defined below) that receives the merger consideration in exchange for such holder’s Grasshopper common stock pursuant to the merger. The following discussion is subject to the assumptions and qualifications set forth below and in the form of tax opinion of Covington & Burling, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is part.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Grasshopper common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, or any other entity treated as a domestic corporation for U.S. federal income tax purposes, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of Grasshopper common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; S corporations; holders whose functional currency is not the U.S. dollar; holders who hold shares of Grasshopper common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; former citizens or residents of the United States; expatriates, temporary U.S. residents, or any other holder whose income is subject to taxation by any foreign jurisdiction or a U.S. territory or similar jurisdiction which is not a U.S. state; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Grasshopper common stock as a result of such item being taken into account in an applicable financial statement). U.S. holders subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, should consult their own tax advisors regarding the tax consequences relating to the merger in light of their particular circumstances.

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the laws of any U.S. territory or possession, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws.

If a partnership (including for this purpose an entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds Grasshopper common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Any entity treated as a partnership for U.S. federal income tax purposes that holds Grasshopper common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.

This discussion, and the tax opinion referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The tax opinion described below will not be binding on the IRS, or any court. Grasshopper and Enova have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the tax opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

Grasshopper and Enova intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Grasshopper and Enova to complete the merger that they each receive an opinion from Covington & Burling in form and substance reasonably satisfactory to Grasshopper and Enova to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Grasshopper nor Enova currently intends to waive this condition to the consummation of the merger. In the event that either Grasshopper or Enova waives the condition to receive such tax opinion and the tax consequences of the merger materially change, Grasshopper and Enova will recirculate appropriate soliciting materials and seek new approval of the merger from Grasshopper and Enova stockholders. The tax opinion will be based on representation letters provided by Grasshopper and Enova and on customary assumptions.

Accordingly, subject to the limitations and qualifications set forth herein and in the forms of tax opinion of Covington & Burling, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is part, if the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of Grasshopper common stock are as follows:

•

A U.S. holder who receives the merger consideration in exchange for shares of Grasshopper common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Enova common stock and cash received by such holder pursuant to the merger exceeds such holder’s tax basis in its shares of Grasshopper common stock surrendered, and (2) the amount of cash received by such holder pursuant to the merger (excluding any cash received in lieu of a fractional share of Enova common stock).

•

The aggregate tax basis of the Enova common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Grasshopper common stock that it surrenders in the merger, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Enova common stock), and increased by the amount of gain recognized in connection with the merger (regardless of whether such gain is classified as capital gain, or as dividend income, as discussed below), but excluding any gain recognized with respect to fractional share interests in Enova common stock for which cash is received, as discussed below.

•

The holding period for the shares of Enova common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Grasshopper common stock that such U.S. holder surrenders in the merger.

If U.S. holders acquired different blocks of Grasshopper common stock at different times or different prices, any gain or loss must be computed separately for each block of Grasshopper common stock. The basis and holding period of each block of Enova common stock a U.S. holder receives will be determined on a block-for-block basis depending on the amount of cash received, the basis and holding period of the blocks of Grasshopper common stock exchanged for such block of Enova common stock. U.S. holders should consult their tax advisors regarding the manner in which cash and shares of Enova common stock should be allocated among different blocks of their Grasshopper common stock surrendered in the merger and with respect to identifying the bases or holding periods of the particular shares of Enova common stock received in the merger.

Gain or loss that a U.S. holder of Grasshopper common stock recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if such holder’s holding period of its Grasshopper common stock exceeds one year as of the effective date of the merger. Long-term capital gain of certain non-corporate holders, including individuals, is generally taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. In some cases, if a holder of Grasshopper common stock also actually or constructively owns Enova common stock (other than Enova common stock received pursuant to the merger) at the time of the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income up to the amount of the cash merger consideration received to the extent of such holder’s ratable share of Enova’s undistributed earnings and profits. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Grasshopper common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and holders of Grasshopper common stock that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Enova common stock, the U.S. holder will be treated as having received such fractional share of Enova common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Enova common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of Enova common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of Grasshopper common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

If you are an individual U.S. holder, you may be subject to a 3.8% tax on the lesser of: (1) your “net investment income” for the relevant taxable year, or (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on your U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally will include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income you receive. You should consult your tax advisors as to the application of the net investment income tax in your circumstances.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder of Grasshopper common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive, including cash in lieu of fractional shares of Enova common stock. You generally will not be subject to backup withholding, however, if you:

•	Furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	Provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If you are a U.S. holder that receives Enova common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return for the year in which the merger occurs providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Grasshopper common stock (determined immediately before the merger) that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 1% (by vote or value) of the outstanding stock of Grasshopper or (b) owned Grasshopper securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and may not be construed as, tax advice. All holders of Grasshopper common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, holders of Grasshopper common stock will have a right to receive shares of Enova common stock in exchange for their shares of Grasshopper common stock. Grasshopper and Enova are each organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Grasshopper stockholders under the DGCL, and the Grasshopper charter and the Grasshopper bylaws, and (2) the current rights of Enova stockholders under the DGCL, and the Enova charter and the Enova bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Grasshopper’s and Enova’s governing documents, which we urge Grasshopper stockholders to read. Copies of Enova’s governing documents have been filed with the SEC and are available from Enova. To find out where copies of these documents can be obtained, please see the section entitled “Where You Can Find More Information.”

	Grasshopper	Enova
Capitalization:	Under the Grasshopper charter, Grasshopper is authorized to issue 60 million shares of Grasshopper common stock, of which 50 million may be voting common stock and 10 million may be non-voting common stock, and 10 million shares of preferred stock. As of the record date, there were issued and outstanding 36,115,245 shares of Grasshopper common stock, of which 28,127,639 shares are Grasshopper voting common stock and 7,987,606 shares are Grasshopper non-voting common stock. No shares of preferred stock are outstanding.	Under the Enova charter, Enova is authorized to issue 250 million shares of Enova common stock and 25 million shares of preferred stock. As of the record date, there were issued and outstanding 24,724,797 shares of Enova common stock. No shares of preferred stock are outstanding.

Board of Directors:

The Grasshopper charter provides for a board of directors consisting of a number of directors as fixed from time to time by the Grasshopper board of directors. Currently, there are 11 directors on the Grasshopper board of directors.

The Grasshopper board of directors is divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified.

The Enova charter and Enova bylaws provide for a board of directors consisting of a number of directors as fixed from time to time by the Enova board of directors. Currently, there are 11 directors on the Enova board of directors.

The Enova bylaws provide that each member of the Enova board of directors is elected on an annual basis.

Election and Removal of Directors:	The Grasshopper bylaws provide that all elections are determined by a plurality of the votes cast.	The Enova bylaws provide that each director to be elected by Enova stockholders must be elected by the vote

	Grasshopper	Enova

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Grasshopper charter provides that any director, or the entire Grasshopper board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of Grasshopper entitled to vote generally in the election of directors.

of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. A “majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast includes votes to withhold authority in each case and exclude abstentions with respect to that director’s election. However, in the event of a contested election of directors, directors are elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. A “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Enova bylaws provide that, unless otherwise restricted by the DGCL, any director or the entire Enova board of directors may be removed at a meeting of stockholders called for such purpose in accordance with the Enova charter, Enova bylaws and the DGCL.

Board Vacancies:	The Grasshopper charter provides that any vacancy on the Grasshopper board of directors may be filled only by a majority vote of the directors then in office, even if less than a quorum, and that directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.	The Enova bylaws provide that any vacancy on the Enova board of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director in office. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the Enova charter, when one or more directors shall resign from the Enova board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned but whose resignation has not become effective, have the power to fill such vacancy or vacancies, the vote

	Grasshopper	Enova
on such matter to take effect when such resignation or resignations becomes effective.

Vote Required for Certain Stockholder Actions and Quorum Requirement:

Except as provided by the DGCL, all matters other than elections of directors are determined by a majority of votes cast.

At any meeting of Grasshopper stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy constitutes a quorum entitled to take action with respect to that vote on that matter.

The Enova charter provides that each holder of Enova common stock is entitled to one vote for each share of Enova common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided that, except as otherwise required by the DGCL, holders of Enova common stock, as such, are not entitled to vote on any amendment to the Enova charter (including any certificate of designations relating to any class or series of preferred stock) that relates solely to the terms of one or more outstanding class or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of preferred stock, to vote thereon pursuant to the Enova charter (including any certificate of designations relating to any class or series of preferred stock) or pursuant to the DGCL.

Except as otherwise provided by the DGCL, by the Enova charter, by NYSE rules or the Enova bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the Enova stockholders for the transaction of business.

Amendment of Bylaws:	Pursuant to the Grasshopper charter, a majority of the total number of directors which Grasshopper would have if there were no vacancies on the Grasshopper board of directors is permitted to adopt, amend or repeal any provision of the Grasshopper bylaws. The Grasshopper charter further provides that the Grasshopper stockholders have power to adopt, amend or repeal the Grasshopper bylaws; provided that, in addition to any vote of the holders of any class or series of stock, the affirmative vote of the	The Enova charter and Enova bylaws provide that the Enova board of directors has the power to adopt, amend or repeal the Enova bylaws, without any action on the part of the Enova stockholders. The Enova stockholders may adopt, amend or repeal the Enova bylaws only with the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of Enova then entitled to vote generally in the election of directors, voting together as a single class.

	Grasshopper	Enova
holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Grasshopper entitled to vote generally in the election of directors voting together as a single class, is required to adopt, amend or repeal any provisions of the Grasshopper bylaws.

Special Meetings of Stockholders:

Pursuant to the Grasshopper charter and Grasshopper bylaws, special meetings of the Grasshopper stockholders may be called only by the Grasshopper board of directors pursuant to a resolution adopted by a majority of the total number of directors which Grasshopper would have if there were no vacancies on the Grasshopper board of directors. Business transacted at any special meeting of the Grasshopper board of directors is confined to the purpose or purposes stated in the notice for that meeting.

Written notice of the place, date and time of all meetings of the Grasshopper stockholders must be given not less than 10 nor more than 60 days before the date of such meeting.

Pursuant to the Enova charter and Enova bylaws, special meetings of the Enova stockholders may be called by a majority of the Enova board of directors, the chairman of the Enova board of directors, the chief executive officer, the president or the secretary of Enova and may not be called by any other person

The Enova bylaws provide that written notice of the place, date and time of all meetings of the Enova stockholders must be given not less than 10 nor more than 60 days before the date of such meeting.

Stockholder Nomination of Directors and Proposals:	Grasshopper is not a public company and, as such, is not subject to the SEC’s proxy rules set forth in Regulation 14A promulgated under the Exchange Act, including Rule 14a-8. The Grasshopper bylaws provide that stockholder nominations and any proposals, without regard to whether such nominations or proposals are required to be included in Grasshopper’s proxy statement or form of proxy, must be made by timely notice in writing to the Grasshopper’s secretary. To be timely, a stockholder’s notice shall be delivered or mailed to and received at Grasshopper’s principal executive offices not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be	Enova is a public company and, as such, is subject to the SEC’s proxy rules set forth in Regulation 14A promulgated under the Exchange Act, including Rule 14a-8. Rule 14a-8 establishes the rules for stockholder proposals intended to be included in a public company’s proxy statement. Under the rule, a stockholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first released the previous year’s proxy statement to stockholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

Grasshopper	Enova
received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on Grasshopper’s books, of such stockholder, (B) the class and number of shares of Grasshopper’s capital stock that are beneficially owned by such stockholder, (C) a statement disclosing (1) whether such stockholder or any nominee thereof is acting with or on behalf of any other person and (2) if applicable, the identity of such person and (D) in the case of a stockholder proposal, any material interest of such stockholder in such proposal.

The Enova bylaws contain advance notice procedures for the nomination by an Enova stockholder of candidates for election as directors and for other stockholder proposals. These procedures are the exclusive means by which a stockholder may make nominations or submit other proposals for consideration at a meeting of Enova stockholders (other than in accordance with Rule 14a-8).

The Enova bylaws provide that, in order for an Enova stockholder to properly nominate an individual to be elected to the Enova board of directors, the stockholder must give timely written notice thereof in writing to Enova’s secretary in compliance with the advance notice and eligibility requirements contained in the Enova bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received by the secretary at Enova’s principal executive offices not less than 70 days nor more than 100 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be received by Enova on or before the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made.

The notice must include as to each person whom the Enova stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and as

Grasshopper	Enova

to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on Enova’s books, and any stockholder associated person (as defined below) covered by clause (ii) below; (ii) (A) the class and number of shares or other securities of Enova which are held of record or are beneficially owned, directly or indirectly, by such stockholder or by any stockholder associated person and, if applicable, (B) a description of (x) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or any stockholder associated person has a right to vote any securities of Enova, and (y) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or any stockholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any stockholder associated person with respect to any securities of Enova; and (iii) a representation that the stockholder will promptly notify Enova in writing of any change in the information set forth in such notice as of the record date for the meeting and as of eight business days prior to such meeting. A “stockholder associated person” of any stockholder means (a) any person or entity acting in concert with such stockholder, (b) any beneficial owner of shares of stock of Enova owned of record or beneficially by such stockholder and (c) any person or entity controlling, controlled by or under common control with such stockholder associated person.

For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have

Grasshopper	Enova

given timely notice thereof in writing to Enova’s secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received by the secretary at Enova’s principal executive offices not less than 70 days nor more than 100 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be received by Enova on or before the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely, a stockholder’s notice of business proposed to be conducted at a special meeting of stockholders shall be delivered to or mailed and received at Enova’s principal executive offices not less than 70 days nor more than 100 days prior to the date of such special meeting, or, if the first public announcement of the date of such special meeting is less than 80 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting was made.

To be in proper form, a stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the complete text of the proposal or business (including any proposed resolutions); (b) the name and address of the stockholder proposing such business, as they appear on Enova’s books, and any stockholder associated person covered by clauses (c) or (d) below; (i) the class and

	Grasshopper	Enova
number of shares or other securities of Enova which are held of record or are beneficially owned, directly or indirectly, by such Enova stockholder or by any stockholder associated person and, if applicable, (ii) a description of (x) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or any stockholder associated person has a right to vote any securities of Enova, and (y) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or any stockholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Enova stockholder or any stockholder associated person with respect to any securities of Enova; (d) any material interest of the stockholder or any stockholder associated person in such business; and (e) a representation that the Enova stockholder will promptly notify Enova in writing of any change in the information set forth in such notice as of the record date for the meeting and as of eight business days prior to such meeting.

Limitation of Director Liability:	Section 102 of the DGCL, allows a corporation to eliminate the personal liability of directors and certain officers to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where the director or officer breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law or obtained an improper personal benefit or where the director authorized the payment of a dividend or approved a	Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors and certain officers to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where the director or officer breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law or obtained an improper personal benefit or where the director authorized the payment of a dividend or approved a

	Grasshopper	Enova

stock repurchase or redemption in violation of Delaware corporate law.

The Grasshopper charter provides that a director will not be personally liable to Grasshopper or the Grasshopper stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to Grasshopper or to the Grasshopper stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Grasshopper charter contains a provision that it will be extended to the fullest extent permitted by the DGCL, as so amended.

stock repurchase or redemption in violation of Delaware corporate law.

The Enova charter provides that a director will not be liable to Enova or Enova stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Indemnification:	Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any	Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any

Grasshopper	Enova

criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Grasshopper charter provides each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which is referred to in this section as a proceeding, by reason of the fact that he or she is or was a director or an officer of Grasshopper or is or was serving at the request of Grasshopper as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, which we refer to in this section as an indemnitee, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Grasshopper to the fullest extent criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Enova charter provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Enova or while serving as a director or officer of Enova is or was serving at the request of Enova as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Enova to the fullest extent permitted by the DGCL. The Enova charter provides that this also includes the right to be paid by Enova all of the costs, fees and the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by the DGCL.

Grasshopper	Enova

authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Grasshopper to provide broader indemnification rights than such law permitted Grasshopper to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in the Grasshopper charter with respect to proceedings to enforce rights to indemnification, Grasshopper must indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Grasshopper board of directors. The right to indemnification conferred in the Grasshopper charter includes the right to be paid by Grasshopper the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL.

Grasshopper may maintain insurance to protect itself and any director, officer, employee or agent of Grasshopper or its affiliates against any expense, liability or loss, whether or not Grasshopper would have the power to indemnify such person under the DGCL.

The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person is not entitled to indemnification hereunder.

The Enova charter provides that a director will not be liable to Enova or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Enova charter also provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an Enova director, officer, employee or agent or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Enova to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

The Enova charter provides that Enova may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enova, or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Enova would have the power to indemnify such person against such liability under the DGCL.

Enova has the power to purchase and maintain insurance on behalf of any

Grasshopper	Enova
person who is or was a director, officer, employee or agent of Enova, or is or was serving at the request of Enova as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Enova would have the power to indemnify such person against such liability under the DGCL.

DESCRIPTION OF ENOVA’S SECURITIES

Description of Enova Common Stock

The following description of Enova common stock is based upon the Enova charter, Enova bylaws and applicable provisions of law. Enova have summarized certain portions of the Enova charter and Enova bylaws below. The summary is not complete. The Enova charter and Enova bylaws are incorporated by reference as exhibits to this proxy statement/prospectus. You should read the Enova charter, the Enova bylaws and the applicable provisions of the DGCL for additional information.

Enova’s authorized capital stock consists of 275,000,000 shares, with a par value of $0.00001 per share, of which:

•	250,000,000 shares are designated as common stock; and

•	25,000,000 shares are designed as preferred stock, which we refer to as preferred stock.

Voting Rights

Each holder of Enova common stock is entitled to one vote for each share on all matters to be voted upon by Enova stockholders and there are no cumulative voting rights.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled, holders of Enova common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by the Enova board of directors out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Enova, holders of Enova common stock would be entitled to share in Enova’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock.

Other Rights

Holders of Enova common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to Enova common stock.

Description of Preferred Stock

No shares of preferred stock are outstanding. Pursuant to the Enova charter, the Enova board of directors has the authority, without further action by Enova stockholders, to issue from time to time up to 25,000,000 shares of preferred stock in one or more series. The Enova board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on Enova common stock, diluting the voting power of Enova common stock, impairing the liquidation rights of Enova common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control.

Anti-Takeover Provisions

The Enova charter and Enova bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of Enova.

Authorized but Unissued Shares

Enova’s authorized but unissued shares of Enova common stock and preferred stock will be available for future issuance without approval by Enova stockholders. Enova may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, the Enova board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Enova. The existence of authorized but unissued shares of Enova common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Enova by means of a proxy contest, tender offer, merger or otherwise.

No Stockholder Action by Written Consent

The Enova charter provides that Enova stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Special Meetings of Stockholders

The Enova bylaws provide that special meetings of Enova stockholders may be called only by a majority of the Enova board of directors, the Chairman of the Enova board of directors, Enova’s President or Enova’s Secretary. Stockholders may not call special meetings.

Advance Notice of Nominations and Proposals

The Enova bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Enova board of directors or a committee of the Enova board of directors. The Enova bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Enova.

Filling of Board Vacancies

The Enova bylaws state that vacancies on the Enova board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors will, except as otherwise provided by Delaware law or any certificate of designations for preferred stock, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

No Cumulative Voting

The Enova charter and Enova bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority Enova stockholder may not be able to gain as many seats on the Enova board of directors as the Enova stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority Enova stockholder to gain a seat on the Enova board of directors to influence the decision regarding a takeover.

Amendment of Enova’s Governing Documents

The Enova charter provides that the affirmative vote of the holders of at least 80 percent of Enova’s voting stock then outstanding is required to amend certain provisions of the Enova charter, including those relating to the voting rights of Enova stockholders, the number and classification of the Enova board of directors, indemnification of the Enova board of directors, term and removal of directors, the calling of special meetings of Enova stockholders, the limitation on Enova stockholders to act by written consent and exclusive venue for specified disputes. The Enova charter also provides that the affirmative vote of holders of at least 80 percent of the voting power of the voting stock then outstanding is required to amend the Enova bylaws. The Enova charter also confers upon the Enova board of directors the right to amend the Enova bylaws.

Exclusive Forum

The Enova charter provides that, unless the Enova board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on Enova’s behalf, any action asserting a claim of breach of a fiduciary duty owed by any of Enova’s directors or officers to Enova or Enova stockholders, creditors or other constituents, any action asserting a claim against Enova or any of Enova’s directors or officers arising pursuant to any provision of the DGCL or the Enova charter or Enova bylaws (as either may be amended from time to time) or any action asserting a claim against Enova or any of Enova’s directors or officers governed by the internal affairs doctrine.

Section 203 of the DGCL

Enova is a Delaware corporation and is subject to the provisions of Section 203 of the DGCL. This law prevents many Delaware corporations, including those whose securities are listed on the NYSE, from engaging, under specific circumstances, in a business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless the business combination or interested stockholder is approved in a prescribed manner. An interested stockholder is a stockholder who, together with affiliates and associates, within the prior three years did own 15% or more of the corporation’s outstanding voting stock.

While a Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders, Enova has not elected to opt out of Section 203.

Anti-Takeover Effect

The provisions of Delaware law and the provisions of the Enova charter and Enova bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of Enova common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in Enova’s management. It is possible that these provisions could make it more difficult to accomplish transactions that Enova stockholders might otherwise deem to be in their best interests.

Limitation on Liability of Directors and Indemnification of Directors and Officers

The Enova charter and Enova bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, Enova will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was Enova’s director or officer, or by reason of the fact that Enova’s director or officer is or was serving, at Enova’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Enova. Enova will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in Enova’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to Enova. Any amendment of this provision will not reduce Enova’s indemnification obligations relating to actions taken before an amendment.

In addition, Enova has entered into indemnification agreements with each of Enova’s independent directors, pursuant to which Enova have agreed to indemnify and hold harmless, to the full extent permitted by law, each such director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of the Enova board of directors, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, Enova will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. Enova will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with Enova’s best interests.

Exchange Listing

Enova common stock trades on the NYSE under the symbol “ENVA.”

Transfer Agent and Registrar

The transfer agent and registrar for Enova common stock is Computershare. The transfer agent’s address is:

P.O. Box 30170

College Station, TX 77842-3170

(800) 546-5141

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GRASSHOPPER

The following table provides information, as of December 26, 2025 with respect to the following beneficial owners of Grasshopper common stock:

•	each of Grasshopper’s directors;

•	each of Grasshopper’s executive officers;

•	all of Grasshopper’s executive officers and directors as a group; and

•	each person known by Grasshopper to beneficially own 5% or more of the outstanding shares of Grasshopper common stock.

As of December 26, 2025, there were 36,115,245 shares of Grasshopper common stock issued and outstanding, consisting of 28,127,639 shares of Grasshopper voting common stock and 7,987,606 shares of Grasshopper non-voting common stock. Except as otherwise set forth below, the address of each beneficial owner is: c/o Grasshopper Bancorp, Inc., 261 5th Avenue, Suite 610, New York, New York 10016.

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares that the stockholder has the right to acquire within 60 days of December 26, 2025, whether through the vesting of shares of restricted Grasshopper common stock or the exercise or conversion of any option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

	Beneficial Ownership
Name	Number of Shares (#)		Percent of Common Stock Outstanding (%)(1)
5%+ Beneficial Stockholders
Patriot Financial Partners III, L.P.	2,768,982	(2)	9.8
Glendon Capital Management L.P.	2,777,778	(3)	9.9
Endeavour Capital Advisors, Inc.	2,753,022	(4)	9.8
GCP Capital Partners LLC	2,727,067	(5)	9.7
FJ Capital Management, LLC	1,972,915	(6)	7.0
Hamilton Lane Advisors	1,614,883	(7)	5.7

Directors
Daniel Altscher	—	(8)	—
Michael Butler	1,171,805	(9)	4.2
James Fitzgerald	—		*
John Flemming	380,000	(10)	1.4
Brian Graham	—	(11)	*
Boris Gutin	—	(12)	—
Jonah Marcus	20,076	(13)	—
Cantwell Muckenfuss	86,750	(14)	*
Karen Solomon	—		*
John Surgent	338,670		1.2
Kirk Wycoff	—	(15)	—

Executive Officers
Peter Chapman	110,404	(16)	*
Steven Kerr	11,000	(17)	*

	Beneficial Ownership
Name	Number of Shares (#)		Percent of Common Stock Outstanding (%)(1)
Michael Lenahan	131,144	(18)	*
Christopher Mastrangelo	49,167	(19)	*
Christopher Tremont	159,204	(20)	*
All directors and executive officers as a group (16 persons)	2,458,220		8.7

*	Represents beneficial ownership of less than one percent of outstanding Grasshopper common stock.
(1)	Based on 28,127,639 shares of Grasshopper voting common stock outstanding as of December 26, 2025. Does not include 7,987,606 shares of Grasshopper non-voting common stock held by certain investors.
(2)

Consists of 2,763,982 shares of Grasshopper common stock and 5,000 shares of Grasshopper common stock issuable upon the exercise of options. Does not include 6,239,443 shares of Grasshopper non-voting common stock or 500,000 shares of Grasshopper non-voting common stock issuable upon the exercise of warrants held by Patriot Financial Partners III, L.P. The address for Patriot Financial Partners III, L.P. is Four Radnor Corporate Center, 100 Matsonford Road, Suite 210, Radnor, PA 19087.

(3)

Represents shares of Grasshopper common stock held by a fund managed and advised by Glendon Capital Management L.P. The address for Glendon Capital Management L.P. is 2425 Olympic Boulevard, Suite 500E, Santa Monica, CA 90404.

(4)

Consists of 2,749,022 shares of Grasshopper common stock and 5,000 shares of Grasshopper common stock issuable upon the exercise of options. Does not include 808,618 shares of Grasshopper non-voting common stock or 175,000 shares of Grasshopper non-voting common stock issuable upon the exercise of warrants held by Endeavour Capital Advisors, Inc. The address for Endeavour Capital Advisors, Inc. is 410 Greenwich Avenue, Greenwich, CT 06830.

(5)

Represents shares of Grasshopper common stock held by a fund managed and advised by GCP Capital Partners Holding LLC, which we refer to as the GCP Fund. Does not include 248,901 shares of Grasshopper non-voting common stock held by the GCP Fund. The address for GCP Capital Partners Holding LLC is 600 Lexington Avenue, 31st Floor, New York, NY 10022.

(6)

Consists of 1,967,915 shares of Grasshopper common stock and 5,000 shares of Grasshopper common stock issuable upon the exercise of options held by funds managed and advised by FJ Capital Management, LLC, which we refer to as the FJ Funds. The address for FJ Capital Management, LLC is 7901 Jones Branch Drive, Suite 210, McLean, VA 22102.

(7)

Consists of 1,514,883 shares of Grasshopper common stock and 100,000 shares of Grasshopper common stock issuable upon the exercise of warrants held by funds advised by Hamilton Lane Advisors. The address for Hamilton Lane Advisors is 110 Washington Street, Suite 1300, Conshohocken, PA 19428.

(8)

Mr. Altscher, who is an officer of FJ Capital Management, LLC, disclaims beneficial ownership of all shares of Grasshopper common stock held by any of the FJ Funds in excess of his pecuniary interest, if any.

(9)	Consists of 531,805 shares of Grasshopper common stock and 640,000 shares of Grasshopper common stock issuable upon the exercise of options.
(10)

Consists of 362,500 shares of Grasshopper common stock, 5,000 shares of Grasshopper common stock issuable upon the exercise of options and 12,500 shares of Grasshopper common stock issuable upon the exercise of warrants.

(11)	Does not include 223 shares of Grasshopper non-voting common stock held by Mr. Graham.
(12)

Mr. Gutin, who is co-managing partner of GCP Capital Partners Holding LLC, disclaims beneficial ownership of all shares of Grasshopper common stock held by the GCP Fund in excess of his pecuniary interest, if any.

(13)

Mr. Marcus, who is a partner and portfolio manager of Endeavour Capital Advisors, Inc., disclaims beneficial ownership of all shares of Grasshopper common stock held by Endeavour Capital Advisors, Inc. in excess of his pecuniary interest, if any.

(14)

Consists of 66,250 shares of Grasshopper common stock, 8,000 shares of Grasshopper common stock issuable upon the exercise of options and 12,500 shares of Grasshopper common stock issuable upon the exercise of warrants.

(15)

Mr. Wycoff, who is a general partner of Patriot Financial Partners III, L.P., disclaims beneficial ownership of all shares of Grasshopper common stock held by Patriot Financial Partners III, L.P. in excess of his pecuniary interest, if any.

(16)	Consists of 30,404 shares of Grasshopper common stock and 80,000 shares of Grasshopper common stock issuable upon the exercise of options.
(17)	Consists of 1,000 shares of Grasshopper common stock and 10,000 shares of Grasshopper common stock issuable upon the exercise of options.
(18)	Consists of 11,144 shares of Grasshopper common stock and 120,000 shares of Grasshopper common stock issuable upon the exercise of options.
(19)	Consists of 12,500 shares of Grasshopper common stock and 36,667 shares of Grasshopper common stock issuable upon the exercise of options.

(20)	Consists of 39,204 shares of Grasshopper common stock and 120,000 shares of Grasshopper common stock issuable upon the exercise of options.

DEADLINES FOR SUBMITTING ENOVA STOCKHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act, provides that Enova must receive stockholders’ proposals intended for presentation at the 2026 annual meeting of Enova stockholders, which we refer to as the 2026 Enova annual meeting, and inclusion in Enova’s proxy statement for the 2026 Enova annual meeting by December 5, 2025.

For other business proposals (other than director nominations) to be properly brought before a meeting of Enova stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to Enova’s secretary, such business must otherwise be a proper matter for stockholder action and the stockholder must provide the information required by and comply with the notice procedures of the Enova bylaws. To be timely, a stockholder’s notice relating to business proposed to be conducted at the 2026 Enova annual meeting must be delivered to or mailed and received at the principal executive offices of Enova not less than 70 days nor more than 100 days prior to the first anniversary of the 2025 annual meeting of Enova stockholders. In the event that the date of the 2026 Enova annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely, such notice must be received by Enova on or before the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made.

The specific requirements of Enova’s advance notice and eligibility provisions are set forth in Section 2.8 of the Enova bylaws, a copy of which is filed with the SEC and available upon request. Please see the section entitled “Where You Can Find More Information.”

DEADLINES FOR SUBMITTING GRASSHOPPER STOCKHOLDER PROPOSALS

Grasshopper does not anticipate holding the 2026 annual meeting of Grasshopper stockholders if the merger is completed within the expected time frame. However, if the merger is not completed within the expected time frame, or at all, Grasshopper may hold an annual meeting of its stockholders in the second half of 2026. Grasshopper’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or make proposals for business to be brought before a meeting of stockholders, such stockholder’s notice must be delivered or mailed to and received by the secretary of Grasshopper not less than 90 days prior to the date of the Grasshopper annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the Grasshopper annual meeting is given or made to stockholders, notice by such stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

The specific requirements of Grasshopper’s advance notice and eligibility provisions are set forth in Section 5 of the Grasshopper bylaws, a copy of which is available upon request. Please see the section entitled “Where You Can Find More Information.”

LEGAL MATTERS

The validity of the Enova common stock to be issued in connection with the merger will be passed upon for Enova by Covington & Burling LLP, Washington, D.C. Covington & Burling LLP will deliver at the effective time its opinion to Enova and Grasshopper as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

EXPERTS

The consolidated financial statements of Enova as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this joint proxy statement/prospectus by reference to Enova’s annual report on Form 10-K for the year ended December 31, 2024, and the effectiveness of Enova’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Grasshopper board of directors does not know of any matters that will be presented for consideration at the Grasshopper special meeting other than as described in this proxy statement/prospectus. However, if any other matter properly comes before the Grasshopper special meeting, as appropriate, or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the Grasshopper special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Enova has filed with the SEC a registration statement under the Securities Act that registers the distribution to Grasshopper stockholders of the shares of Enova common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Enova in addition to being a proxy statement for Grasshopper stockholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Enova and Enova common stock.

Enova also files reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Enova, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Enova with the SEC are also available at Enova’s website at www.enova.com. These website addresses are inactive textual references only and the information provided on the websites is not a part of this proxy statement/prospectus and, therefore, is not incorporated by reference into this proxy statement/prospectus.

The SEC allows Enova to incorporate by reference information in this proxy statement/prospectus. This means that Enova can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Enova previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

Enova SEC Filings (SEC File No. 001-13253)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2024, filed with the SEC on February 18, 2025.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2025, filed with the SEC on April 29, 2025, quarter ended June 30, 2025, filed with the SEC on July 25, 2025, and quarter ended September 30, 2025, filed with the SEC on October 24, 2025.

Current Reports on Form 8-K	Filed with the SEC on March 20, 2025, May 14, 2025, May 19, 2025, May 30, 2025, July 17, 2025, July 24, 2025, September 2, 2025, November 12, 2025, November 13, 2025, November 24, 2025, December 11, 2025 and December 18, 2025 (other than those portions of the documents deemed to be furnished and not filed).

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on April 4, 2025.

In addition, Enova incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date the offering is terminated, provided that Enova is not incorporating by reference any information furnished to, but not filed with, the SEC.

Documents incorporated by reference into this proxy statement/prospectus are available from Enova, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus related to Enova by requesting them in writing or by telephone at the following address and phone number:

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

Attention: Secretary

Telephone: (312) 568-4200

Grasshopper does not have a class of securities registered under Section 12 of the Exchange Act, and is therefore not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

If you are a Grasshopper stockholder and have any questions concerning the Grasshopper special meeting, the mergers, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Grasshopper common stock, please contact Grasshopper at the following address and telephone number:

Grasshopper Bancorp, Inc.

261 5th Avenue, Suite 610

New York, New York 10016

Attention: Corporate Secretary

Telephone: (917) 830-2100

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the Grasshopper special meeting, you must make your request no later than January 26, 2026. If you request any documents from Enova or Grasshopper, Enova or Grasshopper will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Enova or Grasshopper have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [  ], 202[  ]. You should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to Grasshopper stockholders nor the issuance by Enova of shares of Enova common stock in connection with the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ENOVA INTERNATIONAL, INC.

AND

GRASSHOPPER BANCORP, INC.

Dated as of December 10, 2025

As Amended on December 18, 2025

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		A-2
1.1.	Merger.	A-2
1.2.	Time and Place of Closing.	A-2
1.3.	Effective Time.	A-2
1.4.	Charter.	A-2
1.5.	Bylaws.	A-2
1.6.	Directors and Officers.	A-3
1.7.	Bank Merger.	A-3
1.8.	Other Core Transactions.	A-3

ARTICLE 2 MANNER OF CONVERTING SHARES		A-3
2.1.	Conversion of Shares.	A-3
2.2.	Intentionally Omitted.	A-4
2.3.	Anti-Dilution Provisions.	A-4
2.4.	Treatment of Grasshopper Equity Awards.	A-5
2.5.	Fractional Shares.	A-5
2.6.	Statutory Rights of Appraisal.	A-6

ARTICLE 3 EXCHANGE OF SHARES		A-6
3.1.	Intentionally Omitted.	A-6
3.2.	Exchange Procedures.	A-6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GRASSHOPPER		A-9
4.1.	Organization, Standing, and Power.	A-9
4.2.	Authority of Grasshopper; No Breach by Agreement.	A-9
4.3.	Capitalization of Grasshopper.	A-10
4.4.	Grasshopper Bank.	A-12
4.5.	Regulatory Reports.	A-13
4.6.	Financial Matters.	A-13
4.7.	Books and Records.	A-15
4.8.	Absence of Undisclosed Liabilities.	A-15
4.9.	Absence of Certain Changes or Events.	A-16
4.10.	Tax Matters.	A-16
4.11.	Assets.	A-19
4.12.	Intellectual Property; Privacy.	A-19
4.13.	Environmental Matters.	A-21
4.14.	Compliance with Laws.	A-21
4.15.	Community Reinvestment Act Performance.	A-23
4.16.	Labor Relations.	A-23
4.17.	Employee Benefit Plans.	A-25
4.18.	Material Contracts.	A-27
4.19.	Agreements with Regulatory Authorities.	A-29
4.20.	Investment Securities.	A-29
4.21.	Derivative Instruments and Transactions.	A-29
4.22.	Legal Proceedings.	A-30

A-i

4.23.	Statements True, Complete and Correct.	A-30
4.24.	State Takeover Statutes and Takeover Provisions.	A-31
4.25.	Opinion of Financial Advisor.	A-31
4.26.	Tax and Regulatory Matters.	A-31
4.27.	Loan Matters.	A-31
4.28.	Deposits	A-33
4.29.	Allowance for Credit Losses.	A-33
4.30.	Insurance.	A-33
4.31.	OFAC; Sanctions.	A-34
4.32.	Brokers and Finders.	A-34
4.33.	Transactions with Affiliates and Insiders.	A-34
4.34.	Investment Adviser Subsidiary.	A-34
4.35.	No Broker-Dealer Subsidiary.	A-35
4.36.	No Insurance Subsidiary.	A-35
4.37.	Indemnification.	A-35
4.38.	Completeness of Representations and Warranties.	A-35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ENOVA		A-35
5.1.	Organization, Standing, and Power.	A-35
5.2.	Authority of Enova; No Breach by Agreement.	A-36
5.3.	Capitalization of Enova.	A-36
5.4.	Enova Subsidiaries.	A-37
5.5.	Regulatory Reports.	A-37
5.6.	Financial Matters.	A-38
5.7.	Absence of Undisclosed Liabilities.	A-39
5.8.	Absence of Certain Changes or Events.	A-39
5.9.	Tax Matters.	A-39
5.10.	Compliance with Laws.	A-40
5.11.	Legal Proceedings.	A-41
5.12.	Statements True, Complete and Correct.	A-41
5.13.	State Takeover Statutes and Takeover Provisions.	A-42
5.14.	Tax and Regulatory Matters.	A-42
5.15.	Agreements with Regulatory Authorities.	A-42
5.16.	OFAC; Sanctions.	A-42
5.17.	Brokers and Finders.	A-43
5.18.	Available Funds.	A-43
5.19.	Data Privacy and Security.	A-43
5.20.	Completeness of Representations and Warranties.	A-43

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-44
6.1.	Affirmative Covenants of Grasshopper.	A-44
6.2.	Negative Covenants of Grasshopper.	A-44
6.3.	Covenants of Enova.	A-48

ARTICLE 7 ADDITIONAL AGREEMENTS		A-48
7.1.	Registration Statement; Proxy Statement/Prospectus; Stockholder Approval.	A-48
7.2.	Acquisition Proposals.	A-49
7.3.	Exchange Matters.	A-50
7.4.	Consents of Regulatory Authorities.	A-50

A-ii

7.5.	Access to Information; Confidentiality and Notification of Certain Matters.	A-51
7.6.	Press Releases.	A-52
7.7.	Tax Treatment.	A-52
7.8.	Transfer Taxes.	A-53
7.9.	Employee Benefits and Contracts.	A-53
7.10.	D&O Indemnification.	A-55
7.11.	Operating Functions.	A-56
7.12.	Litigation.	A-56
7.13.	Legal Conditions to Merger; Additional Agreements.	A-57
7.14.	Closing Financial Statements.	A-57
7.15.	Dividends.	A-59
7.16.	Change of Method.	A-59
7.17.	Restructuring Efforts.	A-59
7.18.	Takeover Statutes.	A-60
7.19.	Cancelation of Grasshopper Warrants.	A-60

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		A-60
8.1.	Conditions to Obligations of Each Party.	A-60
8.2.	Conditions to Obligations of Enova.	A-61
8.3.	Conditions to Obligations of Grasshopper.	A-63

ARTICLE 9 TERMINATION		A-64
9.1.	Termination.	A-64
9.2.	Effect of Termination; Termination Fee.	A-65
9.3.	Non-Survival of Representations and Covenants.	A-65

ARTICLE 10 MISCELLANEOUS		A-66
10.1.	Definitions.	A-66
10.2.	Referenced Pages.	A-75
10.3.	Expenses.	A-78
10.4.	Entire Agreement; No Third Party Beneficiaries.	A-78
10.5.	Amendments.	A-78
10.6.	Waivers.	A-78
10.7.	Assignment.	A-79
10.8.	Notices.	A-79
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	A-80
10.10.	Counterparts; Signatures.	A-80
10.11.	Interpretation.	A-81
10.12.	Enforcement of Agreement.	A-81
10.13.	Severability.	A-81
10.14.	Confidential Supervisory Information.	A-81

Exhibit A - List of Signatories to Voting Agreement

Exhibit B - Form of Voting Agreement

Exhibit C - Signatories to Offer Letters and Settlement Agreements

Exhibit D - Form of Subsidiary Plan of Merger

A-iii

Exhibit E - Form of Press Release and Investor Presentation

Exhibit F - Reference Financial Statements

Grasshopper’s Disclosure Memorandum

Enova’s Disclosure Memorandum

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 10, 2025, by and among Enova International, Inc. (“Enova”), a Delaware corporation, and Grasshopper Bancorp, Inc. (“Grasshopper”), a Delaware corporation.

Preamble

The respective boards of directors of Enova and Grasshopper have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware General Corporation Law (the “DGCL”), Grasshopper will merge with and into Enova (the “Merger”), with Enova as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Immediately following the Merger, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof (the “Enova Interim Bank”), will merge with and into Grasshopper Bank, a national bank and wholly owned subsidiary of Grasshopper (“Grasshopper Bank”), with Grasshopper Bank as the surviving bank (the “Bank Merger”, and together with the Merger, the “Mergers”).

Immediately following the Bank Merger, Enova will contribute certain assets to Grasshopper Bank, and Grasshopper Bank will execute its proposed business plan (the “Contribution and Business Plan Execution”). The Mergers and the Contribution and Business Plan Execution, are collectively referred to herein as the “Core Transactions” and are also included within the scope of the transactions contemplated by this Agreement.

As a condition and an inducement for Enova to enter into this Agreement, each stockholder of Grasshopper listed on Exhibit A hereto has simultaneously herewith entered into a voting agreement substantially in the form attached hereto as Exhibit B (the “Grasshopper Voting Agreement”).

As a condition and an inducement for Enova to enter into this Agreement, certain employees of Grasshopper set forth on Exhibit C have simultaneously herewith entered into (i) offer letters, to be effective upon the Closing, and (ii) settlement agreements.

It is the intention of the Parties that the Merger and the Bank Merger, for federal income tax purposes, shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Internal Revenue Code and within the meaning of Treasury Regulation Section 1.368-2(g) for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1.	Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Grasshopper shall be merged with and into Enova in accordance with applicable provisions of the DGCL with the effects set forth in the DGCL. Enova shall be the surviving corporation resulting from the Merger, and shall (a) continue its corporate existence under the laws of the State of Delaware and (b) succeed to and assume all the properties, rights, liabilities and obligations of Grasshopper in accordance with the DGCL. Upon consummation of the Merger, the separate corporate existence of Grasshopper shall cease.

1.2.	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Covington & Burling LLP, located at 850 Tenth Street, NW, Washington, DC 20001 or by electronic exchange of documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other place, date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.	Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date that is no sooner than the fifth Business Day nor later than the tenth Business Day of the month immediately following the month during which the satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time). Notwithstanding the foregoing, at the election of Enova, if Enova waives its rights to review and contest the Closing Financial Statements pursuant to Section 7.14, the Effective Time may occur on another date that is at least five Business Days following the satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time).

1.4.	Charter.

The certificate of incorporation of Enova in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5.	Bylaws.

The bylaws of Enova in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6.	Directors and Officers.

The directors of Enova in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Enova in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7.	Bank Merger.

Immediately following the Merger, Enova Interim Bank, will merge with and into Grasshopper Bank, with Grasshopper Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Enova Interim Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately following the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, substantially in the form attached as Exhibit D hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished: (a) prior to the filing applications for receipt of regulatory approval of the Bank Merger, (i) Grasshopper shall cause the board of directors of Grasshopper Bank to approve the Subsidiary Plan of Merger, Grasshopper, as the sole stockholder of Grasshopper Bank, shall approve the Subsidiary Plan of Merger, and Grasshopper shall cause the Subsidiary Plan of Merger to be duly executed by Grasshopper Bank and delivered to Enova, and, if required (ii) the board of directors of Enova shall approve the Subsidiary Plan of Merger, and Enova shall execute the Subsidiary Plan of Merger and deliver to Grasshopper Bank, and (b) as soon as practicable following the receipt of regulatory approval of the formation of Enova Interim Bank, Enova shall cause the board of directors of Enova Interim Bank to approve the Subsidiary Plan of Merger, Enova, as the sole stockholder of Enova Interim Bank, shall approve the Subsidiary Plan of Merger, and Enova shall cause the Subsidiary Plan of Merger, or a joinder thereto, to be duly executed by Enova Interim Bank and delivered to Grasshopper. Prior to the Effective Time, Grasshopper shall cause Grasshopper Bank, and Enova shall cause Enova Interim Bank, to execute and file such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.

1.8.	Other Core Transactions.

Grasshopper, Grasshopper Bank and Enova will cooperate and use reasonable best efforts to effect the Contribution and Business Plan Execution as contemplated in the recitals to this Agreement. Enova agrees that it shall have principal responsibility for effecting the foregoing and obtaining the regulatory approvals with respect thereto, but Grasshopper and Grasshopper Bank will be responsible to take certain actions as are reasonably required in connection with the application process and authorization of such matters, which such actions shall be in accordance with applicable Law.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1.	Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Enova, Grasshopper or the stockholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a) Each share of capital stock of Enova issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Enova from and after the Effective Time and shall not be affected by the Merger.

(b) All shares of capital stock of Grasshopper issued and outstanding immediately prior to the Effective Time that are held by Grasshopper, Grasshopper Bank, Enova or any Enova Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following consideration from Enova, in each case without interest:

(i) the Stock Consideration; and

(ii) the Cash Consideration.

(d) All shares of Grasshopper Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book entry share (a “Book-Entry Share”) registered in the transfer books of Grasshopper that immediately prior to the Effective Time represented shares of Grasshopper Common Stock shall cease to have any rights with respect to such Grasshopper Common Stock other than the right to receive the Stock Consideration and the Cash Consideration in accordance with, and subject to, Section 2.1 and ARTICLE 3, including the right, if any, to receive the Fractional Share Payment together with the amounts, if any, payable pursuant to Section 3.2(d) (collectively, the “Merger Consideration”).

2.2.	Intentionally Omitted.

2.3.	Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(f), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Grasshopper Common Stock or securities convertible or exchangeable into or exercisable for shares of Grasshopper Common Stock or the issued and outstanding shares of Enova Common Stock or securities convertible or exchangeable into or exercisable for shares of Enova Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, or there shall be any special or extraordinary dividend or distribution, then, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change and to give holders of Grasshopper Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.3 shall be construed to permit either Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.4.	Treatment of Grasshopper Equity Awards.

(a) Grasshopper Stock Options. At the Effective Time, each option granted by Grasshopper to purchase a share of Grasshopper Common Stock under the Grasshopper Stock Plan, whether vested or unvested (a “Grasshopper Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be fully vested and then canceled and converted into the right to receive from Enova, no later than 10 Business Days following the Closing Date, a cash payment (less any required Tax withholding) equal to the product (rounded up to the nearest whole cent) of (i) the number of shares of Grasshopper Common Stock subject to such Grasshopper Stock Option immediately prior to the Effective Time, multiplied by (ii) the difference, if positive, between the Per Share Cash Amount and the exercise price of the Grasshopper Stock Option. Any Grasshopper Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled with no consideration being paid to the optionholder with respect to such Grasshopper Stock Option.

(b) Grasshopper Warrants. In accordance with Section 7.19, at the Effective Time, Grasshopper shall ensure that each warrant granted by Grasshopper to purchase shares of Grasshopper Common Stock under any individual award agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Grasshopper Warrant”) shall, automatically and without any required action on the part of the holder thereof, be canceled such that the holder thereof shall have no further rights with respect to such Grasshopper Warrant; provided that if prior to the Effective Time the holder thereof executes a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (providing a full release of any rights such holder has with respect to a Grasshopper Warrant, other than the right to receive the cash payment described in this Section 2.4(b)) (a “Warrant Cancelation Agreement”), the Grasshopper Warrant subject to such executed Warrant Cancelation Agreement shall instead be canceled and converted into the right to receive from Enova a cash payment (less any required withholding) equal to its Grasshopper Warrant Pro Rata Amount. In no event shall the aggregate amount payable by Enova in respect of the Grasshopper Warrants be more than the Cash Warrant Amount.

(c) As of the Effective Time, the Grasshopper Stock Plan and equity awards shall be terminated, effective as of the Closing Date and contingent upon the occurrence of the Closing, and no further Grasshopper Stock Options, Grasshopper Warrants, shares of restricted stock, restricted stock units, equity interests or other equity awards or rights with respect to shares of capital stock of Grasshopper shall be granted thereunder.

(d) Prior to the Effective Time, Grasshopper, the board of directors of Grasshopper or any committee thereof, as applicable, shall adopt any resolutions and take any actions, and cause any actions to be taken, that are reasonably necessary or advisable to effectuate the provisions of this Section 2.4 and Section 7.19.

2.5.	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Enova Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Enova shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Enova. Notwithstanding any other provision of this Agreement, each Holder who would otherwise have been entitled to receive a fraction of a share of Enova Common Stock pursuant to the Merger (after taking into account all Certificates or Book-Entry Shares delivered by such Holder) shall receive, in lieu thereof, a cash payment (less any required withholding), rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Enova Common Stock that such Holder would otherwise have been entitled to receive pursuant to Section 2.1(c) by (b) the Average Closing Price (the “Fractional Share Payment”).

2.6.	Statutory Rights of Appraisal.

(a) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Grasshopper Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who is entitled to and has properly demanded appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL and not effectively withdrawn such demand with respect to any such Grasshopper Common Stock held by any such Holder (the “Dissenting Shares”) shall not be converted into the right to receive any of the Merger Consideration as specified in this Agreement. Such Holders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL except that all Dissenting Shares held by Holders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(c) of this Agreement.

(b) Grasshopper shall give Enova prompt written notice (but in any event within 48 hours) to Enova of any demands for payment in respect of any shares of Grasshopper Common Stock and any withdrawals of such demands, and any other instruments served pursuant to Law with respect to appraisal rights, and Enova shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Grasshopper shall not, except with the prior written consent of Enova, voluntarily make, or commit or agree to make, any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 3

EXCHANGE OF SHARES

3.1.	Intentionally Omitted.

3.2.	Exchange Procedures.

(a) Deposit of Merger Consideration. At or immediately prior to the Effective Time, Enova shall deposit, or shall cause to be deposited, with an exchange agent appointed by Enova (the “Exchange Agent”), for the benefit of holders of record of shares of Grasshopper Common Stock (excluding the Canceled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (“Holders”), for exchange in accordance with this ARTICLE 3, (i) evidence of shares in book-entry form or, at the option of Enova, certificates (collectively referred to as “Enova Certificates”) for shares of Enova Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration, (B) any Fractional Share Payment, to the extent then determinable, and, (C) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.2(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Enova, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration. Any interest and other income resulting from such investments shall be paid to Enova. Enova shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, and in any event not later than five Business Days following the Effective Time, Enova shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Enova), a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, together with properly completed and duly executed transmittal materials, duly executed on behalf of each Person effecting the surrender of such Certificates or Book-Entry Shares, and shall be in such form and have such other provisions as Enova or the Exchange Agent may reasonably specify, and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent in exchange for the consideration for which such Person may be entitled pursuant to ARTICLE 2 and this ARTICLE 3 (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement and (ii) a check representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the Certificate or

Book-Entry Share surrendered pursuant to the provisions of this Agreement, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c) Share Transfer Books. At the Effective Time, the share transfer books of Grasshopper shall be closed, and thereafter there shall be no further registration of transfers of shares of Grasshopper Common Stock. From and after the Effective Time, Holders who held shares of Grasshopper Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.2, each Certificate or Book-Entry Share theretofore representing shares of Grasshopper Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor, subject, however, to Enova’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Grasshopper in respect of such shares of Grasshopper Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of Grasshopper Common Stock formerly represented thereby.

(d) Dividends with Respect to Enova Common Stock. No dividends or other distributions declared with respect to Enova Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Share with respect to the whole shares of Enova Common Stock issuable with respect to such Certificate or Book-Entry Share in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Enova Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Enova Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Enova Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Enova, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Enova Common Stock) to which they are entitled under this Agreement shall thereafter look only to Enova for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).

(f) No Liability. None of Enova, Grasshopper, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such Holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Withholding Rights. Each and any of Enova, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Fractional Share Payment, cash dividends or distributions payable pursuant to Section 3.2(d), or any other cash amounts otherwise payable pursuant to this Agreement to any Person, such amounts or property (or portions thereof) as Enova, the Surviving Corporation or the Exchange Agent, as applicable, reasonably determines is required to be deducted and withheld with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld by Enova, the Surviving Corporation, or the Exchange Agent, as applicable, and paid over to the appropriate Regulatory Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Enova, the Surviving Corporation, or the Exchange Agent, and shall be paid over to the appropriate Regulatory Authority.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(i) Transferred Ownership. In the event of a transfer of ownership of Grasshopper Common Stock that is not registered in the transfer records of Grasshopper, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Enova and Exchange Agent that such Tax has been paid or is not applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GRASSHOPPER

Except as Previously Disclosed, Grasshopper hereby represents and warrants to Enova as follows:

4.1.	Organization, Standing, and Power.

(a) Status of Grasshopper. Grasshopper is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Grasshopper is duly qualified or licensed to transact business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper. Grasshopper is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the certificate of incorporation and the bylaws of Grasshopper, each as in effect as of the date of this Agreement, have been delivered or made available to Enova. The certificate of incorporation and bylaws of Grasshopper comply with applicable Law.

(b) Status of Grasshopper Bank. Grasshopper Bank is a direct, wholly owned Subsidiary of Grasshopper, is duly organized, validly existing and in good standing under the Laws of the United States, is authorized under the Laws of the United States to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Grasshopper Bank is authorized by the OCC to engage in the business of banking as a national bank. Grasshopper Bank is duly qualified or licensed to transact business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper. True, complete and correct copies of the articles of association and bylaws of Grasshopper Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Enova. The articles of association and bylaws of Grasshopper Bank comply with applicable Law.

4.2.	Authority of Grasshopper; No Breach by Agreement.

(a) Authority. Grasshopper has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger, perform its obligations under this Agreement, and with respect to the consummation of the Merger, upon the approval of this Agreement and the Merger by Grasshopper’s stockholders as required by applicable Law and Grasshopper’s certificate of incorporation and bylaws as contemplated by Section 7.1 (the “Grasshopper Stockholder Approval”). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Grasshopper and Grasshopper Bank, including approval by, and a determination by all of the members of the board of directors of, Grasshopper that this Agreement and the Merger are advisable and in the best interests of Grasshopper’s stockholders and directing the submission of this Agreement and the Merger to a vote at a meeting of Grasshopper’s stockholders, subject to the Grasshopper Stockholders Approval. This Agreement has been duly executed and delivered by Grasshopper. Subject to the Grasshopper Stockholder Approval, and assuming the due authorization, execution and delivery by Enova, this Agreement represents a legal, valid, and binding obligation of Grasshopper, enforceable against Grasshopper in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)). Other than the Grasshopper Stockholder Approval, no other corporate proceedings or approvals are necessary on the part of Grasshopper’s stockholders to approve this Agreement and the Merger.

(b) No Conflicts. Subject to the receipt of the Grasshopper Stockholder Approval, neither the execution, delivery or performance of this Agreement by Grasshopper, nor the consummation by Grasshopper of the transactions contemplated hereby, nor compliance by Grasshopper with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Grasshopper’s certificate of incorporation, bylaws or other governing instruments, or the articles of association, bylaws or other governing instruments of Grasshopper Bank or any resolution adopted by the board of directors or the equityholders of any Grasshopper Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Grasshopper Entity or any of their respective Assets, or (B) constitute or result in (x) a Default or (y) the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Grasshopper Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Grasshopper Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper.

(c) Consents or Approvals. Other than in connection or compliance with the provisions of the Securities Laws, applicable state securities Laws, the rules of NYSE, the DGCL, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the National Bank Act, and the Requisite Regulatory Approvals, no notice to, application, registration, permit, expiration of waiting period, or filing with, or Consent of, any Regulatory Authority or any third party is necessary for Grasshopper’s execution, delivery or performance of this Agreement, Grasshopper Bank’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation by Grasshopper or Grasshopper Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Grasshopper has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d) Grasshopper Debt. Grasshopper has no debt that is secured by Grasshopper Bank capital stock.

4.3.	Capitalization of Grasshopper.

(a) Ownership. Section 4.3(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list, as of the date of this Agreement, of (i) (A) the aggregate amount of the authorized and outstanding capital stock of Grasshopper (and their respective par values), including any Equity Rights of Grasshopper, (B) the name of each holder thereof, (C) the number of shares of capital stock of Grasshopper and the number of Equity Rights of Grasshopper held by each such holder and (D) with respect to each Equity Right of Grasshopper, the type of Equity Right, the date of grant, the expiration date (if applicable), the exercise price or purchase price (if applicable), the number of shares of Grasshopper Common Stock subject thereto, the vesting schedule, the repurchase or redemption price payable by Grasshopper (if applicable), whether such Equity Right of Grasshopper is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code (if applicable), and with respect to (x) a Grasshopper Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code that has been exercised, the date of exercise, exercise price and the number of shares of Grasshopper Common Stock with respect to which such Grasshopper Stock Option was exercised, (y) a Grasshopper Stock Option that was early exercised (if applicable), the date of exercise and the number of unvested shares of Grasshopper Common Stock then outstanding, and (z) a Grasshopper Warrant that has been exercised, the date of exercise, if such option was early exercised, and the number of shares of Grasshopper Common Stock with respect to which such Grasshopper Warrant was exercised, and (ii) the name of any other holder or beneficial owner of, or of any Person having the right to acquire beneficial ownership of, any capital stock of, or any other voting right or equity in, Grasshopper. As of the Effective Time, no more than (1) 36,115,245 shares of Grasshopper Common Stock will be issued and outstanding (excluding treasury shares and excluding any shares of Grasshopper Common Stock issued upon the exercise of any Grasshopper Stock Option or Grasshopper Warrant, in each case, that was issued and outstanding as of the date hereof (such shares issued upon exercise, the “Exercised Shares” and 36,115,245 plus the number of Exercised Shares, the “Maximum Shares”)), (2) 28,673 shares of Grasshopper Common Stock will be held by Grasshopper in its treasury, and (3) no shares of Grasshopper preferred stock will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Grasshopper are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws and Contracts to which Grasshopper is a party or bound. None of the outstanding shares of capital stock of Grasshopper has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(c) Outstanding Equity Rights. Other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, there are no (i) existing Equity Rights with respect to the securities of Grasshopper, (ii) Contracts under which Grasshopper is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Grasshopper, (iii) Contracts under which Grasshopper is or may become obligated to register shares of Grasshopper’s capital stock or other securities under the Securities Act, (iv) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Grasshopper is a party or of which Grasshopper has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Grasshopper, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Grasshopper may vote. The Grasshopper Entities are under no obligation to register under the Securities Act their shares or any other securities, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Grasshopper is or could be required to register shares of Grasshopper’s capital stock or other securities under the Securities Act or, other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Grasshopper. Grasshopper Bank does not own any capital stock of Grasshopper. Other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, there are no stock appreciation, phantom stock, profit participation or other similar rights with respect to Grasshopper Common Stock or capital stock of Grasshopper Bank.

(d) Grasshopper Stock Options and Restricted Stock. Each Grasshopper Stock Option has an exercise price that is no less than the fair market value of the underlying shares of Grasshopper Common Stock on the date of grant or on the date of repricing of such Grasshopper Stock Option, as determined in accordance with Section 409A of the Internal Revenue Code. All Grasshopper Stock Options have been granted under the Grasshopper Stock Plan and pursuant to a standard form of option agreement adopted thereunder and provided to Enova. No Grasshopper Common Stock as of the date hereof is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code, and prior to the date hereof, Grasshopper has made available to Enova a copy of each election under Section 83(b) of the Code submitted to Grasshopper.

(e) Grasshopper Warrants.

(i) All Contracts pursuant to which Grasshopper has granted any Grasshopper Warrant outstanding immediately prior to the Effective Time shall, automatically and without any required action, terminate at the Effective Time so long as at least 10 days prior to the Effective Time, Grasshopper provides written notice and the opportunity to exercise such Grasshopper Warrant to the holder thereof.

(ii) Section 10.1 of Grasshopper’s Disclosure Memorandum contains a true, complete and correct list of the Grasshopper Warrants outstanding immediately prior to the Effective Time, including the amount of shares of Grasshopper Common Stock underlying such Grasshopper Warrants and, subject to the execution of a Warrant Cancelation Agreement, the Grasshopper Warrant Pro Rata Amount to be paid to the warrantholders listed therein.

4.4.	Grasshopper Bank.

(a) Capitalization of Grasshopper Bank. The authorized capital stock of Grasshopper Bank consists of 25,000,000 shares of common stock, par value $1.00 per share (the “Grasshopper Bank Common Stock”), and 5,000,000 shares of perpetual preferred stock, no par value per share (the “Grasshopper Bank Preferred Stock”). 25,000,000 shares of Grasshopper Bank Common Stock are outstanding as of the date of this Agreement, and no shares of Grasshopper Bank Preferred Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Grasshopper Bank Common Stock (and other equity interests in Grasshopper Bank) are directly and beneficially owned and held by Grasshopper, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws and restrictions on transfer that arise pursuant to this Agreement or the other Transaction Documents).

(b) No Other Subsidiaries. Except for the capital stock or other voting securities of, or ownership interests in, Grasshopper Bank, Grasshopper does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Grasshopper Bank are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws and Contracts to which Grasshopper Bank is a party or bound. None of the outstanding shares of capital stock of Grasshopper Bank has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(d) Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of Grasshopper Bank, (ii) Contracts under which Grasshopper Bank is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Grasshopper Bank, (iii) Contracts under which Grasshopper Bank is or may become obligated to register shares of Grasshopper’s capital stock or other securities under the Securities Act, (iv) stockholders agreements, voting trusts or other agreements, arrangements or understandings to which Grasshopper Bank is a party or of which Grasshopper has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Grasshopper Bank, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholder of Grasshopper Bank may vote. The Grasshopper Entities are under no obligation to register under the Securities Act the shares or any other securities of Grasshopper Bank, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Grasshopper Bank is or could be required to register shares of Grasshopper Bank’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Grasshopper Bank.

4.5.	Regulatory Reports.

Since January 1, 2022, each Grasshopper Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the OCC, FDIC, the Federal Reserve or any other Regulatory Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of any Grasshopper Entity. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Regulatory Authority. Subject to Section 10.14, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Regulatory Authority. Since January 1, 2022 and subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Grasshopper Entity, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of any Grasshopper Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Grasshopper, investigation into the business, operations, policies or procedures, or compliance with applicable Law of Grasshopper or Grasshopper Bank since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have a material impact on any Grasshopper Entity. The Grasshopper Entities are not required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

4.6.	Financial Matters.

(a) Financial Statements. Section 4.6(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct copy of the Grasshopper Financial Statements with respect to periods ended on and prior to

September 30, 2025. Grasshopper has made available to Enova true, complete and correct copies of the Grasshopper Financial Statements with respect to periods ended subsequent to September 30, 2025 and the Books and Records of the Grasshopper Entities. The Grasshopper Financial Statements (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Grasshopper Entities, (ii) have been prepared in accordance with GAAP and regulatory accounting principles, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the Grasshopper Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity, and cash flows of the Grasshopper Entities for the respective periods set forth therein, subject in the case of the interim Grasshopper Financial Statements to year-end adjustments normal in nature and amount. The Grasshopper Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Grasshopper Entities, (B) will have been prepared in accordance with GAAP and regulatory accounting principles, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the Grasshopper Entities as of the respective dates set forth therein and the results of operations, stockholders’ equity, and cash flows of the Grasshopper Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments normal in nature and amount.

(b) Call Reports. The financial statements contained in the Call Reports of Grasshopper and Grasshopper Bank for the periods ended on or after January 1, 2022, (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited Grasshopper Financial Statements), and (iii) fairly present in all material respects the financial condition of Grasshopper and Grasshopper Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount. The financial statements contained in the Call Reports of Grasshopper and Grasshopper Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited Grasshopper Financial Statements), and (C) will fairly present in all material respects the financial condition of Grasshopper and Grasshopper Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity of Grasshopper and Grasshopper Bank, respectively, for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount.

(c) Systems and Processes. Each of Grasshopper and Grasshopper Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Grasshopper and Grasshopper Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Grasshopper Financial Statements and Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, in accordance with GAAP, (ii) in a timely manner accumulate and communicate to Grasshopper and Grasshopper Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Grasshopper Financial Statements and Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Grasshopper and Grasshopper Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals and appropriate action is taken with respect to any differences. Since January 1, 2022, neither Grasshopper nor Grasshopper Bank nor, to

Grasshopper’s Knowledge, any Representative of any Grasshopper Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Grasshopper Financial Statements, the Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Grasshopper Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Grasshopper Entity has engaged in questionable accounting or auditing practices. No attorney representing any Grasshopper Entity, whether or not employed by any Grasshopper Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Grasshopper Entity or any of its officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of any Grasshopper Entity. To Grasshopper’s Knowledge, there has been no instance of fraud by any Grasshopper Entity, whether or not material that occurred during any period covered by the Grasshopper Financial Statements.

(d) Records. The records, systems, controls, data and information of the Grasshopper Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Grasshopper Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a material impact on Grasshopper or Grasshopper Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. Grasshopper and Grasshopper Bank have disclosed, based on their most recent evaluation prior to the date hereof, to their outside auditors and the audit committee of their respective boards of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls, which are reasonably likely to adversely affect their ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls over financial reporting.

(e) Auditor Independence. During the periods covered by the Grasshopper Financial Statements, Grasshopper’s and Grasshopper Bank’s outside auditor was independent of Grasshopper, Grasshopper Bank and their respective management. As of the date hereof, the outside auditor for Grasshopper and Grasshopper Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Grasshopper or Grasshopper Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f) Cash and Cash Equivalents. As of the date hereof and as of the Closing Date, Grasshopper Bank has no less than $50,000,000 in cash and cash equivalents.

4.7.	Books and Records.

The Books and Records of the Grasshopper Entities have been and are being maintained in the Ordinary Course in accordance and in compliance in all material respects with all applicable accounting requirements and Laws and are true, complete and correct in all material respects to reflect corporate action by the Grasshopper Entities.

4.8.	Absence of Undisclosed Liabilities.

No Grasshopper Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2024 (none of which would reasonably be expected to, individually or in the aggregate, be material to Grasshopper or Grasshopper Bank), (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued and adequately reserved against in the consolidated balance sheet of Grasshopper as of December 31, 2024 included in the Grasshopper Financial Statements at and for the period ending December 31, 2024.

4.9.	Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been a Material Adverse Effect on Grasshopper.

(b) Since December 31, 2024, except with respect to the transactions contemplated hereby, (i) the Grasshopper Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Grasshopper Entity whether or not covered by insurance, and (iii) none of the Grasshopper Entities have taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Enova pursuant to, Sections 6.2(a), 6.2(c), 6.2(f), 6.2(k), 6.2(l), 6.2(o), 6.2(p), 6.2(q), 6.2(r), 6.2(s), 6.2(x) or (solely as it relates to the foregoing subsections of Section 6.2) Section 6.2(bb).

4.10.	Tax Matters.

(a) All Grasshopper Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Grasshopper Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All Taxes of the Grasshopper Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Grasshopper Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Grasshopper Entity does not file a Tax Return that such Grasshopper Entity may be subject to Taxes by that jurisdiction that remains unresolved.

(b) None of the Grasshopper Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes or Tax Returns of any Grasshopper Entity or the Assets of any Grasshopper Entity which have not been paid, settled, or withdrawn or for which adequate reserves have not been established. None of the Grasshopper Entities has waived or agreed to an extension of any statute of limitations in respect of any Taxes and no such waiver or extension has been requested.

(c) No deficiency of Taxes in respect of any Grasshopper Entity has been asserted in writing as a result of any audit or examination by any Taxing authority, except for any deficiency resulting from any completed audit or examination that has been paid in full.

(d) Each Grasshopper Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law. Each Grasshopper Entity has complied with all record keeping and information reporting obligations under applicable Law in connection therewith.

(e) The unpaid Taxes of each Grasshopper Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Grasshopper Entity, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Grasshopper Entities in filing their Tax Returns.

(f) None of the Grasshopper Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Grasshopper Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the Grasshopper Entities has been a member of an affiliated group within the meaning of Section 1504 of the Internal Revenue Code (or any predecessor provision or comparable provision of state, local or foreign Law) or a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was Grasshopper) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Grasshopper is parent), as a transferee or successor, by Contract, or otherwise.

(g) No Grasshopper Entity has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(h) During the three year period ending on the date hereof, none of the Grasshopper Entities have been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(i) Each bank owned life insurance contract held by Grasshopper Bank qualifies as a “life insurance contract” within the meaning of Section 7702(a) of the Internal Revenue Code, and there have been no loans under any of such contracts. Grasshopper Bank has complied with proper notice and consent requirements of Section 101(j) of the Internal Revenue Code with respect to such contracts, and all such contracts were excepted from the pro rata interest expense disallowance of Section 264(f) of the Internal Revenue Code and not subject to pro rata interest disallowance of Section 264(f) of the Internal Revenue Code. For purposes of Treasury Regulations Section 1.61-22, for each bank owned life insurance contract held by Grasshopper Bank that is subject to a split dollar agreement, Grasshopper is properly treated as an owner of such contracts, the insured employees are properly treated as non-owners of such contracts, and the economic benefit of the death benefits due to the employees under such contracts have been properly and timely reported to the employees under Treasury Regulations Section 1.61-22.

(j) Each of Grasshopper and its predecessor has been a “C corporation” within the meaning of Section 1361(a)(2) of the Internal Revenue Code since its inception, and no other Grasshopper Entity has elected at any time to be treated as an “S corporation” within the meaning of Sections 1361 or 1362 of the Internal Revenue Code.

(k) Since January 1, 2022, no Grasshopper Entity has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, changed any annual Tax accounting period, settled any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes, surrendered any right to claim a material Tax refund, filed any amended income Tax Return, or entered into any contractual obligation in respect of Taxes with any Regulatory Authority.

(l) None of the Grasshopper Entities will be required to include after the Closing any material adjustment in taxable income pursuant to (i) Section 481 of the Internal Revenue Code, (ii) a closing agreement as described in Section 7121 of the Internal Revenue Code executed prior to the Closing, (iii) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or cash method of accounting adopted, in each case, prior to the Closing, (iv) any open transaction disposition entered into prior to Closing, (v) any prepaid amount received prior to Closing, (vi) a deferred intercompany transaction in a taxable period (or portion thereof) ending before the Closing or excess loss account in existence at the Closing, (vii) a gain recognition agreement entered into before the Closing or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (viii) a transaction qualifying under Section 1400Z-2(a)(1)(A) of the Internal Revenue Code, or (ix) any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(m) None of the Grasshopper Entities has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Internal Revenue Code Section 6662. All income and franchise Tax Returns of the Grasshopper Entities through the Tax year ended December 31, 2021 have been examined and closed by the relevant Taxing authority or are Tax Returns with respect to which the applicable period for assessment under applicable Law relating to Tax (“Tax Law”), after giving effect to extensions or waivers, has expired.

(n) None of the Grasshopper Entities has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any similar provision of state, local or foreign applicable Law. Grasshopper has made available to Enova true, complete and correct copies of all private letter rulings, technical advice memoranda and similar documents received by or issued by a Taxing authority with respect to each Grasshopper Entity since its formation, if any.

(o) None of the Grasshopper Entities is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or foreign income Tax purposes.

(p) None of the Grasshopper Entities has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A) of the Internal Revenue Code.

(q) The prices for any property or services (or for the use of any property) provided by or to Grasshopper Entities are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Internal Revenue Code and any similar provision of state, local or foreign applicable Law. All transactions and other dealings between Grasshopper Entities and a third party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(r) There is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, tax credits or similar items by any Grasshopper Entity under Sections 382 or 383 of the Internal Revenue Code, the Treasury Regulations promulgated thereunder or any comparable provisions of state, local or foreign applicable Law.

(s) None of the Grasshopper Entities maintains a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a jurisdiction other than the United States. None of the Grasshopper Entities is, or has ever been, a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code with respect to any “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code or a “deferred foreign income corporation” within the meaning of Section 965(d)(1) of the Internal Revenue Code.

(t) Section 4.10(t) of the Disclosure Memorandum contains a true, complete and correct list of all jurisdictions (U.S. and non-U.S.) in which the Grasshopper Entities currently file Tax Returns.

(u) For purposes of this Section 4.10, all representations and warranties made with respect to a Grasshopper Entity are made with respect to any predecessor of the Grasshopper Entity or the applicable Subsidiary of the Grasshopper Entity.

4.11.	Assets.

(a) Each Grasshopper Entity has good and marketable title to, or good and valid leasehold interest in, those Assets reflected in the most recent Grasshopper Financial Statements as being owned or leased, as applicable, by such Grasshopper Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as have not or would not reasonably be expected to, individually or in the aggregate, materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).

(b) Section 4.11(b) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all street addresses and fee owners of all real property owned or leased by any Grasshopper Entity or otherwise occupied by a Grasshopper Entity or used or held for use by any Grasshopper Entity (collectively, the “Real Property”). Other than as set forth on Section 4.11(b) of Grasshopper’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property other than the Grasshopper Entities, and no Person other than a Grasshopper Entity has the right to use or occupy for any purpose any portion of any of the Real Property. No Grasshopper Entity owns, or has previously owned, any Real Property. All leases of Real Property under which any Grasshopper Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and such Grasshopper Entity has good and marketable leasehold interests to all Real Property leased by them (except as may be limited by the Bankruptcy and Equity Exceptions). There is not under any such lease any material existing Default by any Grasshopper Entity or, to Grasshopper’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid. To the Knowledge of Grasshopper, there are no pending or threatened condemnation or eminent domain proceedings against any Real Property.

(c) The Assets reflected in the most recent Grasshopper Financial Statements which are owned or leased by the Grasshopper Entities, and in combination with the Real Property, the Intellectual Property of any Grasshopper Entity, and contractual benefits and burdens of the Grasshopper Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Grasshopper Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12.	Intellectual Property; Privacy.

(a) Section 4.12(a) of Grasshopper’s Disclosure Memorandum lists all patents, patent applications, Trademarks, copyright registrations and pending applications for registration, and internet domain name registrations owned by each Grasshopper Entity as of the date hereof.

(b) Each Grasshopper Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Grasshopper Entity as it is currently conducted. Each Grasshopper Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Grasshopper Entity in connection with its business operations, and such Grasshopper Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Grasshopper Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Grasshopper threatened, which challenge the rights of any Grasshopper Entity with respect to Intellectual Property used, sold or licensed by such Grasshopper Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by any Grasshopper Entity. The conduct of the business of each Grasshopper Entity and the use of any Intellectual Property by each Grasshopper Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to any Grasshopper Entity in writing that any Grasshopper Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Grasshopper Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Grasshopper” and “Grasshopper Bank” trademarks will be transferred to Enova in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Enova shall have right and title to the “Grasshopper” and “Grasshopper Bank” trademarks and trade names. All of the Grasshopper Entities’ right to the use of and title to the names “Grasshopper” and “Grasshopper Bank” will be transferred to Enova in connection with the completion of the transactions contemplated by this Agreement.

(c) (i) The computer, information technology and data processing systems, facilities and services used by the Grasshopper Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Grasshopper Systems”), are reasonably sufficient for the conduct of the respective businesses of the Grasshopper Entities as currently conducted, and (ii) the Grasshopper Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Grasshopper Entities as currently conducted. To Grasshopper’s Knowledge, no third party or Representative has gained unauthorized access to any Grasshopper Systems owned or controlled by any Grasshopper Entity, and the Grasshopper Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect the Grasshopper Systems from unauthorized access and keep the Grasshopper Systems free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Grasshopper Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Grasshopper Entities in all material respects. Each Grasshopper Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(d) Each Grasshopper Entity and, to the Knowledge of Grasshopper, any third parties acting on the Grasshopper Entities’ behalf have (i) complied in all material respects with all applicable Law and Orders which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personal Data and similar Laws governing privacy and financial privacy, data security, or electronic or mobile marketing laws (“Privacy Laws”), and with all of their respective published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personal Data and there have been no material breaches with respect thereto, and (ii) taken commercially reasonable measures to ensure that all Personal Data in their possession or control is protected against loss, damage and unauthorized access, use, modification or other misuse. None of the Grasshopper Entities or, to the Knowledge of Grasshopper, any third party with whom the Grasshopper Entities have entered into a Contract in connection with the processing of Personal Data, has breached such Contract in a manner that would violate Privacy Laws in any material respect. There are no asserted or, to the Knowledge of Grasshopper, threatened claims, notices or complaints against any Grasshopper Entity (whether by a Regulatory Authority or any other party) relating to a Grasshopper Entity’s collection, maintenance, use, disclosure, transfer, protection, storage, retention, deletion or other processing of Personal Data. Grasshopper does not have any Knowledge that any Grasshopper Entity, or any third party acting on a Grasshopper Entity’s behalf, has experienced any security breach, unauthorized access, or other instance of compromised, lost, damaged, modified or misused Personal Data or other confidential information.

(e) Each Grasshopper Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of Grasshopper, such trade secrets have not been disclosed by any Grasshopper Entity to any Person except pursuant to appropriate nondisclosure agreements.

(f) Each current or former employee, consultant or contractor of the Grasshopper Entity who has contributed to the creation or development of any Intellectual Property owned by any Grasshopper Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Grasshopper Entities, and the Grasshopper Entities are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for the Grasshopper Entities vesting all rights in work product created in the Grasshopper Entities.

4.13.	Environmental Matters.

(a) Each Grasshopper Entity, its Participation Facilities, and its Operating Properties (including the Real Property) are, and have been since January 1, 2022, in compliance, in all material respects, with all applicable Environmental Laws.

(b) Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper, there is no Litigation pending or, to the Knowledge of Grasshopper, threatened before any Regulatory Authority in which any Grasshopper Entity, its Participation Facilities, or its Operating Properties (including any of the Real Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Grasshopper Entity, any of its Participation Facilities, or any of its Operating Properties (including any Real Property), nor is there any reasonable basis for any Litigation of a type described in this sentence. No Grasshopper Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have a Material Adverse Effect on Grasshopper.

4.14.	Compliance with Laws.

(a) Each Grasshopper Entity has, and since January 1, 2022, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit would reasonably be expected to have a material impact on any Grasshopper Entity. Since January 1, 2022, Grasshopper has not taken any steps to withdraw any Permits and will take no steps to withdraw any Permits prior to Closing. Since January 1, 2022, there has occurred no material Default under any such Permit and, to the Knowledge of Grasshopper, no suspension, revocation, conditioning or cancelation of any such Permit is threatened.

(b) None of the Grasshopper Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws or Orders applicable to its business or employees conducting its business, including all Laws applicable to agreements with, and disclosures and communications to, consumers or customers;

(iii) subject to Section 10.14, has since January 1, 2022 received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Grasshopper Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or is in troubled condition; or

(iv) has been charged with, pleaded guilty to or been convicted of a criminal offense under any Law.

(c) Each Grasshopper Entity is, and has been, in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which it or its Assets may be subject.

(d) Since January 1, 2022, each director, officer, stockholder, manager, and employee of the Grasshopper Entities that has been engaged at any time in the development, use, or operation of the Grasshopper Entities and their respective Assets, and, to Grasshopper’s Knowledge, each Independent Contractor, is and has been in compliance in all material respects with all applicable Laws relating to the development, use, or operation of the

Grasshopper Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Grasshopper, threatened against any of the Grasshopper Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Laws.

(e) Since January 1, 2022, Grasshopper Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(f) No Grasshopper Entity acts as a fiduciary on behalf of others in any capacity or otherwise engages in any fiduciary activities.

(g) None of the Grasshopper Entities, nor any of their respective directors, officers, or employees nor, to Grasshopper’s Knowledge, any other Representative of a Grasshopper Entity authorized to act on its behalf (in each case, acting in their capacities as such) has, directly or indirectly, (i) taken any action in violation of any Anti-Corruption Law; (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in their official capacity, (B) inducing such Public Official to do or fail to do any act in violation of their lawful or official duty, (C) retaining or securing any improper advantage, or (D) inducing such Public Official to use their influence with a Regulatory Authority in order to assist a Grasshopper Entity or any Person related to the Grasshopper Entities, in obtaining or retaining business; (iii) made any false or fictitious entries on its accounting Books and Records; (iv) maintained any unlawful fund of corporate monies or properties or used any funds for any unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (v) been or is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Anti-Corruption Laws; or (vi) received written notice from, or made a voluntary disclosure to, the Department of Justice, the SEC, the UK Serious Fraud Office, or any other Regulatory Authority, or received a whistleblower report or conducted any internal investigation or audit, regarding alleged or possible violations of any Anti-Corruption Laws. None of the Representatives of the Grasshopper Entities are themselves Public Officials.

(h) None of the Grasshopper Entities, nor any of their respective directors, officers, or employees nor, to Grasshopper’s Knowledge, any other Representative of a Grasshopper Entity has, directly or indirectly, violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970 the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Grasshopper Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Grasshopper, threatened. Each Grasshopper Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Grasshopper Entity has established and maintained a system of internal controls designed to ensure compliance by the Grasshopper Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(i) As of the date hereof, Grasshopper, Grasshopper Bank and each other insured depository institution Subsidiary of Grasshopper is “well-capitalized” (as that term is defined by applicable Law).

4.15.	Community Reinvestment Act Performance.

Grasshopper Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Grasshopper has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Grasshopper Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.	Labor Relations.

(a) No Grasshopper Entity is the subject of any pending or, to the Knowledge of Grasshopper, threatened Litigation asserting that it or any other Grasshopper Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Grasshopper Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Grasshopper Entity, predecessor, or Affiliate of a Grasshopper Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to any Grasshopper Entity’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Grasshopper Entity or Affiliate of a Grasshopper Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Grasshopper Entity pending or threatened and there have been no such actions or disputes since January 1, 2022. To the Knowledge of Grasshopper, since January 1, 2022, there has not been any attempt by any Grasshopper Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Grasshopper Entity. The employment of each employee of each Grasshopper Entity is at will.

(b) Section 4.16(b) of Grasshopper’s Disclosure Memorandum separately sets forth a list, as of a date within five days of the date hereof, of each current Grasshopper employee, including for each such employee: name; job title; hire date; full- or part-time status; status as a regular or temporary employee; Fair Labor Standards Act designation; work location; current base salary or wage rate; current year target bonus or incentive opportunity; prior year annual bonus, incentives, or commissions paid; employing entity; and visa or Green Card application status, if any. To Grasshopper’s Knowledge, no current or former employee of any Grasshopper Entity is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other similar obligations: (i) to the Grasshopper Entities or (ii) to a former or other current employer of any such employee, in each case, to the extent such material violation relates (1) to the right of any such employee to be employed by any of the Grasshopper Entities or (2) to the knowledge or use of trade secrets or proprietary information in connection with such Person’s employment with any of the Grasshopper Entities. No Key Employee of any Grasshopper Entity has provided written notice to a Grasshopper Entity of his or her intent to terminate his or her employment with the applicable Grasshopper Entity as of the date hereof, and, as of the date hereof, to Grasshopper’s Knowledge, no Key Employee has indicated to his or her supervisor or to any Grasshopper Entity’s HR department (in writing or orally) his or her intent to terminate his or her employment with Grasshopper before Closing.

(c) Section 4.16(c) of Grasshopper’s Disclosure Memorandum contains a true, complete and correct listing of the name of, and fees paid or payable to, each individual who has provided services to any Grasshopper Entity as an independent contractor, consultant, freelancer or other service provider during the prior 12-month period prior to the date hereof (collectively, “Independent Contractors”). A copy of each Contract relating to the services provided by any such Independent Contractor to a Grasshopper Entity has been made available to Enova. The Grasshopper Entities have no obligation or liability with respect to any Grasshopper Benefit Plans in connection with any Independent Contractor. The Grasshopper Entities have properly classified, in all material respects, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Grasshopper Entities. The engagement of each Independent Contractor of each Grasshopper Entity is terminable on not more than 30 days’ notice by the relevant Grasshopper Entity without any penalty, liability or severance obligation incurred by any Grasshopper Entity, other than for fees accrued through termination.

(d) The Grasshopper Entities do not (i) have any temporary employees or “leased employees” within the meaning of Internal Revenue Code Section 414(n), or (ii) use the services of any staffing or professional employer organization.

(e) The Grasshopper Entities have paid all accrued salaries, bonuses, commissions, retention payments, severance payments, accrued vacation pay, and other wages due to be paid through the date hereof. Each of the Grasshopper Entities is and at all times has been in material compliance with all Laws governing the employment of labor, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation.

(f) There are no, and since January 1, 2022, there have not been any, wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any Grasshopper Entity, nor, to Grasshopper’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Grasshopper Entity. There are no governmental investigations open with or, to Grasshopper’s Knowledge, under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g) All of the Grasshopper Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws, and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Grasshopper maintains an accurate and complete, in all material respects, Form I-9 (Employment Eligibility Verification) for each employee of the Grasshopper Entities as required by applicable Laws.

(h) None of the Grasshopper Entities has (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs (the “WARN Act”)), (ii) effectuated a “mass layoff” (as defined in the WARN Act), or (iii) undertaken any other similar action requiring advance notice of such action to affected employees, employee representatives or Regulatory Authorities.

(i) (i) No allegations of workplace sexual harassment, unlawful discrimination or other workplace misconduct have been filed or, to the Knowledge of Grasshopper, threatened against any of the Grasshopper Entities or any of their current or former employees, directors, or officers which, as of the date of this Agreement, have not been resolved through judicial, arbitration or mediation proceedings or a settlement and release in favor of the Grasshopper Entities, (ii) to the Knowledge of Grasshopper, no incidents of any such workplace sexual harassment, unlawful discrimination or other workplace misconduct have occurred which, as of the date of this Agreement, have not been resolved through judicial, arbitration, or mediation proceedings or a settlement and release in favor of Grasshopper Entities, and (iii) none of the Grasshopper Entities has, and, to the Knowledge of Grasshopper, no current or former employee, director or officer of the Grasshopper Entities has, entered into any settlement agreement related to allegations of sexual harassment, unlawful discrimination or other workplace misconduct.

4.17.	Employee Benefit Plans.

(a) Grasshopper has made available to Enova prior to the execution of this Agreement, true, complete and correct copies (or if not written, a written summary of its terms) of each material Grasshopper Benefit Plan

(including all amendments). The term “Grasshopper Benefit Plan” (i) means each Employee Benefit Plan (A) adopted, maintained, sponsored in whole or in part by, or contributed to, or required to be contributed to by any Grasshopper Entity for the benefit of employees, retirees, dependents, spouses, directors, or individual independent contractors or (B) with respect to which any Grasshopper Entity has or may have any obligation or Liability (including as a result of any Grasshopper ERISA Affiliate) and (ii) to the extent employees of a Grasshopper Entity are accruing or receiving benefits thereunder or any obligations or Liabilities of Grasshopper remain outstanding thereunder. No Grasshopper Benefit Plan is a plan, program, policy, or arrangement sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, individual independent contractors, or other beneficiaries of the Grasshopper Entities are eligible to participate (such plans, “PEO Plans”). Section 4.17(a) of Grasshopper’s Disclosure Memorandum has a true, complete and correct list of each material Grasshopper Benefit Plan. No Grasshopper Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. With respect to each material Grasshopper Benefit Plan, Grasshopper has made available to Enova prior to the execution of this Agreement, as applicable, (i) all current trust agreements or other funding arrangements, (ii) the most recent determination letter or opinion letter from the IRS, (iii) the most recently completed annual reports or returns, audited or unaudited financial statements, actuarial reports, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the annual report on Forms 5500 for the most recently completed plan year to the extent required under applicable Law, (vi) material Contracts including current insurance Contracts and administrative services agreements, (vii) results of nondiscrimination tests required to be performed under the Internal Revenue Code for the three most recent plan years, and (viii) all non-routine correspondence with any Regulatory Authority within the past three years.

(b) Each Grasshopper Benefit Plan is and has been maintained, in all material respects, in compliance with the terms of such Grasshopper Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each Grasshopper Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that applies to the Grasshopper Benefit Plan and on which such Grasshopper Benefit Plan is entitled to rely. To Grasshopper’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Grasshopper Benefit Plan. Within the past three years, no Grasshopper Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Grasshopper Benefit Plan. All assets of each Grasshopper Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c) With respect to the Grasshopper Benefit Plans, there are no pending, or to Grasshopper’s Knowledge, threatened claims or disputes under the terms of, or in connection with, such Grasshopper Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any such Grasshopper Benefit Plan.

(d) Neither Grasshopper nor any Subsidiary of Grasshopper has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Grasshopper Benefit Plan and, to Grasshopper’s Knowledge, no prohibited transaction has occurred with respect to any Grasshopper Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax to a Grasshopper Entity under ERISA or the Internal Revenue Code. No Grasshopper Entity, or, to Grasshopper’s Knowledge, a Grasshopper Entity employee, or any committee of which any Grasshopper Entity employee is a member has breached his or her fiduciary duty with respect to a Grasshopper Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Grasshopper Benefit Plan. To Grasshopper’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Grasshopper or any Grasshopper Entity employee has breached his or her fiduciary duty with respect to a Grasshopper Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Grasshopper Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Grasshopper or any Affiliate of Grasshopper. The treatment of the Grasshopper Equity Awards as set forth in Section 2.4 of this Agreement is permitted by applicable Law and the terms of the Grasshopper Stock Plan and the applicable award agreement.

(e) Other than PEO Plans with respect to which no Grasshopper Entity has any current outstanding Liabilities, neither Grasshopper nor any Grasshopper ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) any plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iv) a self-funded health or welfare benefit plan; (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). As of the date hereof, there is no Grasshopper ERISA Affiliate that is not a Grasshopper Entity.

(f) Each Grasshopper Benefit Plan or other arrangement of a Grasshopper Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies, in all material respects, the requirements of Section 409A of the Internal Revenue Code and has been operated in all material respects in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code, in each case to Grasshopper’s Knowledge such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code.

(g) Each Grasshopper Benefit Plan that is a health or welfare plan has been amended and administered, in all material respects, in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Grasshopper Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Grasshopper Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws. With respect to any Grasshopper Benefit Plan, no Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred and no circumstance exists which would reasonably be expected to give rise to such Tax.

(h) All contributions required to be made by a Grasshopper Entity to any Grasshopper Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable by a Grasshopper Entity with respect to insurance policies funding any Grasshopper Benefit Plan, for any period through the date hereof, have been timely made or paid in full.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the acceleration, vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other individual service provider of any Grasshopper Entity, or (ii) result in any (A) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (B) limitation on the right of any Grasshopper Entity to amend, merge, terminate or receive a reversion of assets from any Grasshopper Benefit Plan or related trust, or (C) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Grasshopper Entities pursuant to Grasshopper Benefit Plans in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. No Grasshopper Benefit Plan provides for, and no Grasshopper Entity has any obligation to provide, any gross up or reimbursement of Taxes, including under Internal Revenue Code Sections 4999 or 409A.

4.18.	Material Contracts.

(a) None of the Grasshopper Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by or subject to any Contract, (i) that is an employment, severance, termination, consulting or retirement Contract, other than any Grasshopper Benefit Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code; (ii) relating to the borrowing of money by any Grasshopper Entity or the guarantee by any Grasshopper Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $500,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements; (iii) other than any Grasshopper Benefit Plan, not terminable on the part of the Grasshopper Entities on 60 days or less notice without penalty or fee of $250,000 or more; (iv) prohibiting any Grasshopper Entity from soliciting or hiring any individual for employment, consulting or other services; (v) pursuant to which any of the Grasshopper Entities is a lessor or lessee of any Real Property or any machinery, equipment, furniture, fixtures or other personal property involving in excess of $100,000 per annum; (vi) which obligates any of the Grasshopper Entities to conduct business with any third party on an exclusive or preferential basis; (vii) which prohibits or materially restricts any Grasshopper Entity (or, following consummation of the transactions contemplated by this Agreement, Enova or any of its Subsidiaries) from (1) engaging in any business activities in any geographic area or line of business or (2) making use of any of its Intellectual Property, Grasshopper Systems or other Assets; (viii) which requires referrals of business, requires any of the Grasshopper Entities to pay any referral fees to any Person, or requires any of the Grasshopper Entities to make available investment opportunities to any Person, each on a priority or exclusive basis (ix) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right (including any exclusivity obligations) with respect to any material Assets, or rights of any Grasshopper Entity; (x) which limits the payment of dividends by any Grasshopper Entity; (xi) pursuant to which any Grasshopper Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity; (xii) that provides for (A) the disposition of any significant portion of the assets or business of the Grasshopper Entities, (B) the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations) (other than the stock purchase agreements pursuant to which Persons have acquired Equity Rights in Grasshopper previously provided to Enova); (xiii) between any Grasshopper Entity, on the one hand, and (A) any officer or director of any Grasshopper Entity, or (B) to the Knowledge of Grasshopper, any (1) record or beneficial owner of 5% or more of the voting securities of Grasshopper, (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of Grasshopper, on the other hand, except those of a type available to employees of Grasshopper generally or pursuant to any Grasshopper Benefit Plan; (xiv) containing any standstill or similar agreement pursuant to which any Grasshopper Entity has agreed not to acquire Assets or equity interests of another Person; (xv) with or to a labor union or guild (including any collective bargaining agreement); (xvi) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Grasshopper Entity; or (xvii) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $250,000 per annum (other than any such Contracts which are terminable by any Grasshopper Entity on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xviii) any Contracts, plan, arrangement or other transaction of the type described in Section 4.32 (or any other Contract with any investment banker, broker or finder in connection with the Merger or any other transaction contemplated by this Agreement); or (xix) that provides for payments to be made by any Grasshopper Entity upon a change of control thereof, other than any Grasshopper Benefit Plan. Each Contract of the type described in this Section 4.18(a), whether or not set forth in Grasshopper’s Disclosure Memorandum, is referred to herein as the “Grasshopper Contracts”.

(b) With respect to each Grasshopper Contract and BaaS Contract: (i) such Contract is legal, valid and binding on a Grasshopper Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions); (ii) no Grasshopper Entity is in Default

thereunder; (iii) no Grasshopper Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Grasshopper, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Grasshopper, threatened cancelations of any such Contract.

(c) Grasshopper has made available to Enova true, complete and correct copies of each Grasshopper Contract and BaaS Contract in effect as of the date hereof. All of the indebtedness of any Grasshopper Entity for money borrowed is pre-payable at any time by such Grasshopper Entity without penalty or premium.

(d) Section 4.18(d) of Grasshopper’s Disclosure Memorandum sets forth a true and complete list of all the Contracts entered into by Grasshopper Bank with any Person which provides software application programming interfaces or other technology or methods (the “BaaS Vendor”) through which the BaaS Vendor markets, supports or makes available services offered by Grasshopper Bank to such Person’s or Grasshopper Bank’s customers (“BaaS Contracts”). All BaaS Contracts and, to the Knowledge of Grasshopper, all Persons providing services under such BaaS contracts to Grasshopper Bank, comply with applicable Law.

4.19.	Agreements with Regulatory Authorities.

Subject to Section 10.14, no Grasshopper Entity is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, its business, or Grasshopper Bank’s acceptance of brokered deposits (each, whether or not set forth in Grasshopper’s Disclosure Memorandum, a “Grasshopper Regulatory Agreement”), nor has any Grasshopper Entity been advised in writing or, to Grasshopper’s Knowledge, orally, since January 1, 2022, by any Regulatory Authority that Grasshopper Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Grasshopper Regulatory Agreement.

4.20.	Investment Securities.

(a) Each Grasshopper Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Grasshopper Financial Statements, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Grasshopper Entity. Such securities are valued on the books of Grasshopper in accordance with GAAP.

(b) Each Grasshopper Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Grasshopper believes are prudent and reasonable in the context of their respective businesses, and each Grasshopper Entity is, and has been since January 1, 2022, in compliance with such policies, practices and procedures in all material respects.

4.21.	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Grasshopper Entity or by any Grasshopper Entity for the account of a customer of any Grasshopper Entity (a) were entered into in the Ordinary Course and in accordance with applicable rules, regulations and policies of all applicable Regulatory Authorities,

(b) are legal, valid and binding obligations of the Grasshopper Entity party thereto and, to the Knowledge of Grasshopper, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. The Grasshopper Entities and, to the Knowledge of Grasshopper, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Grasshopper, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Grasshopper Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Grasshopper Entities in accordance with GAAP.

4.22.	Legal Proceedings.

Subject to Section 10.14, there is no, and since January 1, 2022, there has been no, material Litigation instituted or pending, or, to the Knowledge of Grasshopper, threatened against any Grasshopper Entity, or against any current or former director, officer or employee of a Grasshopper Entity in their capacities as such, or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Grasshopper Entity or the Assets of any Grasshopper Entity. Section 4.22(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Litigation as of the date of this Agreement to which any Grasshopper Entity is a party. Section 4.22(b) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Orders to which any Grasshopper Entity is subject.

4.23.	Statements True, Complete and Correct.

(a) None of the information supplied or to be supplied by any Grasshopper Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Enova with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Grasshopper Entities and other portions within the reasonable control of Grasshopper Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any Grasshopper Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Grasshopper’s stockholders in connection with Grasshopper Meeting, or any other documents to be filed by a Grasshopper Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), or with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Grasshopper, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Grasshopper Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Grasshopper Meeting.

4.24.	State Takeover Statutes and Takeover Provisions.

No “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”) is applicable to this Agreement or the transactions contemplated hereby. Grasshopper does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.25.	Opinion of Financial Advisor.

Grasshopper has received the opinion of Piper Sandler & Co., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Piper Sandler & Co., as set forth therein, the consideration to be paid to the Holders in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

4.26.	Tax and Regulatory Matters.

No Grasshopper Entity or, to the Knowledge of Grasshopper, any Affiliate thereof has taken or agreed to take any action, and Grasshopper does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) prevent or materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.	Loan Matters.

(a) Section 4.27(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of Loans as of December 5, 2025, including: (i) the borrower, (ii) the maximum credit limit, (iii) the commitment amount, (iv) the maturity date, (v) the outstanding principal balance, (vi) the applicable interest rate, (vii) the accrued and unpaid interest, (viii) the amount such Loan is overadvanced relative to any applicable borrowing base or other sub-limit provided for (if any), as applicable, and (ix) whether the borrower is in Default under any of the applicable Loan Documents, or whether the Loan is (A) on a non-accrual status or (B) classified as a Criticized Loan.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Grasshopper Entity and are true, complete and correct in all material respects. To the Knowledge of Grasshopper, none of the Loans is subject to any material offset or claim of offset and the aggregate loan balances in excess of Grasshopper Bank’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms and all uncollectible loans have been charged off. Grasshopper Bank has not engaged in fraud or made any material and intentional misrepresentation with respect to any Loan.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Grasshopper Entities’ loan policies, the Grasshopper Entity’s written underwriting standards (including Grasshopper’s credit policy) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), Grasshopper’s origination procedures and exceptions processes and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any Grasshopper Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, nor does any Grasshopper Entity have any obligation to repurchase a Loan or a participation in a Loan. Each Loan included in a pool of Loans originated, securitized or acquired by any Grasshopper Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to the Grasshopper Entities, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.27(e) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Loans as of December 5, 2025, by Grasshopper to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) of any Grasshopper Entity, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Section 4.27(f) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Loans as of December 5, 2025 (i) as to which any Grasshopper Entity has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with Grasshopper’s written policies for Loan pricing in effect as of the date of this Agreement.

(g) Subject to Section 10.14, no Grasshopper Entity is now, nor has it ever been since January 1, 2022, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Since January 1, 2022, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by Grasshopper or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. No Mortgage Loans were originated by any person other than Grasshopper or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of Grasshopper or its Subsidiaries, or to the Knowledge of Grasshopper, any third-party servicer in connection with the origination or servicing of any Mortgage Loans. Neither Grasshopper nor any of its Subsidiaries has any obligation or potential obligation to repurchase or reacquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise.

4.28.	Deposits

(a) Section 4.28(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all deposits held by Grasshopper Bank as of December 5, 2025. All of the deposits held by Grasshopper Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance with (a) all applicable policies, practices and procedures of Grasshopper Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by Grasshopper or its Affiliates in accordance with the deposit account agreements and Grasshopper’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by Grasshopper Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Grasshopper, threatened.

(b) Grasshopper Bank maintains policies setting forth deposit concentration limits that comply with applicable Law, and Grasshopper Bank is, and has been since January 1, 2022, in compliance with such policies and limits in all material respects.

(c) No deposit of Grasshopper Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any Order, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

4.29.	Allowance for Credit Losses.

The allowance for credit losses (“ACL”) reflected in the Grasshopper Financial Statements was, as of the date of each of the Grasshopper Financial Statements, in compliance with Grasshopper’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate.

4.30.	Insurance.

Grasshopper Entities are insured with reputable insurers against such risks and in such amounts as the management of Grasshopper reasonably has determined to be prudent and consistent with industry practice. Section 4.30 of Grasshopper’s Disclosure Memorandum contains a true, complete and correct list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of each Grasshopper Entity, and true, complete and correct copies of such policies have been provided to Enova prior to the date hereof. The Grasshopper Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. There is no material claim by any Grasshopper Entity against any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Grasshopper Entities, Grasshopper or Grasshopper Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. No Grasshopper Entity has received any written notice of cancelation or non-renewal of any such policies, nor, to Grasshopper’s Knowledge, is the termination of any such policies threatened.

4.31.	OFAC; Sanctions.

In the prior five years (and with respect to trade or economic sanctions since April 24, 2019), no Grasshopper Entity, nor any director or officer or, to the Knowledge of Grasshopper, any other Representative or other Person acting on behalf of any Grasshopper Entity, has, directly or indirectly, taken any action in violation of any Law or executive order relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the United States or any other applicable jurisdiction, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable Law outside of the United States of a similar nature. None of the Grasshopper Entities or any of their respective Representatives is a Sanctioned Person. For purposes of this Agreement, “Sanctioned Person” means any Person that is the target of economic or financial sanctions or trade embargoes imposed, administered, or enforced by any relevant Regulatory Authority (to the extent consistent with the Laws of the United States), including those administered by the U.S. government through the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or

the U.S. Department of State, including (i) any Person listed on the OFAC sanctions lists (including the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Regulatory Authority, (ii) any Person organized under the Laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Cuba, North Korea, and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine) or part of the Government of Venezuela, and (iii) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Regulatory Authority.

4.32.	Brokers and Finders.

Except for Piper Sandler & Co., neither Grasshopper nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.33.	Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Grasshopper Entity, on the one hand, and (a) any officer, director or record or beneficial owner of 5% or more of the voting securities of any Grasshopper Entity, (b) to Grasshopper’s Knowledge, any (i) record or beneficial owner of 5% or more of the voting securities of Grasshopper or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of any Grasshopper Entity, except those, in each case clauses (a) – (c), of a type available to employees of the Grasshopper Entities generally and, in the case of Grasshopper Bank, that are in compliance with Regulation O and Regulation W.

4.34.	Investment Adviser Subsidiary.

No Grasshopper Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940.

4.35.	No Broker-Dealer Subsidiary.

No Grasshopper Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.36.	No Insurance Subsidiary.

No Grasshopper Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.37.	Indemnification.

No present or former director, officer, employee or agent of any Grasshopper Entity has any claim for indemnification from any Grasshopper Entity. To Grasshopper’s Knowledge, no action or failure to take action by any present or former director, officer, employee or agent of any Grasshopper Entity or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any Grasshopper Entity.

4.38.	Completeness of Representations and Warranties.

(a) Except for the representations and warranties in this ARTICLE 4, Grasshopper does not make any express or implied representation or warranty with respect to the Grasshopper Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Grasshopper hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Grasshopper in this ARTICLE 4, Grasshopper does not make and has not made any representation to Enova or any of Enova’s Affiliates or Representatives with respect to any oral or written information presented to Enova or any of Enova’s Affiliates or Representatives in the course of their due diligence investigation of Grasshopper (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Grasshopper acknowledges and agrees that Enova has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ENOVA

Except as Previously Disclosed, Enova hereby represents and warrants to Grasshopper as follows:

5.1.	Organization, Standing, and Power.

Enova is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware, to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Enova is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Enova. True, complete and correct copies of the certificate of incorporation and the bylaws of Enova, each as in effect as of the date of this Agreement, have been delivered or made available to Grasshopper. The certificate of incorporation and bylaws of Enova comply with applicable Law.

5.2.	Authority of Enova; No Breach by Agreement.

(a) Authority. Enova has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Enova (including, approval by, and a determination by the board of directors of Enova that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Enova’s stockholders). This Agreement has been duly executed and delivered by Enova. Subject to the Grasshopper Stockholder Approval, and assuming the due authorization, execution and delivery by Grasshopper, this Agreement represents a legal, valid, and binding obligation of Enova, enforceable against Enova in accordance with its terms (except in all cases as such enforceability may be limited by the Bankruptcy and Equity Exceptions). No corporate proceedings or approvals are necessary on the part of Enova’s stockholders to approve this Agreement and the Merger.

(b) No Conflicts. Neither the execution, delivery or performance of this Agreement by Enova, nor the consummation by Enova of the transactions contemplated hereby, nor compliance by Enova with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Enova’s certificate of incorporation, bylaws or other governing instruments, or the articles of association, bylaws or other governing instruments of any Enova Entity or any resolution adopted by the board of directors or the equityholders of any Enova Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Enova Entity or any of their respective Assets, or (B) constitute or result in (x) a Default or (y) the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Enova Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Enova Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have a Material Adverse Effect on Enova.

(c) Consents or Approvals. Other than in connection or compliance with the provisions of the Securities Laws, applicable state securities Laws, the rules of NYSE, the DGCL, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the National Bank Act, and the Requisite Regulatory Approvals, no notice to, application, registration, permit, expiration of waiting period, or filing with, or Consent of, any Regulatory Authority or any third party is necessary for Enova’s execution, delivery or performance of this Agreement and the Subsidiary Plan of Merger, Enova Interim Bank’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation by Enova or Enova Interim Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Enova has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.	Capitalization of Enova.

(a) Ownership. The authorized capital stock of Enova consists of (i) 250,000,000 shares of Enova Common Stock, $0.00001 par value per share and (ii) 25,000,000 shares of preferred stock, $0.00001 par value per share. As of the close of business on October 31, 2025, (i) 24,777,389 shares of Enova Common Stock were issued and outstanding, (ii) 22,570,588 shares of Enova Common Stock were held by Enova in its treasury, (iii) 939,720 shares of Enova Common Stock were granted in respect of outstanding Enova Restricted Stock Awards, (iv) 1,679,589 shares of Enova Common Stock issuable upon the exercise of outstanding Enova Stock Options, and (v) no shares of Enova preferred stock were issued and outstanding or held by Enova in its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Enova are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws and Contracts to which Enova is a party or bound. None of the outstanding shares of capital stock of Enova has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(c) Outstanding Equity Rights. Other than the Equity Rights of Enova, issued prior to the date of this Agreement and set forth in Section 5.3(a), as of the date hereof there are no existing Equity Rights with respect to the securities of Enova.

5.4.	Enova Subsidiaries.

Enova owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Enova Subsidiaries free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws).

5.5.	Regulatory Reports.

(a) Since January 1, 2022, Enova has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of

Enova. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports, and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Regulatory Authority. Subject to Section 10.14, to Enova’s Knowledge, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Regulatory Authority. Since January 1, 2022 and subject to Section 10.14, to Enova’s Knowledge, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Enova Entity, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of any Enova Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, to the Knowledge of Enova no Regulatory Authority has initiated or has pending any proceeding or investigation into the business, operations, policies or procedures, or compliance with applicable Law of Enova since January 1, 2022, except where the such proceeding or investigation has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of Enova.

(b) Enova is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. A true, complete and correct copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Enova Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2022 (the “Enova SEC Reports”) is publicly available. No such Enova SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Enova SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Enova has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Enova SEC Reports.

5.6.	Financial Matters.

(a) Financial Statements. The Enova Financial Statements included or incorporated by reference in the Enova SEC Reports (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Enova Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated balance sheet of the Enova Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of the Enova Entities for the respective periods set forth therein, subject in the case of the interim Enova Financial Statements to year-end adjustments. The consolidated Enova Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Enova Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated balance sheet of Enova as of the respective dates set forth therein and the statements of income, comprehensive income, stockholders’ equity, and cash flows of Enova for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Systems and Processes. Enova has in place sufficient systems and processes that are customary for a financial services company of the size of Enova and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Enova Financial Statements in accordance with GAAP, and (ii) in a timely manner accumulate and communicate to Enova’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Enova Financial Statements or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority. Since January 1, 2022, neither Enova nor, to Enova’s Knowledge, any Representative of any Enova Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Enova Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Enova Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Enova Entity has engaged in questionable accounting or auditing practices. No attorney representing any Enova Entity, whether or not employed by any Enova Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Enova Entity or any of its officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of any Enova Entity. To Enova’s Knowledge, there has been no instance of fraud by any Enova Entity, whether or not material that occurred during any period covered by the Enova Financial Statements.

(c) Records. Enova (i) has implemented, and maintains, disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Enova Entities is made known to the individuals responsible for the preparation of the Enova SEC Reports, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Enova’s outside auditors and the audit committee of the board of directors of Enova (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Enova’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Enova’s internal controls over financial reporting.

(d) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Enova Financial Statements included in the Enova SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Enova has not resigned or been dismissed as a result of or in connection with any disagreements with Enova on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.	Absence of Undisclosed Liabilities.

No Enova Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2024 (none of which would reasonably be expected to, individually or in the aggregate, be material to Enova), (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Enova as of December 31, 2024 included in the Enova Financial Statements at and for the period ending December 31, 2024.

5.8.	Absence of Certain Changes or Events.

Since December 31, 2024, there has not been a Material Adverse Effect on Enova.

5.9.	Tax Matters.

(a) All Enova Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Enova Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All Taxes of the Enova Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Enova Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Enova Entity does not file a Tax Return that such Enova Entity may be subject to Taxes by that jurisdiction that remains unresolved.

(b) None of the Enova Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes or Tax Returns of any Enova Entity or the Assets of any Enova Entity which have not been paid, settled, or withdrawn or for which adequate reserves have not been established. None of the Enova Entities has waived or agreed to an extension of any statute of limitations in respect of any Taxes and no such waiver or extension has been requested.

(c) Each Enova Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law. Each Enova Entity has complied with all record keeping and information reporting obligations under applicable Law in connection therewith.

(d) None of the Enova Entities has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A) of the Internal Revenue Code.

(e) The prices for any property or services (or for the use of any property) provided by or to Enova Entities are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Internal Revenue Code and any similar provision of state, local or foreign applicable Law. All transactions and other dealings between Enova Entities and a third party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(f) For purposes of this Section 5.9 all representations and warranties made with respect to a Enova Entity are made with respect to any predecessor of the Enova Entity or the applicable Subsidiary of the Enova Entity.

5.10.	Compliance with Laws.

(a) Each Enova Entity has, and since January 1, 2022, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit would reasonably be expected to have a material impact on Enova. Since January 1, 2022, Enova has not taken any steps to withdraw any material Permits and will take no steps to withdraw any material Permits prior to Closing, other than in the Ordinary Course. Since January 1, 2022, there has occurred no material Default under any such Permit and to the Knowledge of Enova no suspension, revocation, conditioning or cancelation of any such Permit is threatened.

(b) None of the Enova Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws or Orders applicable to its business or employees conducting its business, including all Laws applicable to agreements with, and disclosures and communications to, consumers or customers;

(iii) subject to Section 10.14, has since January 1, 2022 received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Enova Entity is not in compliance with any Laws, Orders, or Permits; or

(iv) has been charged with, pleaded guilty to or been convicted of a criminal offense under any Law.

(c) Each Enova Entity is, and has been, in compliance in all material respects with all applicable Laws, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which it or its Assets may be subject.

(d) Since January 1, 2022, each director and officer, and, to Enova’s Knowledge, each Independent Contractor, stockholder, manager, and employee of the Enova Entities that has been engaged at any time in the development, use, or operation of the Enova Entities and their respective Assets, is and has been in compliance in all material respects with all applicable Laws relating to the development, use, or operation of the Enova Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Enova, threatened against any of the Enova Entities or any of their respective directors or officers, or, to Enova’s Knowledge, their respective members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all material applicable Laws.

5.11.	Legal Proceedings.

Subject to Section 10.14, there is no, and since January 1, 2022, there has been no, material Litigation instituted or pending, or, to the Knowledge of Enova, threatened against any Enova Entity, or against any current or former director, officer or employee of a Enova Entity in their capacities as such or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Enova Entity or the Assets of any Enova Entity.

5.12.	Statements True, Complete and Correct.

(a) None of the information supplied or to be supplied by any Enova Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Enova with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Enova Entities and other portions within the reasonable control of Enova Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any Enova Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Grasshopper’s stockholders in connection with Grasshopper Meeting, or any other documents to be filed by a Enova Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference) or, with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Grasshopper, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Grasshopper Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Grasshopper Meeting.

5.13.	State Takeover Statutes and Takeover Provisions.

No Takeover Statute is applicable to this Agreement or the transactions contemplated hereby.

5.14.	Tax and Regulatory Matters.

No Enova Entity or, to the Knowledge of Enova, any Affiliate thereof has taken or agreed to take any action, and Enova does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) prevent or materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15.	Agreements with Regulatory Authorities.

Subject to Section 10.14, no Enova Entity is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, or its business, (each, whether or not set forth in Enova’s Disclosure Memorandum, a “Enova Regulatory Agreement”), nor has any Enova Entity been advised in writing or, to Enova’s Knowledge, orally, since January 1, 2022, by any Regulatory Authority that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Enova Regulatory Agreement or an investigation or inquiry into the business, operations, policies or procedures, practices, disclosures or compliance with applicable Law of Enova or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in the Ordinary Course).

5.16.	OFAC; Sanctions.

In the prior five years (and with respect to trade or economic sanctions since April 24, 2019), no Enova Entity, nor any director or officer or, to the Knowledge of Enova, any other Representative or other Person acting on behalf of any Enova Entity, has, directly or indirectly, taken any action in violation of any Law or executive order relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the United States or any other applicable jurisdiction, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable Law outside of the United States of a similar nature. None of the Enova Entities or any of their respective Representatives is a Sanctioned Person.

5.17.	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Enova nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.18.	Available Funds.

As of immediately prior to the Effective Time, Enova will have available to it funds necessary to consummate the Merger and the transactions contemplated hereby and required for the satisfaction of all of Enova’s obligations under this Agreement, including payment of the aggregate Cash Consideration, as required by ARTICLE 2.

5.19. Data Privacy and Security.

(a) The Enova Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect (i) the computer, information technology and data processing systems, facilities and services used by the Enova Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Enova Systems”) and (ii) all Personal Data in their possession or control from unauthorized access and keep the Enova Systems free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(b) Each Enova Entity has complied in all material respects with all applicable Privacy Laws and with all of their respective published privacy and data security policies. To Enova’s Knowledge, there are no asserted or threatened material claims, notices or complaints against any Enova Entity (whether by a Regulatory Authority or any other party) relating to a Enova Entity’s collection, maintenance, use, disclosure, transfer, protection, storage, retention, deletion or other processing of Personal Data. Enova does not have any Knowledge that any Enova Entity, or any third party acting on a Enova Entity’s behalf, has experienced any material security breach, unauthorized access, or other instance of compromised, lost, damaged, modified or misused Personal Data or other confidential information.

5.20.	Completeness of Representations and Warranties.

(a) Except for the representations and warranties in this ARTICLE 5, Enova does not make any express or implied representation or warranty with respect to the Enova Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Enova hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Enova in this ARTICLE 5, Enova does not make and has not made any representation to Grasshopper or any of Grasshopper’s Affiliates or Representatives with respect to any oral or written information presented to Grasshopper or any of Grasshopper’s Affiliates or Representatives in the course of their due diligence investigation of Enova (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Enova acknowledges and agrees that Grasshopper has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.	Affirmative Covenants of Grasshopper.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Enova shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.1 of Grasshopper’s Disclosure Memorandum, Grasshopper shall, and shall cause Grasshopper Bank to, (a) operate its business only in the Ordinary Course, and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, Permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees.

6.2.	Negative Covenants of Grasshopper.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Enova shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, as otherwise expressly contemplated herein, or as set forth in Section 6.2 of Grasshopper’s Disclosure Memorandum, Grasshopper covenants and agrees that it will not do, or permit Grasshopper Bank to do, any of the following:

(a) amend or waive the certificate of incorporation, articles of association, or bylaws or other comparable governing instruments of any Grasshopper Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Grasshopper to Grasshopper Bank or of Grasshopper Bank to Grasshopper, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c) (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Grasshopper Entity (other than in connection with the vesting or settlement of Equity Rights of Grasshopper, or in connection with the termination of employment or service of a holder of Equity Rights, in each case, in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof and subject to Section 6.2(h)), or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Grasshopper’s capital stock or other equity interests;

(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, (i) any additional shares of Grasshopper Common Stock or any other capital stock of any Grasshopper Entity, or (ii) any Equity Rights with respect to the securities of any Grasshopper Entity, in each case, other than issuances of Grasshopper Common Stock in connection with the exercise of Grasshopper Equity Rights that were outstanding as of the close of business on the date hereof in accordance with the terms in effect on the date hereof; provided that such issuance of Grasshopper Common Stock occur prior to the Determination Date;

(e) adopt or implement any stockholder rights plan or similar arrangement;

(f) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Grasshopper Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Grasshopper Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Grasshopper Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Grasshopper Entities), or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(g) (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Grasshopper Bank, or otherwise acquire direct or indirect control over any Person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(h) other than as required pursuant to the terms of a Grasshopper Benefit Plan as of the date hereof, (i) grant any increase in compensation or benefits to the employees or officers of any Grasshopper Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees, in the Ordinary Course that do not exceed, in the aggregate six percent of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof or for annual renewals of Grasshopper Benefit Plans providing health and welfare benefits in the Ordinary Course, (ii) accelerate the vesting of any equity based awards or other compensation, (iii) pay any (A) severance or termination pay or (B) any bonus, in each case other than pursuant to the terms of a Grasshopper Benefit Plan in effect on the date hereof, in the case of clause (A) subject to receipt of a standard release of claims from the employee or officer, and in the case of clause (B) to the extent required under the terms of the Grasshopper Benefit Plan without the exercise of any upward discretion, (iv) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Grasshopper Entity, other than establishment of annual bonuses and commissions for the 2026 calendar year in the Ordinary Course, (v) fund any rabbi trust or similar arrangement, (vi) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, (vii) hire any officer, employee, independent contractor or consultant (who is a natural person) in the United States who has annual base compensation greater than $250,000, (viii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act, (ix) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.4) or change the period of exercisability or vesting of any Grasshopper Equity Awards, or authorize cash payments in exchange for any Grasshopper Equity Awards, or (x) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any Person for any Tax, including under Sections 409A or 4999 of the Code;

(i) enter into, amend or renew any employment between any Grasshopper Entity and any Person requiring payments thereunder in excess of $250,000 in any 12-month period that the Grasshopper Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(j) except with respect to an existing Grasshopper Benefit Plan that is intended to be tax-qualified and in the opinion of counsel is necessary or advisable to maintain the tax qualified status or with respect to annual renewals of Grasshopper Benefit Plans providing annual bonus or health and welfare benefits in the Ordinary Course, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Grasshopper Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, (ii) amend in any material respect any existing Grasshopper Benefit Plan, or terminate or withdraw from any

Grasshopper Benefit Plan, or (iii) make any distributions from such Grasshopper Benefit Plans, except as required or permitted by the terms of such plans as of the date of this Agreement;

(k) except in each case as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP, as applicable, (i) make any change in any accounting principles, practices or methods or systems of internal accounting controls, (ii) make or change any Tax election, Tax accounting method, taxable year or period, (iii) file any amended Tax Return or file claims for material Tax refunds, stop maintaining withholding certificates in respect of any Person required to be maintained under the Internal Revenue Code or the Treasury Regulations, or agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, (iv) settle or compromise any Tax Liability of any Grasshopper Entity; (v) enter into any closing agreement with respect to any Tax, or (vi) surrender any right to claim a Tax refund;

(l) write up, write down or write off the book value of any Assets, except in accordance with GAAP;

(m) (i) commence any Litigation other than in the Ordinary Course, or (ii) settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (A) involving any Liability of any Grasshopper Entity for money damages in excess of $100,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Grasshopper Entity or the Surviving Corporation, or (B) arising out of or relating to the transactions contemplated hereby;

(n) (i) enter into, renew, extend, modify, amend or terminate (A) any Contract involving the payment of more than $250,000 per annum and with a term of more than 12 months, (B) any Contract not terminable on the part of the Grasshopper Entities on 12 months or less notice without any required payment or other conditions, other than the condition of notice, or (C) any Grasshopper Contract (except for monetary modifications or amendments in the Ordinary Course involving the payment of $50,000 or less) or any Contract which would be a Grasshopper Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract, plan, arrangement or other transaction described in the foregoing clause (i);

(o) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) implement any material change in acceptable credit risk to Grasshopper or Grasshopper Bank’s business portfolio, including changes in risk implemented by the credit committee of Grasshopper or Grasshopper Bank, or (iii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(p) make, or commit to make, any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(q) except as required by applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(r) change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the Ordinary Course in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter its interest rate or fee pricing policies with respect to depository accounts of Grasshopper Bank or waive any fees with respect thereto, other than in the Ordinary Course in compliance with its policies;

(t) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(u) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Grasshopper), other than in the Ordinary Course in compliance with Grasshopper Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided that this exception shall not permit any Grasshopper Entity to acquire a portfolio or pool of such Loans, which for the avoidance of doubt will not prevent any Grasshopper Entity from entering into a participation with respect to any Loans in accordance with this Section 6.2(u)); provided, that if Enova does not respond to a request for consent pursuant to this Section 6.2(u) within two Business Days of having received such request together with the relevant Loan package and all other material information relating thereto, such non-response shall be deemed to constitute consent;

(v) book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, with respect to the Grasshopper’s and Grasshopper Bank’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed 25% of the Grasshopper’s total liabilities, defined per the methodology of the Call Report;

(w) cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(x) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(y) except for non-exclusive licenses and the expiration of Intellectual Property in the Ordinary Course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of any Grasshopper Entity;

(z) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(aa) notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) materially impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(bb) agree to take, make any commitment to take, or adopt any resolutions of Grasshopper’s or Grasshopper Bank’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.	Covenants of Enova.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Grasshopper shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein, or as set forth in Section 6.3 of Enova’s Disclosure Memorandum, Enova covenants and agrees that it shall not, or permit any of the Enova Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other governing instruments of Enova or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Grasshopper or the Holders relative to other holders of Enova Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) materially impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(d) agree to take, make any commitment to take, or adopt any resolutions of Enova’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1.	Registration Statement; Proxy Statement/Prospectus; Stockholder Approval.

(a) Enova and Grasshopper shall promptly prepare the Proxy Statement/Prospectus and Enova shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus) as promptly as reasonably practicable, and within 60 days after the date of this Agreement. Enova and Grasshopper agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Enova and Grasshopper agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Grasshopper shall thereafter mail or deliver the Proxy Statement/Prospectus to its stockholders promptly following the date of effectiveness of the Registration Statement. Enova also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Grasshopper shall furnish all information concerning Grasshopper and the holders of Grasshopper Common Stock as may be reasonably requested in connection with any such action.

(b) Grasshopper shall take, in accordance with applicable Law and Grasshopper’s certificate of incorporation and bylaws, all actions necessary to call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Grasshopper Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Grasshopper Stockholder Approval and, if so desired and mutually agreed, to approve such other matters of the type customarily brought before an annual or special meeting of stockholders.

(c) The board of directors of Grasshopper shall (i) unanimously recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby (the “Grasshopper Board Recommendation”), (ii)

include such Grasshopper Board Recommendation in the Proxy Statement/Prospectus, and (iii) use its reasonable best efforts to obtain the Grasshopper Stockholder Approval. If requested by Enova, Grasshopper shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Enova in connection with obtaining the Grasshopper Stockholder Approval.

(d) Neither the board of directors of Grasshopper nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Enova, the Grasshopper Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Grasshopper Board Recommendation.

(e) Grasshopper shall adjourn or postpone the Grasshopper Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Grasshopper Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Grasshopper shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Grasshopper has not recorded proxies representing a sufficient number of shares necessary to obtain the Grasshopper Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Grasshopper Meeting shall be convened and this Agreement shall be submitted to the stockholders of Grasshopper at the Grasshopper Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Grasshopper of such obligation. Grasshopper shall only be required to adjourn or postpone the Grasshopper Meeting two times pursuant to the first sentence of this Section 7.1(e).

7.2.	Acquisition Proposals.

(a) From and after the date of this Agreement, Grasshopper shall not, and shall cause its Subsidiaries not to and shall not authorize or permit any of its or any Subsidiaries or Representatives to, directly or indirectly (i) initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any information or data to any Person or afford any Person other than Enova or its Representatives access to its properties or Books and Records, except pursuant to a request for information from any Regulatory Authority, or (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of Grasshopper or its Subsidiaries shall be a breach of this Section 7.2 by Grasshopper. Grasshopper shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) To the extent not already done, Grasshopper shall, and shall cause its Subsidiaries and the Grasshopper’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and promptly (but in no event later than 48 hours following the execution of this Agreement) request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of Grasshopper Entities or their respective Representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze such confidential information).

(c) Grasshopper shall as promptly as practicable, and in any event no later than 24 hours after receipt thereof, advise Enova, in writing, of any Acquisition Proposal, or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal. The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.2(c).

7.3.	Exchange Matters.

Enova shall use its reasonable best efforts to list, prior to the Effective Time, on NYSE, subject to official notice of issuance, the shares of Enova Common Stock to be issued to the Holders pursuant to this Agreement.

7.4.	Consents of Regulatory Authorities.

(a) The Parties shall, and shall cause their respective Subsidiaries to cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 45 days after the date of this Agreement, unless a Regulatory Authority has advised or requested that the Party should file such application, notice, petition, or filing at a later date), and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Core Transactions), and to comply with the terms and conditions of all such Permits and Consents. Each of Enova and Grasshopper shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Enova Entities be required, and the Grasshopper Entities shall not be permitted (without Enova’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the Enova Entities or the Grasshopper Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of Enova and its Subsidiaries, taken as a whole after giving effect to the Core Transactions (any such action, condition, commitment or restriction, a “Burdensome Condition”).

(b) Each of the Parties shall have the right to review in advance, and each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Grasshopper shall not have the right to review portions of material filed by Enova with a Regulatory Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party promptly apprised of the status of material matters relating to completion of the transactions contemplated hereby, including promptly providing the other Party with a copy of any written communication or a summary of any oral communication from a Regulatory Authority the Consent of which is required for the consummation of the Core Transactions and the other transactions contemplated by this Agreement that pertain to such material matters. Each Party shall (i) consult with the other Party and/or its counsel in advance of any meeting, conference or discussion with any Regulatory Authority in connection with the transactions contemplated by this Agreement (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status); and (ii) to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in any meeting, conference or discussion with any Regulatory Authority (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status).

(c) Subject to Section 10.14, each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Enova, Grasshopper or any of their respective Subsidiaries to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5.	Access to Information; Confidentiality and Notification of Certain Matters.

(a) Grasshopper and Enova shall each promptly advise the other of any (i) fact, change, event, effect, condition, occurrence, development or circumstance which it believes would or would be reasonably likely to cause the failure of any of the conditions in ARTICLE 8, or (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in ARTICLE 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE 8 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Enova and Grasshopper.

(b) Prior to the Effective Time, subject to Section 10.14, Grasshopper shall permit, and cause Grasshopper Bank and the Representatives of the Grasshopper Entities to afford to, the Representatives of Enova to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of the Grasshopper Entities and of their respective financial and legal conditions as Enova may reasonably request and furnish to Enova promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Enova may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of Grasshopper. No investigation by Enova shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Grasshopper in this Agreement, or the conditions of Enova’s obligation to consummate the transactions contemplated by this Agreement. Neither Enova nor Grasshopper nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Enova’s or Grasshopper’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c) Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and the transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement, dated July 29, 2025, between Enova and Grasshopper (the “Confidentiality Agreement”).

(d) Subject to Section 10.14, each of Grasshopper and Grasshopper Bank shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and Grasshopper shall deliver to Enova copies of all such reports promptly after the same are filed.

7.6.	Press Releases.

The Parties shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from (a) making any press release or other public disclosure as, upon the advice of the outside counsel, is required by Law or the rules or regulations of any securities exchange and (b) making any public disclosure in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees or making disclosures in any documents filed with or furnished to the SEC, in each case, to the extent that such statements are consistent with previous press releases or public disclosures made by the parties and otherwise in compliance with this Section 7.6. Notwithstanding anything in this Section 7.6 to the contrary, the Parties agree that Enova and its Affiliates shall be entitled to issue a press release and present an investor presentation announcing the execution of this Agreement substantially in the form attached hereto as Exhibit E.

7.7.	Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger to, and to take no action which would cause the Merger not to, in each case, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b) Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of Tax Opinions with respect to the Tax treatment of the Merger.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of the Parties shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.	Transfer Taxes.

Holders of Grasshopper Common Stock shall be responsible for and shall pay all transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. Holders of Grasshopper Common Stock shall prepare and timely file (or cause to be prepared and timely filed) at their own expense all Tax Returns required to be filed in respect of any such Transfer Taxes and timely pay such Transfer Taxes.

7.9.	Employee Benefits and Contracts.

(a) Enova shall cause to be provided to each employee who is actively employed by a Grasshopper Entity as of immediately prior to the Closing (each, a “Covered Employee”), while employed by Enova or one of its Affiliates following the Closing Date and except as otherwise provided in an agreement with a Covered Employee, (i) through the end of the year in which the Effective Time occurs, (A) base salary or wages at least equal to the base salary or wages provided to such Covered Employee by a Grasshopper Entity as of immediately prior to the Closing, and (B) target cash incentive compensation opportunities at least equal to the target cash incentive compensation opportunities provided to such Covered Employee by a Grasshopper Entity as of immediately prior to the Closing; provided, however, that Enova shall not be required to pay an aggregate amount for annual cash bonuses to Covered Employees of more than the amount set forth in Section 7.9(a) of Grasshopper’s Disclosure Schedule, and (ii) for a period of twelve (12) months following the Effective Time, employee benefits, terms and conditions, which are, in the aggregate, substantially comparable to those provided by Enova Entities to their similarly situated employees, including severance benefits in accordance with the applicable severance policy of Enova; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Enova Entity. Until such time as Enova shall cause the Covered

Employees to participate in the applicable Enova Benefit Plans providing health and welfare benefits, the continued participation of the Covered Employees in the Grasshopper Benefit Plans providing health and welfare benefits shall be deemed to satisfy the foregoing provision (iii) of this clause (it being understood that participation in Enova Benefit Plans may commence at different times with respect to each of Enova Benefit Plans). For purposes of determining eligibility to participate, vesting and level of benefits under Enova Benefit Plans in which Covered Employees are eligible to participate, the service of the Covered Employees with all Grasshopper Entities (and predecessors thereto) prior to the Effective Time shall be treated as service with an Enova Entity, to the same extent that such service was recognized by the Grasshopper Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (x) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (y) apply for purposes of any plan, program or arrangement (1) under which similarly-situated employees of Enova Entities do not receive credit for prior service, (2) that is grandfathered or frozen, either with respect to level of benefits or participation, or (3) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) From and after the Effective Time, without limiting the generality of Section 7.9(a), with respect to each Covered Employee (and his or her beneficiaries), Enova shall (i) ensure that each Covered Employee shall be immediately eligible to participate, without waiting time, in any and all Enova Benefit Plans providing retirement or life, accident, disability medical, dental, vision or health benefits to the extent coverage under such Enova Benefit Plan replaces coverage under a similar Grasshopper Benefit Plan in which such Covered Employee participated immediately prior to such replacement and (ii) shall use commercially reasonable efforts to cause each Enova Benefit Plan providing life, accident, disability, medical, dental, vision or health benefits and in which each such Covered Employee becomes eligible to participate to (A) waive any preexisting condition limitations, (B) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time, and (C) cause any eligible expenses incurred by such Covered Employee (and his or her beneficiaries) under a Grasshopper Benefit Plan during the portion of the plan year prior to the date on which coverage begins to be taken into account under such Enova Benefit Plan for purposes of satisfying all deductibles, co-insurance, co-payment, and maximum out-of-pocket requirements for the applicable plan year as if such amounts have been paid in accordance with the Enova Benefit Plan.

(c) Prior to the Closing Date, the Grasshopper Entities shall take all reasonably necessary action (including without limitation the adoption of resolutions and, if determined to be necessary, plan amendments and the delivery of any required notices) (i) to amend the Grasshopper Bank, N.A. Retirement Plan (the “401(k) Plan”) to prohibit any participants in the 401(k) Plan from taking out a plan loan from and after such date of amendment, such prohibition to be effective as soon as commercially practicable following the date hereof and (ii) to terminate the 401(k) Plan, effective as of no later than the day before the Closing Date (but contingent on the Closing). Such resolutions and, if determined to be reasonably necessary, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plan shall be subject to advance review and comment by Enova, and Grasshopper shall incorporate Enova’s reasonable and timely comments to such drafts in good faith. On or prior to the Closing Date, Grasshopper shall provide Enova with the final documentation evidencing that the 401(k) Plan has been terminated. As of the Closing Date, Enova shall cause any defined contribution plan sponsored by Enova (or any of its Affiliates) that is qualified under Section 401(a) of the Code (the “Enova 401(k) Plan”) to accept a rollover of (i) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Covered Employee from the 401(k) Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the 401(k) Plan to such Covered Employee. On or prior to the Closing Date, Enova shall provide Grasshopper with the final documentation evidencing that the Enova 401(k) Plan has been amended to permit the rollover of a promissory note applicable to a loan from the 401(k) Plan to such Covered Employee.

(d) Upon request by Enova in writing no later than 60 days prior to the Closing Date, the Grasshopper Entities shall cooperate in good faith with Enova prior to the Closing Date to amend, freeze, terminate or modify any Grasshopper Benefit Plan providing health or other welfare benefits to the extent and in the manner reasonably determined by Enova, to be effective upon the Closing Date (or at such later time mutually agreed to by the parties) but contingent upon Closing, and consistent with applicable Law. All resolutions and if determined to be reasonably necessary, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.9(d), as applicable, shall be subject to advance review and comment by Enova, and Grasshopper shall incorporate Enova’s reasonable and timely comments to such drafts in good faith. On or prior to the Closing Date, Grasshopper shall provide Enova with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Grasshopper Benefit Plan, Enova Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Enova, Grasshopper or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Enova or any of their Subsidiaries or Affiliates to amend, modify or terminate any Grasshopper Benefit Plan, employment agreement, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in each case in accordance with their terms; or (iii) confer upon any current or former employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Enova or any Enova Subsidiaries, the Surviving Corporation or the Grasshopper Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Grasshopper, Enova or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(f) No later than the Closing Date, Grasshopper shall (i) update Sections 4.3(a), 4.16(b), and 4.16(c) of Grasshopper’s Disclosure Memorandum so that it is current as of the Determination Date and Section 10.1 of Grasshopper’s Disclosure Memorandum so that it includes the wire instructions for the receipt of the Grasshopper Warrant Pro Rata Amount and (ii) provide Enova with true, complete and correct list of each employee who has suffered an “employment loss” within the meaning of the WARN Act in the 90 days prior to the Closing Date.

7.10.	D&O Indemnification.

(a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Grasshopper Entities (each, an “D&O Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such Person is or was a director or officer of the Grasshopper Entities or, at Grasshopper’s request, of another corporation, partnership, joint venture, trust or other enterprise, and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under Grasshopper’s certificate of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the D&O Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The Surviving Corporation shall use its reasonable best efforts (and Grasshopper shall reasonably cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Grasshopper’s existing directors’ and officers’ liability insurance policy (provided that the

Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Grasshopper given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Grasshopper’s directors and officers, 250% of the annual premium payments currently paid on Grasshopper’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Enova, or Grasshopper in consultation with Enova, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.10(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Enova or Grasshopper in consultation with Enova may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Enova and the Surviving Corporation shall have no further obligations under this Section 7.10(b) other than to maintain such “tail” prepaid policy.

(c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by, each Grasshopper D&O Indemnified Party and their respective heirs and Representatives.

(e) Notwithstanding anything in this Section 7.10 to the contrary, no indemnification payments will be made to a D&O Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) Enova’s board of directors determines in writing that the D&O Indemnified Party acted in good faith and in the best interests of Grasshopper or Grasshopper Bank; (ii) Enova’s board of directors determines that the payment will not materially affect Enova’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the D&O Indemnified Party agrees in writing to reimburse Enova, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final Order or settlement in which the D&O Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.11.	Operating Functions.

Grasshopper and Grasshopper Bank shall reasonably cooperate with Enova in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Enova may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other Party). Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.12.	Litigation.

Each of Grasshopper and Enova shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Grasshopper or Enova, as applicable, threatened against Grasshopper, Enova or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Grasshopper, Enova or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Grasshopper shall give Enova prompt notice of any stockholder litigation against Grasshopper or its directors or officers relating to the transactions contemplated by this Agreement and shall give Enova every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Grasshopper Entity without Enova’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.13.	Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.5 of this Agreement, each of Grasshopper and Enova shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Core Transactions and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by any Regulatory Authority and any other third party that is required to be obtained by Grasshopper or Enova or any of their respective Subsidiaries in connection with, or to effect, the Core Transactions and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Enova Subsidiary, on the one hand, and Grasshopper Bank, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Enova.

7.14.	Closing Financial Statements.

(a) Grasshopper shall provide to Enova, on the date that is two (2) Business Days prior to the anticipated Effective Time, Grasshopper’s consolidated balance sheet and related statement of income (including Grasshopper’s Tier 1 Leverage Ratio described in Section 8.2(f) and its calculation) as of and through the close of business on the last day of the most recently concluded calendar month prior to the anticipated Effective Time (the “Closing Financial Statements”).

(b) The Closing Financial Statements shall (i) have been prepared (A) in good faith based on all available information at such time and in accordance with GAAP and regulatory accounting principles, and (B) in the same manner as the Reference Financial Statements, and (ii) reflect all period-end accruals, other adjustments, and provisions to be consistent with the Reference Financial Statements. The Closing Financial Statements shall also (1) reflect as of their date accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, including any transaction, sale, change-of-control, retention costs or bonuses or other payments owed by Grasshopper or any Grasshopper Entity and (2) be accompanied by (x) a certificate of Grasshopper’s chief financial officer, dated as of the date of the Closing Financial Statements, to the effect that such financial statements meet the requirements of Section 7.14(a), were prepared in good faith based on all available information at such time and in accordance with GAAP and regulatory accounting principles and in the same manner as the Reference Financial Statements and reflect all period-end accruals, other adjustments and provisions, and reflect accurately the consolidated balance sheet and related statement of income of Grasshopper in all material respects and (y) all supporting information from the Closing Financial Statements, including all books and records.

(c) Subject to Section 10.14, beginning no later than two weeks prior to the anticipated Effective Time and until calculation of Grasshopper’s Tier 1 Leverage Ratio is agreed in accordance with this Section 7.14, Grasshopper shall, and shall cause Grasshopper Bank, and each of their respective Representatives to (i) reasonably cooperate in good faith with and reasonably assist Enova and its Representatives in preparing for and completing their review of the Closing Financial Statements, including Loan valuation, and their investigation and evaluation of any material developments in Grasshopper or Grasshopper Bank from the date hereof (including the status of the Grasshopper Contracts and BaaS Contracts, any Default under any Law or Order applicable to any Grasshopper Entity, any notification or communication from any Regulatory Authority asserting that any Grasshopper Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or is in troubled condition, or any Litigation instituted or pending, or, to the Knowledge of Grasshopper, threatened against any Grasshopper Entity and significant Loan issuances), and (ii) provide Enova and its Representatives with any books, records or other information reasonably requested by Enova or its Representatives and in Grasshopper’s possession in connection with such review, investigation and evaluation.

(d) Following the delivery of the Closing Financial Statements: (i) Grasshopper will consider in good faith Enova’s reasonable comments to the Closing Financial Statements, and (ii) Enova and Grasshopper shall work together in good faith to agree on the Closing Financial Statements, including the calculation of Grasshopper’s Tier 1 Leverage Ratio contained therein. The Closing Financial Statements and the calculation of Grasshopper’s Tier 1 Leverage Ratio contained therein agreed between the Parties shall become final and binding.

(e) If, no later than the day before the anticipated Effective Time, Enova and Grasshopper are unable to agree upon the Closing Financial Statements or Grasshopper’s Tier 1 Leverage Ratio contained therein, Enova and Grasshopper shall promptly submit any items over which a disagreement remains (each dispute, an “Objection”) to an independent, nationally recognized accounting firm mutually agreed to by Enova and Grasshopper (the “Independent Accountants”), which will act as an expert and not as an arbitrator to resolve the remaining disputed items. The Independent Accountants shall be instructed to resolve the matters that remain in dispute with respect to the Objection based solely on written submissions of Grasshopper, on the one hand, and Enova, on the other hand, and not by independent investigation. Enova and Grasshopper will use commercially reasonable efforts to cause the Independent Accountants to resolve any dispute and issue final Closing Financial Statements confirming the correct Grasshopper’s Tier 1 Leverage Ratio (as determined in accordance with the standards and definitions in this Agreement), within ten days following such engagement. Enova and Grasshopper will reasonably cooperate with, and furnish such information including work papers and documentation used by Grasshopper and Enova in preparing the Closing Financial Statements and any Objection, as may be requested to, the Independent Accountants. The final Closing Financial Statements issued by the Independent Accountants, as well as the amount of Grasshopper’s Tier 1 Leverage Ratio contained therein, will be final and binding on Enova and Grasshopper; provided, however, that if Grasshopper’s Tier 1 Leverage Ratio provided in the Closing Financial Statements delivered by Grasshopper pursuant to Section 7.14(a) is no less than 8%, but Grasshopper’s Tier 1 Leverage Ratio contained in the final Closing Financial Statements issued by the Independent Accountants is less than 8%, then Grasshopper shall have up to 45 days after the Independent Accountants issue such final Closing Financial Statements (provided that such period shall not extend beyond the date that is 15 days prior to the Termination Date) in which to take such actions as may be mutually agreed by the parties such that Grasshopper’s Tier 1 Leverage Ratio shall be no less than 8%. If, following such 45-day (or shorter) period, Enova and Grasshopper are unable to agree upon Grasshopper’s Tier 1 Leverage Ratio being no less than 8%, Enova and Grasshopper shall re-submit any items over which a disagreement remains to the Independent Accountants as described in the foregoing and the determination of the Independent Accountants in such process shall be final and binding on Enova and Grasshopper.

(f) Each of Enova and Grasshopper will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided that the fees and expenses of the Independent Accountants shall be borne by Grasshopper and Enova in the same proportion that the aggregate amount of disputed items submitted to the Independent Accountants that are unsuccessfully disputed by Grasshopper and Enova, respectively (as determined by the Independent Accountants), bears to the total amount of items submitted to the Independent Accountants.

(g) Following the determination of the final Grasshopper Tier 1 Leverage Ratio as agreed between Enova and Grasshopper pursuant to Section 7.14(d) or as determined by the Independent Accountants pursuant to Section 7.14(e) (the “Final Grasshopper Tier 1 Leverage Ratio”), Grasshopper may, upon prior written notice to Enova and subject to Grasshopper obtaining all required regulatory Permits or Consents from the applicable Regulatory Authorities, prior to the anticipated Effective Time, declare and pay a special cash dividend to its stockholders of record in an amount not to exceed (1) the excess cash held by Grasshopper which if not held would cause the Final Grasshopper Tier 1 Leverage Ratio to equal 8% minus (2) (i) an amount equal to $8.19 per share of Grasshopper Common Stock issued upon the exercise of any Grasshopper Warrant on or after the date hereof and prior to the Effective Time, (ii) the aggregate exercise prices payable for all shares of Grasshopper Common Stock issued upon the exercise of any Grasshopper Stock Option on or after the date hereof and prior to the Effective Time and (iii) an amount equal to the amount that would be payable for this dividend to each share of Grasshopper Common Stock underlying each Grasshopper Stock Option (vested or unvested) had all such shares been issued and outstanding prior to the payment of such dividend, together with the employer portion of payroll tax attributable to paying this aggregate amount to the holders of such Grasshopper Stock Options. The special dividend payable pursuant to this Section 7.14(g) shall be allocated pro rata to such Grasshopper stockholders of record and Grasshopper shall adopt a bonus plan at the same time as declaring such special dividend providing for the payment to each Grasshopper Stock Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the payment of such special dividend of an amount equal to the amount that would be payable for such special dividend to each share of Grasshopper Common Stock underlying each Grasshopper Stock Option (vested or unvested) had all such shares been issued and outstanding prior to the payment of such dividend.

7.15.	Dividends.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Enova and Grasshopper shall coordinate with the other regarding the declaration of any dividends in respect of Enova Common Stock (to the extent permitted by this Agreement) and Grasshopper Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that Holders shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Grasshopper Common Stock and any shares of Enova Common Stock any such Holder receives in exchange therefor in the Merger.

7.16.	Change of Method.

Enova may at any time prior to the Effective Time change the method or structure of effecting the combination of the Grasshopper and Enova (including by providing for the merger of Grasshopper with a wholly owned Subsidiary of Enova) if and to the extent requested by Enova, and Grasshopper agrees to enter into such amendments to this Agreement as Enova may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Mergers with respect to Grasshopper’s stockholders, or (c) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.17.	Restructuring Efforts.

If Grasshopper shall have failed to obtain the Grasshopper Stockholder Approval at the duly convened Grasshopper Meeting, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to Grasshopper’s stockholders) and resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.17) to Grasshopper’s stockholders for approval.

7.18.	Takeover Statutes.

None of Enova or Grasshopper or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Enova and Grasshopper and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.19.	Cancelation of Grasshopper Warrants.

Prior to the Effective Time, Grasshopper shall use reasonable best efforts to cause any outstanding and unexercised Grasshopper Warrant, whether vested or unvested, as of immediately prior to the Effective Time be canceled at the Effective Time in a manner satisfactory to Enova in its reasonable discretion without any consideration other than, subject to the execution of a Warrant Cancelation Agreement, the right to receive a cash payment payable to such holder of such Grasshopper Warrants as described in Section 2.4(b) and no longer represent any Grasshopper Equity Rights or any other securities of, or other rights with respect to, the Grasshopper, Enova, the Surviving Corporation or any other Person, including obtaining an executed Warrant Cancelation Agreement from each holder of a Grasshopper Warrant.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.	Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Grasshopper Stockholder Approval. The Grasshopper Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All required regulatory Permits or Consents from the OCC, Federal Reserve and any other Regulatory Authority, and (ii) any other regulatory Permits or Consents contemplated by Section 7.4(a) the failure of which to obtain has had or would reasonably be expected to have a Material Adverse Effect on Enova and Grasshopper (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Core Transactions (provided that the obtaining of any Consent over the declaration and payment of the special dividend set forth in Section 7.14(g) shall not be a condition hereunder), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Core Transactions).

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Enova Common Stock issuable pursuant to the Merger shall have been approved for listing on NYSE, subject to official notice of issuance, if required.

(f) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Grasshopper and Enova reasonably satisfactory in form and substance to such counsel.

8.2.	Conditions to Obligations of Enova.

The obligations of Enova to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Enova pursuant to Section 10.6:

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Grasshopper set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a) and 4.3(c) (Capitalization of Grasshopper), 4.4(a) (Capitalization of Grasshopper Bank), 4.9(a) (Absence of Certain Changes or Events), and 4.32 (Brokers and Finders) shall be true and correct (except, with respect to the representations and warranties set forth in Sections 4.3(a) and 4.3(c) (Capitalization of Grasshopper) and 4.4(a) (Capitalization of Grasshopper Bank), for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1 (Organization, Standing, and Power), 4.2 (Authority of Grasshopper; No Breach by Agreement), 4.3(b) and 4.3(d) (Capitalization of Grasshopper), 4.4(b), 4.4(c), and 4.4(d) (Capitalization of Grasshopper Bank), qualified by references to “Material Adverse Effect” shall be true and correct in all respects, and all other representations and warranties described in this sentence shall be true and correct in all material respects; provided that those representations and warranties which are qualified by references to “material” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Grasshopper shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. Grasshopper shall have delivered to Enova (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Grasshopper and in Sections 8.2(a), 8.2(b) and 8.2(h) have been satisfied, (ii) certified copies of resolutions duly adopted by Grasshopper’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Enova and its counsel shall request, and (iii) a certificate (in such form as may be reasonably requested by counsel to Enova) that satisfies the requirements of Treasury Regulation section 1.897-2(h) (as described in Treasury Regulation section 1.1445-2(c)(3)(i) (together with an IRS notice prepared in accordance with Treasury Regulation section 1.897-2(h)(2), and written authorization from Grasshopper for Enova to submit such certificate and notice to the IRS on behalf of Grasshopper)).

(d) Termination of Contracts and Release. Grasshopper shall have delivered to Enova evidence satisfactory to Enova in its discretion that (i) each Contract listed in Section 8.2(d) of Grasshopper’s Disclosure Memorandum has been terminated in its entirety and (ii) each party to a Shareholder Rights Agreement has agreed to the termination thereof, in form and substance reasonably satisfactory to Enova, including an express release of Grasshopper, Enova and each of their Subsidiaries and Affiliates in respect of prior equity ownership and any rights such Persons had under such Shareholder Rights Agreement.

(e) Dissenting Shares. Holders of not more than two percent of the outstanding shares of Grasshopper Common Stock shall have demanded, properly and in writing, appraisal for such shares of Grasshopper Common Stock held by each such Holder under the DGCL.

(f) Regulatory Capital. In each case as reflected in the Closing Financial Statements (as may be revised prior to the Effective Time in accordance with Section 7.14), (i) Grasshopper Bank shall be “well capitalized” as defined under applicable Law, (ii) Grasshopper’s Tier 1 Leverage Ratio shall be no less than 8% and (iii) Grasshopper Bank shall not have received any notification from the OCC or FDIC to the effect that the capital of Grasshopper Bank is insufficient to permit Grasshopper Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition.

(g) Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(h) No Grasshopper Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Grasshopper, nor shall any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on Grasshopper.

(i) Grasshopper Warrant Cancelation. Grasshopper shall have delivered to Enova a Warrant Cancelation Agreement from each of (x) the holders of Grasshopper Warrants representing at least 65% of the aggregate number of shares of Grasshopper Common Stock underlying all Grasshopper Warrants (including any Grasshopper Warrants held by directors of Grasshopper) and (y) the holders of all Grasshopper Warrants described on Section 4.3(e)(i) of Grasshopper’s Disclosure Memorandum.

(j) Third Party Consents. Each of the Consents set forth in Section 8.2(j) of Grasshopper’s Disclosure Memorandum shall have been obtained and must be in full force and effect at the Effective Time, provided, however that if the Consents set forth in items 3, 7 and 8 of Section 8.2(j) of Grasshopper’s Disclosure Memorandum are not obtained, then Grasshopper shall, prior to the Effective Time, take such other actions described in Section 8.2(j) of Grasshopper’s Disclosure Memorandum.

8.3. Conditions to Obligations of Grasshopper.

The obligations of Grasshopper to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Grasshopper pursuant to Section 10.6:

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Enova set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Enova set forth in Sections 5.3(a) and 5.3(c) (Capitalization of Enova), 5.8 (Absence of Certain Changes or Events), and 5.17 (Brokers and Finders) shall be true and correct (except, with respect to the representations and warranties of Enova set forth in Sections 5.3(a) and 5.3(c) (Capitalization of Enova), for inaccuracies which are de minimis in amount). The representations and warranties of Enova set forth in Sections 5.1 (Organization, Standing, and Power), 5.2 (Authority of Enova; No Breach by Agreement), and 5.3(b) (Capitalization of Enova) qualified by references to “Material Adverse Effect” shall be true and correct in all respects, and all other representations and warranties described in this sentence shall be true and correct in all material respects; provided that those representations and warranties which are qualified by references to “material” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Enova shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. Enova shall have delivered to Grasshopper (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Enova and in Sections 8.3(a), 8.3(b) and 8.3(d) have been satisfied, and (ii) certified copies of resolutions duly adopted by Enova’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Grasshopper and its counsel shall request.

(d) No Enova Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Enova, nor shall any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on Enova.

ARTICLE 9

TERMINATION

9.1.	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the Grasshopper Stockholder Approval, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Enova and Grasshopper;

(b) by either Party, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Authority shall have requested that Enova, Grasshopper, or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b) (i) shall not be available to any Party whose failure to comply with any provision of this Agreement in any material respect has been the principal cause of, or resulted in, such denial, lack of grant or request, (ii) subject to the terminating Party’s compliance with Section 7.17, the stockholders of Grasshopper fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Grasshopper Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall, subject to Section 7.4, have used its reasonable best efforts to contest, appeal and remove such Law or Order prior to such Law or Order becoming final and non-appealable;

(c) by either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by December 4, 2026 (the “Termination Date”); provided, that Enova and Grasshopper may mutually agree to extend the Termination Date until the date that is 90 days following the initial Termination Date so long as Enova pays to Grasshopper an amount equal to $5,000,000 in same-day funds to the account specified by Grasshopper by no later than two Business Days prior to the initial Termination Date for that purpose, in which case the “Termination Date” shall be deemed to be the date that is 90 days following the initial Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (i) any Party seeking to terminate if such Party is in material breach of, or has materially breached, this Agreement prior to the Closing where such breach primarily caused the failure of the Closing to occur by the Termination Date or (ii) any Party during the determination of the Final Grasshopper Tier 1 Leverage Ratio pursuant to Section 7.14 (including any period during which Grasshopper is taking action to increase Grasshopper’s Tier 1 Leverage Ratio in accordance with the terms of Section 7.14);

(d) by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, which breach or failure to be true and correct, individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Enova, or Section 8.3, in the case of a termination by Grasshopper, and which is not cured within 45 days following written notice to Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

(e) by Enova, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.	Effect of Termination; Termination Fee.

(a) Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for matters addressed herein or other claim relating to this Agreement and the transactions completed hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE

10, shall survive any such termination and abandonment and (ii) subject to Section 9.2(b), no such termination shall relieve the breaching Party from any Liability resulting from any actual and intentional fraud or willful breach by that Party of this Agreement occurring prior to such termination or abandonment.

(b) Termination Fee. In the event that Enova terminates this Agreement pursuant to Sections 9.1(b)(i), 9.1(b)(iii) or 9.1(e) prior to the 12-month anniversary of the date hereof, then Enova shall pay to Grasshopper an amount equal to $5,000,000 (the “Reverse Termination Fee”) in same-day funds to the account specified by Grasshopper within two Business Days from the date of termination of this Agreement for that purpose. The payment of the Reverse Termination Fee by Enova pursuant to this Section 9.2(b) shall constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud, the receipt of such fee by Grasshopper shall be the sole and exclusive remedy for damages against Enova for any loss suffered by Grasshopper as a result of any breach of any representation, warranty, covenant or agreement set forth herein, the failure of the transactions contemplated hereby to be consummated or any other theory of liability related to any of the foregoing or otherwise, whether at law or in equity, in contract, in tort or otherwise, and upon receipt by the Grasshopper of the Reverse Termination Fee, none of Enova or its Affiliates and representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. If Enova fails promptly to pay the amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Grasshopper commences a suit which results in a final and non-appealable judgment against Enova for the Reverse Termination Fee or any portion thereof, Enova shall pay the costs and expenses of Grasshopper (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Enova fails to pay the amounts payable pursuant to this Section 9.2(b), then Enova shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” as published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

9.3.	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties in this Agreement shall not survive the Effective Time except this Section 9.3, Sections 7.6, 7.7, 7.9, and 7.10, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any party’s right or ability to make any claim against, or recover any amounts from, any Party that has committed actual and intentional fraud in the making of the representations and warranties set forth herein.

ARTICLE 10

MISCELLANEOUS

10.1.	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Grasshopper or publicly announced to Grasshopper’s stockholders and whether binding or non-binding and whether written or oral) by any Person (other than a Enova Entity) for any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than an Enova Entity) of any equity interest in or any voting securities of any Grasshopper Entity; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of all or a substantial portion of the Assets or business of any Grasshopper Entity.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Anti-Corruption Laws” means all Laws relating to corruption, bribery, fraud, or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and Laws enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Enova Common Stock for the ten consecutive full trading days on which such shares are actually traded on NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in Chicago, Illinois or New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Grasshopper or Grasshopper Bank.

“Cash Consideration” means $4.845; provided, that if the total number of shares of Grasshopper Common Stock (excluding treasury shares) issued and outstanding immediately prior to the Effective Time exceeds the Maximum Shares, then the Cash Consideration shall mean the amount that is equal to the quotient obtained by dividing (a) $4.845 multiplied by the Maximum Shares by (b) the total number of shares of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time.

“Cash Warrant Amount” means $2,500,000.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Criticized Loan” means a Loan that was classified by a Grasshopper Entity as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of Enova Common Stock are not actually traded on NYSE on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of Enova Common Stock actually trade on NYSE.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue, incomplete or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a Section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other Section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced, and (B) other Sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (a) covered or qualified under the Internal Revenue

Code, ERISA or any other applicable Law, (b) written or oral, (c) funded or unfunded, (d) actual or contingent, or (e) arrived at through collective bargaining or otherwise.

“Enova Benefit Plan” means each Employee Benefit Plan adopted, maintained, sponsored in whole or in part by, or contributed to by an Enova Entity for the benefit of employees or retirees, or their dependents or spouses.

“Enova Common Stock” means the $0.00001 par value common stock of Enova.

“Enova Entities” means, collectively, Enova and all Enova Subsidiaries.

“Enova Financial Statements” means (i) the consolidated balance sheet (including related notes and schedules, if any) of Enova as of September 30, 2025, and as of December 31, 2024 and 2023, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2025, and for each of the three fiscal years ended December 31, 2024, 2023 and 2022, as filed by Enova in SEC Documents and (ii) the balance sheet of Enova (including related notes and schedules, if any) and related statements of income, comprehensive income, stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2025.

“Enova Restricted Stock Award” means each award of shares of Enova Common Stock or other Equity Right to shares of Enova Common Stock subject to vesting, repurchase or other lapse restriction granted under a Enova stock plan, including performance restricted stock units.

“Enova Stock Options” means each option or other Equity Right to purchase shares of Enova Common Stock pursuant to stock options or stock appreciation rights.

“Enova Subsidiaries” means the Subsidiaries of Enova, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Enova after the date hereof and held as a Subsidiary by Enova at the Effective Time.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Extension of Credit” means any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit payable to any Grasshopper Entity.

“FDIC” means Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Grasshopper Common Stock” means the $0.01 par value common stock of Grasshopper.

“Grasshopper Entities” means, collectively, Grasshopper and Grasshopper Bank.

“Grasshopper ERISA Affiliate” means any entity which together with a Grasshopper Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Grasshopper Financial Statements” means (i) the consolidated balance sheet (including related notes and schedules, if any) of Grasshopper as of December 31, 2024, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2024, 2023 and 2022, (ii) the consolidated balance sheet of Grasshopper as of September 30, 2025, and the related statement of income for the three and nine months ended September 30, 2025 and (iii) the consolidated balance sheet of Grasshopper and related statement of income and, if applicable, changes in shareholders’ equity and cash flows, in each case, with respect to periods ended subsequent to September 30, 2025.

“Grasshopper Stock Plan” means the Grasshopper 2019 Equity Incentive Plan, as amended from time to time.

“Grasshopper Tier 1 Leverage Ratio” means the ratio of Grasshopper’s regulatory tier 1 capital to Grasshopper’s average total consolidated assets, in each case, as calculated in the manner set forth in the Reference Financial Statements.

“Grasshopper Warrant Pro Rata Amount” means, with respect to each Grasshopper Warrant, the portion of the Cash Warrant Amount obtained by multiplying the Cash Warrant Amount by the fraction obtained by dividing (i) the aggregate number of shares of Grasshopper Common Stock underlying such Grasshopper Warrant immediately prior to the Effective Time by (ii) the aggregate number of shares of Grasshopper Common Stock underlying all Grasshopper Warrants outstanding immediately prior to the Effective Time as provided in Section 10.1 of Grasshopper’s Disclosure Memorandum.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, business names, trade dress, any other names, marks or indicators of origin together with all applications and registrations and the goodwill associated with any of the foregoing (collectively “Trademarks”) (ii) copyrighted works and copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) data, databases and all other intellectual property and related proprietary rights, interests and protections.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Key Employee” means an employee of any Grasshopper Entity having the position of Senior Vice President, the position of Director or any position above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Grasshopper, those individuals set forth in Section 10.2 of Grasshopper’s Disclosure Memorandum and, in the case of Enova, those individuals set forth in Section 10.2 of Enova’s Disclosure Memorandum, and in each case, the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions or financial services companies and their Affiliates by Regulatory Authorities.

“Loan Documents” means, with respect to any Loan, all documentation in connection with the origination, processing, underwriting and credit approval of such Loan, including the promissory note and collateral security instruments related thereto.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Grasshopper or Grasshopper Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities (whether contingent or otherwise), prospects, privileges (whether contractual or otherwise), or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Grasshopper and Enova, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees (it being understood that this Clause (F) shall not apply to a breach of any covenant, representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby), (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) the taking of any action by any Enova Entity, or the taking by any Grasshopper Entity that is expressly approved in writing by Enova or that is expressly required by this Agreement; or (I) the failure to take any action prohibited by Section 6.2 hereof with respect to which Enova has refused, upon Grasshopper’s written request, to grant its consent; except, with respect to clauses (A), (B), (C), (D), and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Mortgage Loans” means Extensions of Credit secured by real property or interest in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by Grasshopper or its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“OCC” means Office of the Comptroller of the Currency.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party and its Subsidiaries, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Grasshopper or Enova, and “Parties” means Grasshopper and Enova.

“Per Share Cash Amount” means the amount that is the result of the Cash Consideration multiplied by two.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal or commercial entity, or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Personal Data” means all data or information that is linked to any reasonably identifiable Person and any other data or information that constitutes “personal data” or “personal information” under any applicable Privacy Laws, which information includes any financial, credit, transactional, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, with respect to Enova, information set forth in its SEC Documents that were filed after January 1, 2022, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Proxy Statement/Prospectus” means the proxy statement and prospectus in definitive form relating to the meeting of Grasshopper’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Public Official” means (i) any employee, official, or Representative of any Regulatory Authority, (ii) any commercial enterprise that is owned or controlled by a Regulatory Authority, (iii) any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting in an official capacity for any Regulatory Authority, enterprise, or organization identified above, and (v) any political party, party official or candidate for political office.

“Reference Financial Statements” means the consolidated balance sheet and related statement of income of Grasshopper attached hereto as Exhibit F, which are as of and through the close of business on September 30, 2025, prepared in accordance with GAAP and regulatory accounting principles.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Enova under the Securities Act with respect to the shares of Enova Common Stock to be issued to the Holders pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including Taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Enova Entities with the SEC on or after January 1, 2022.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholder Rights Agreements” shall have the meaning ascribed to such term in Section 4.3(a) of Grasshopper’s Disclosure Memorandum.

“Stock Consideration” means a number of shares of Enova Common Stock equal to the quotient obtained by dividing (a) the amount of the Cash Consideration by (b) $126.89, which represents the average of the daily volume weighted average prices of a share of Enova Common Stock on the New York Stock Exchange as determined on each day of the 30 consecutive trading day period ending on the day before the date of this Agreement.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes and any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, statement, claim for refund, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Transaction Documents” means this Agreement and all documents to be delivered at Closing in accordance with this Agreement, including the Subsidiary Plan of Merger and the Grasshopper Voting Agreement.

10.2.	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	54
ACL	33
Agreement	1
BaaS Contracts	29
BaaS Vendor	29
Bank Merger	1
Bankruptcy and Equity Exceptions	10
Book-Entry Share	4
Burdensome Condition	50
Canceled Shares	4
Certificate	4
Chosen Courts	80
Closing	2

Closing Date	2
Closing Financial Statements	57
Confidentiality Agreement	52
Contribution and Business Plan Execution	1
Core Transactions	1
Covered Employee	53
D&O Indemnified Party	55
DGCL	1
Dissenting Shares	6
DOL	25
Effective Time	2
Enova	1
Enova 401(k) Plan	54
Enova Certificates	6
Enova Interim Bank	1
Enova Regulatory Agreement	42
Enova SEC Reports	38
Enova Systems	43
Exchange Agent	6
Exchange Fund	6
Exercised Shares	11
Final Grasshopper Tier 1 Leverage Ratio	59
Fractional Share Payment	6
Grasshopper	1
Grasshopper Bank	1
Grasshopper Bank Common Stock	12
Grasshopper Bank Preferred Stock	12
Grasshopper Benefit Plan	25
Grasshopper Board Recommendation	49
Grasshopper Contracts	28
Grasshopper Meeting	49
Grasshopper Regulatory Agreement	29
Grasshopper Stock Option	5
Grasshopper Stockholder Approval	9
Grasshopper Systems	20
Grasshopper Voting Agreement	1
Grasshopper Warrant	5
Holders	6
Independent Accountants	58
Independent Contractors	24
IRS	22
Maximum Amount	55
Maximum Shares	11
Merger	1
Merger Consideration	4
Mergers	1
Money Laundering Laws	23
Objection	58
OFAC	34
PEO Plans	25
Permitted Liens	19
Pool	32

Privacy Laws	20
Real Property	19
Regulation O	32
Requisite Regulatory Approvals	60
Reverse Termination Fee	65
Sanctioned Person	34
Subsidiary Plan of Merger	3
Surviving Bank	3
Surviving Corporation	1
Takeover Statutes	31
Tax Law	18
Tax Opinion	61
Termination Date	64
Trademarks	71
Transfer Taxes	53
WARN Act	25
Warrant Cancelation Agreement	5

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are true, complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (i) provided (whether by physical or electronic delivery) by one Party or its Representatives to the other Party or its Representatives at least two Business Days prior to the date hereof, (ii) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (iii) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.	Expenses.

Except as otherwise provided herein, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/

Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

10.4.	Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the Disclosure Memorandum of each of Grasshopper and Enova, the Exhibits, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Grasshopper Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Sections 7.10 and 9.3. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

10.5.	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Grasshopper Stockholder Approval has been obtained; provided, that after obtaining the Grasshopper Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.	Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Grasshopper Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any Party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

10.7.	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void.

Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, or by courier or overnight carrier, or by email (with confirmed receipt) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered; provided, that delivery by email shall be deemed delivered when transmitted if transmitted prior to 6:00 p.m. Central Time, and, if not, the next Business Day:

Enova:	Enova International, Inc. 175 West Jackson Blvd., Suite 600 Chicago, Illinois 60604 Attention: General Counsel Email: [***]

Copy to Counsel:	Covington & Burling LLP One CityCenter, 850 Tenth Street, NW Washington, DC 20001 Facsimile Number: (202) 778-5986 Attention: Charlotte May; Allison Schiffman Email: cmay@cov.com; aschiffman@cov.com

Grasshopper:	Grasshopper Bancorp, Inc. 261 5th Avenue, Suite 610 New York, NY 10016 Attention: Michael Butler, CEO Telephone: [***] Email: [***]

Copy to Counsel:	Squire Patton Boggs (US) LLP 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: James Barresi Email: james.barresi@squirepb.com

10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b) Each Party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, in any federal or other state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with such suit, action or proceeding, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and

(iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a Contract and each Party forever waives any such defense.

10.11.	Interpretation.

(a) The captions, table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections or Exhibits shall mean and refer to the referenced Articles, Sections and Exhibits of this Agreement.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.12.	Enforcement of Agreement.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.13.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.14.	Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party, and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure. To the extent legally permissible, appropriate substitute or alternative disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ENOVA INTERNATIONAL, INC.

By:	/s/ David Fischer
Name: David Fischer
Title: Chief Executive Officer

GRASSHOPPER BANCORP, INC.

By:	/s/ Michael Butler
Name: Michael Butler
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2025, by and among Enova International, Inc., a Delaware corporation (“Enova”), Grasshopper Bancorp, Inc., a Delaware corporation (“Grasshopper”), and the undersigned stockholder [and director][and executive officer] of Grasshopper (each such undersigned, as to himself, herself or itself, “Stockholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Enova and Grasshopper are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Grasshopper will merge with and into Enova (the “Merger”), with Enova as the surviving corporation in the Merger, and, immediately thereafter, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof (“Enova Interim Bank”) will merge with and into Grasshopper Bank, a national bank and wholly owned subsidiary of Grasshopper (“Grasshopper Bank”, and together with Grasshopper, “Grasshopper Group”), with Grasshopper Bank as the surviving bank.

B. As of the date hereof, Stockholder [is a [director][officer] of Grasshopper and] has Beneficial Ownership (as defined below) of, in the aggregate, those shares of Grasshopper Common Stock set forth on the signature page hereto executed by Stockholder (collectively, the “Existing Shares”), which, by virtue of the Merger, will be converted, pursuant to the Merger Agreement, into the right to receive the Merger Consideration, and therefore the Merger is expected to be of substantial benefit to Stockholder.

C. As a condition and inducement to Enova entering into the Merger Agreement, Enova has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

D. Stockholder understands and acknowledges that Grasshopper and Enova are entitled to rely on (i) the truth and accuracy of Stockholder’s representations and warranties contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

E. Other Persons, as a condition and inducement to Enova entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and other agreements contained in the Merger Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. If the terms of this Agreement conflict in any way with the terms of the Merger Agreement, then the terms of the Merger Agreement shall control.

1.1 “Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

1.2 “Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares

(a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

1.3 “Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means (a) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (b) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (c) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of the other Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

1.4 “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of such security.

1.5 “Covered Shares” means (a) prior to the Effective Time, Stockholder’s Existing Shares, together with any shares of Grasshopper Common Stock or other capital stock of Grasshopper and any securities convertible into or exercisable or exchangeable for shares of Grasshopper Common Stock or other capital stock of Grasshopper, in each case that Stockholder acquires Beneficial Ownership of on or after the date hereof and (b) after the Effective Time, any shares of Enova Common Stock that Stockholder receives as part of the Merger Consideration, together with any shares of Enova Common Stock or other capital stock of Enova and any securities convertible into or exercisable or exchangeable for shares of Enova Common Stock or other capital stock of Enova, in each case that Stockholder acquires Beneficial Ownership of on or after the Effective Time. Covered Shares shall not include those shares of Grasshopper Common Stock, or Enova Common Stock, as applicable, over which Stockholder may exercise voting or investment power as a fiduciary.

1.6 “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, voting trust or agreement, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

1.7 “Expiration Time” means the earlier of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with Article 9 of the Merger Agreement and (c) the termination of this Agreement as it applies to a Stockholder by mutual consent of Enova and such Stockholder.

1.8 “Family Member” means the spouse of Stockholder, an immediate family member of Stockholder or an immediate family member of Stockholder’s spouse, in each case living in Stockholder’s household or whose principal residence is Stockholder’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship, employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

1.9 “Permitted Transfer” means a Transfer (a) as the result of the death of Stockholder by Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of Stockholder, (b) to Grasshopper in connection with the vesting, settlement or exercise of Grasshopper equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Enova equity awards, the exercise price thereon, (c) as is otherwise permitted by Enova in its sole discretion, (d) by operation of Law, (e) to Affiliates (including trusts) and Family Members in connection with estate and tax planning purposes, (f) to any other stockholder and director and/or executive officer of Grasshopper who has executed a copy of this Agreement on the date hereof, or (g) that does not involve a disposition for value; provided, that in the case of the foregoing clauses (a), (b), (d), (e), (f) and (g), prior to the effectiveness of such Transfer, such transferee executes and delivers to Enova and Grasshopper an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Enova, to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Stockholder shall have made hereunder.

1.10 “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than a proxy for the purpose of voting Stockholder’s Covered Shares in accordance with Section 2.1 hereof).

2. Agreement to Vote.

2.1 Stockholder hereby irrevocably and unconditionally agrees that, prior to the Expiration Time, at every meeting of Grasshopper’s Stockholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of stockholders of Grasshopper, Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto: (a) appear at each such meeting or otherwise cause the Covered Shares as to which Stockholder has the right to vote to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which Stockholder controls the right to vote: (i) in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, and any actions required in furtherance thereof; and (ii) against (A) any Acquisition Proposal, (B) any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Grasshopper under the Merger Agreement, and (C) any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the stockholders of Grasshopper that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Grasshopper of its obligations under the Merger Agreement. Stockholder shall not make any statement, written or oral, to the effect that he, she or it does not support the Merger or that other Stockholders of Grasshopper should not support the Merger.

2.2 Stockholder hereby covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to any of the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney with respect to any of the Covered Shares, except any proxy, Consent or power of attorney to carry out the intent of this Agreement, (c) shall not commit any act, except for Permitted Transfers, that could restrict or affect his, her or its legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by Stockholder, or otherwise reasonably expected to prevent, delay or disable Stockholder from performing any of his or her obligations under this Agreement, and (d) has not taken and shall not take any action that would reasonably be expected to make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, postponing, discouraging, interfering with, disabling or adversely affecting Stockholder’s performance of any of his, her or its obligations under this Agreement.

2.3 Prohibition on Transfers; Other Actions.

(a) Prior to the Expiration Time and during the period commencing as of the Effective Time and continuing to and including the 270th day after the Closing Date, Stockholder shall not (and will cause any Family Member not to): (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Stockholder’s representations, warranties, covenants and obligations under this Agreement (including with respect to any proposed Transfer); (iii) except as otherwise permitted by this Agreement or required by Order, take any action that could restrict or otherwise affect Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by Stockholder or otherwise comply with and perform Stockholder’s covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing ((i) through (iv) collectively, the “Lock-Up”). Any Transfer in violation of this provision shall be void. Following (x) the date hereof, Grasshopper, and (y) the Effective Date, Enova, shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares.

(b) Stockholder understands and agrees that if Stockholder or any Family Member of Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Grasshopper or Enova, as applicable, shall not, and Stockholder hereby unconditionally and irrevocably instructs Grasshopper or Enova, as applicable, to not (A) permit such Transfer on its books and records, (B) issue a new certificate representing any of the Covered Shares, unless and until Stockholder shall have complied with the terms of this Agreement or (C) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

(c) The restrictions set forth in Section 2.3(a) shall not apply with respect to a Permitted Transfer; provided, that no filing by any party to the Permitted Transfer under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer other than a filing of a Form 5 made after the Effective Time or Lock-Up Period, if applicable. Stockholder agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Section 2.3(c), it will give notice thereof to Enova and will not consummate such transaction or take any such action unless it has received prior written consent from Enova.

(d) Subject to Stockholder’s compliance with the terms of this Agreement, (A) as of the 90th day after the Closing Date (the “First Release Date”), the Lock-Up set forth in Section 2.3(a) shall not apply with respect to 33% of the Covered Shares as of that date that are subject to the Lock-Up, (B) as of the 180th day after the Closing Date (the “Second Release Date”), the Lock-Up set forth in Section 2.3(a) shall not apply with respect to 66% of the Covered Shares as of that date that are subject to the Lock-Up as of the Effective Time, and (C) as of the 270th day after the Closing Date (the “Third Release Date”), the Lock-Up set forth in Section 2.3(a) shall cease to apply with respect to all Covered Shares.

2.4 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares shall pass, whether by operation of Law or otherwise, including Stockholder’s successors or assigns. In the event of a stock split, stock dividend, merger (other than the Merger), exchange, reorganization, recapitalization or distribution, or any change in the capital structure of Grasshopper affecting the Grasshopper Common Stock, or Enova affecting the Enova Common Stock, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such additional securities of Grasshopper or Enova and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

2.5 Notice of Acquisitions. Stockholder hereby agrees to notify Grasshopper and Enova as promptly as practicable (and in any event within two Business Days after receipt) in writing of (a) any additional shares of Grasshopper Common Stock or other securities of Grasshopper, or of Enova Common Stock or other securities of Enova, of which Stockholder acquires Beneficial Ownership on or after the date hereof (including the number thereof) and (b) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

2.6 Acquisition Proposals. Until the Expiration Time, Stockholder (in Stockholder’s capacity as such) shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal; (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or afford access to the business, personnel, Assets or Books and Records of the Grasshopper Entities, in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (c) adopt, approve, endorse, recommend, agree to or accept, or propose to adopt, approve, endorse, recommend, agree to or accept, any Acquisition Proposal; (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (e) initiate a stockholders’ vote or action by consent of Grasshopper’s stockholders with respect to an Acquisition Proposal; (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Grasshopper that takes any action in support of an Acquisition Proposal; or (g) encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Grasshopper, and Grasshopper shall inform Enova as contemplated by Section 7.2(c) of the Merger Agreement, as to any such matter and the details thereof to the maximum extent possible without violating his, her or its duties. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 2.6 by any Affiliate or Representative of Stockholder shall constitute a breach of this Section 2.6 by Stockholder.

2.7 Non-Solicitation and Non-Disparagement.

(a) [Stockholder hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the first anniversary of the Closing Date (the “Restricted Period”), Stockholder shall not directly or indirectly (including through any Person Stockholder may be engaged by as an employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity) without Enova’s prior written consent (other than for the benefit of Enova or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of

Grasshopper, Grasshopper Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates) with any Person that is or was a customer of Grasshopper or any of its Affiliates (including Grasshopper Bank) during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to a business which is directly or indirectly Competitive with the business of the Grasshopper Group. For purposes of this Agreement, a business will be deemed “Competitive” with the Grasshopper Group if it performs any of the services or manufactures or sells any products of the same type provided or offered by the Grasshopper Group or if it performs any other services and/or engages in the marketing, production, manufacture, distribution or sale of any product or service similar to the services or products which were performed, produced, marketed, manufactured, distributed, sold, under development or planned by the Grasshopper Group during Stockholder’s affiliation with the Grasshopper Group, or which could substitute for such products or services, including, without limitation, the business of commercial banking.

(b) Stockholder hereby covenants and agrees that during the Restricted Period, Stockholder shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Enova’s prior written consent, employ, engage, recruit, hire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Grasshopper or its Affiliates (including Grasshopper Bank) from and after the date hereof (excluding (i) general solicitations of the public that are not based on any list of, or directed at, employees of Grasshopper or its Affiliates (including Grasshopper Bank), (ii) solicitations of any employee who was terminated by Grasshopper or its Affiliates (including Grasshopper Bank) following the Closing Date or, with the prior written consent of Enova, prior to the Closing Date, and, in each case, prior to the time of the hire or solicitation for hire), and (iii) solicitations of any employee who resigned from employment with Grasshopper or its Affiliates at least six months prior to the time of the hire or solicitation for hire).]

(c) Stockholder hereby covenants and agrees that during the Restricted Period, Stockholder shall not directly or indirectly (including through any Person Stockholder may be engaged by as an employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity) without Enova’s prior written consent (other than for the benefit of Enova or its Affiliates), knowingly interfere with or damage (or attempt to interfere with or damage) any relationship between Grasshopper, Grasshopper Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates and any Person that is or was a customer, supplier, licensee, licensor, franchisee or other business relations of Grasshopper or any of its Affiliates (including Grasshopper Bank) during the one-year period preceding the Closing Date (including making, publishing or communicating any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to Grasshopper, Grasshopper Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates or any of their respective officers or employees or other associated third parties or make any maliciously false statements about Grasshopper, Grasshopper Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates or any of their respective employees and officers); provided that, nothing in this Section 2.7(c) shall be deemed to prohibit Stockholder from making any statements, remarks, or comments (a) required by Law, or (b) in connection with any Litigation.

2.8 Waiver of Appraisal Rights. Stockholder irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of the Covered Shares that may arise in connection with the Merger and agrees not to commence, participate in, assist or knowingly encourage in any way any action to seek (or file any petition related to) appraisal rights or dissenters’ rights in connection with the Merger, including pursuant to Section 262 of the DGCL.

2.9 Irrevocable Consent. Stockholder agrees that Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Litigation, in law or in equity, in any court or before any Regulatory Authority, that (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement or (b) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with any other voting or stockholder agreements and the Proxy Statement/Prospectus, breaches any duty of the board of directors of Grasshopper or any member thereof or of any holder of Grasshopper capital stock or other Grasshopper securities.

2.10 Reasonable Efforts. On the terms and subject to the conditions of this Agreement, Stockholder agrees to execute and deliver such additional documents as Enova may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Stockholder shall execute and deliver to Enova and any of its designees any proxies reasonably requested by Enova with respect to Stockholder’s voting obligations under this Agreement.

2.11 Disclosure. Stockholder hereby authorizes Enova and Grasshopper to publish and disclose in any announcement or disclosure required by applicable Law and in the Proxy Statement/Prospectus, Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s obligation under this Agreement.

3. Agreements of Enova. Enova hereby covenants and agrees that during the Restricted Period, Enova shall not knowingly make, publish, or communicate any negative, defamatory or disparaging statements, remarks or comments which are untrue about Stockholder, or any of its Affiliates or any of their respective directors or officers or make any maliciously false statements about Stockholder, or any of its Affiliates or any of their respective directors or officers; provided that, that nothing in this Section 3 shall be deemed to prohibit Enova from making any statements, remarks or comments (a) permitted under the Merger Agreement, (b) required by Law or the rules or regulations of any securities exchange, (c) regarding any employees of Enova or any of its subsidiaries, in ordinary course performance evaluations, or (d) in connection with any Litigation.

4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Enova and Grasshopper as follows, which representations and warranties are accurate in all respects as of the date hereof, and will be accurate in all respects as of the Closing Date, the First Release Date, the Second Release Date, and the Third Release Date as if made on each such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date):

4.1 Ownership of Securities. As of the date hereof, except for the Covered Shares, Stockholder is not the Beneficial Owner or registered owner of any other shares of Grasshopper Common Stock or rights to acquire Grasshopper Common Stock. The Existing Shares are, and all of the Covered Shares owned by Stockholder following the date hereof will be, Beneficially Owned and owned of record by Stockholder except to the extent such Covered Shares are transferred after the date hereof pursuant to a Permitted Transfer. Following the date hereof, Stockholder has and will have good and marketable title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. Stockholder has and will have at all times sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by Stockholder at all times. Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the other transactions contemplated by the Merger Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

4.2 Power, Authorization and Validity. If Stockholder is an entity (including a trust), Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Stockholder is a U.S. Person. Stockholder has all requisite power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is a natural Person) to enter into this Agreement, and to perform Stockholder’s obligations under this Agreement. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution and delivery by Stockholder of this Agreement and Stockholder’s performance of Stockholder’s obligations under this Agreement will not: (i) result in the creation of any Encumbrances (other than Encumbrances created pursuant hereto) on any of the Covered Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) if Stockholder is an entity, any provision of the organizational documents of Stockholder, each as currently in effect, (B) any Contract to which Stockholder is a party or by which Stockholder or any of the Covered Shares is bound or affected or (C) any Laws.

4.4 No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Regulatory Authority or other Person is necessary or required to be made or obtained by Stockholder to enable Stockholder to lawfully execute and deliver, enter into, and perform his, her or its obligations under this Agreement.

4.5 Legal Proceedings. As of the date hereof, there is no Litigation pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of its, his or her Affiliates that would reasonably be expected to restrict, prohibit, prevent or impair the ability of Stockholder to perform it, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.6 No Brokers. No broker, finder, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Stockholder.

4.7 Tax Matters. Stockholder has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. Stockholder understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Enova, Grasshopper or any of their agents or representatives. Stockholder understands that Stockholder (and not Enova or Grasshopper) shall be responsible for any tax Liability of Stockholder that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

4.8 Reliance by Enova and Grasshopper. Stockholder understands and acknowledges that Enova and Grasshopper are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

5. Representations and Warranties of Enova. Enova hereby represents and warrants to Stockholder as follows, which representations and warranties are accurate in all respects as of the date hereof, and will be accurate in all respects as of the Closing Date, the First Release Date, the Second Release Date, and the Third Release Date as if made on each such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date):

5.1 Power; Binding Agreement. Enova has all requisite power and authority to enter into this Agreement. The execution and delivery of this Agreement by Enova have been duly authorized by all necessary action, if any, on the part of Enova. This Agreement has been duly executed and delivered by Enova and constitutes a valid and binding obligation of Enova, enforceable against Enova in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflict. The execution and delivery by Enova of this Agreement and Enova’s performance of Enova’s obligations under this Agreement will not conflict with, or result in any violation of or default under any provision of the organizational documents of Enova, each as currently in effect.

6. Representations and Warranties of Grasshopper. Grasshopper hereby represents and warrants to Stockholder as follows, which representations and warranties are accurate in all respects as of the date hereof, and will be accurate in all respects as of the Closing Date, the First Release Date, the Second Release Date, and the Third Release Date as if made on each such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date):

6.1 Power; Binding Agreement. Grasshopper has all requisite power and authority to enter into this Agreement. The execution and delivery of this Agreement by Grasshopper have been duly authorized by all necessary action, if any, on the part of Grasshopper. This Agreement has been duly executed and delivered by Grasshopper and constitutes a valid and binding obligation of Grasshopper, enforceable against Grasshopper in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflict. The execution and delivery by Grasshopper of this Agreement and Grasshopper’s performance of Grasshopper’s obligations under this Agreement will not conflict with, or result in any violation of or default under any provision of the organizational documents of Grasshopper, each as currently in effect.

7. Waiver; Termination and Release.

7.1 To the extent any of the Covered Shares are shares of non-voting Grasshopper Common Stock, Stockholder hereby agrees and acknowledges that each such share of non-voting Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, and Stockholder hereby waives any right to receive non-voting securities in connection with the Merger or the other transactions contemplated by the Merger Agreement pursuant to Section A-1(6) of Grasshopper’s Certificate of Incorporation.

7.2 Subject to and effective upon the Closing, Stockholder, on behalf of itself and each of its Affiliates, and Grasshopper hereby terminate the Shareholder Rights Agreement entered into by and among Grasshopper and [●], dated [●] (the “Stockholder Rights Agreement”) in all respects, and the Stockholder Rights Agreement and all provisions therein shall be of no further force and effect from and after the consummation of the Merger, including any provision thereof that, pursuant to the terms of the Stockholder Rights Agreement, would otherwise survive the termination of the Stockholder Rights Agreement, provided, however, that Stockholder’s and its Affiliates’ confidentiality obligations in Section 3(g) (Confidentiality) thereof shall survive the Closing for a period of one year after the date hereof.

7.3 Subject to and effective upon the Closing, Stockholder, on behalf of itself and each of its Affiliates, and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally (a) releases and forever discharges Grasshopper, Enova, and each of their respective past, present and future successors, predecessors, assigns, directors, managers, officers, employees, agents, partners, members, affiliates (corporate or otherwise), equityholders, parent companies, controlling persons, family members, and legal representatives (collectively, the “Released Parties”), of and from any and all losses, liabilities, damages, obligations, suits, claims, debts, accounts, covenants, contracts, causes of action, proceedings and judgments of any kind, arising out of, in connection with or relating to the Stockholder Rights Agreement, in each case, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties on or prior to the date hereof (“Claims and Losses”) and (b) waives any and all rights and Claims and Losses it has or may have now or in the future against the Released Parties arising under or in respect of any breaches of the Stockholder Rights Agreement.

8. Miscellaneous.

8.1 Termination. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with Article 9 of the Merger Agreement, (b) the valid termination of this Agreement as it applies to a Stockholder by mutual written consent of Enova and such Stockholder, and (c) the Third Release Date; provided, that the provisions of this Section 8 shall survive any termination of this Agreement and Section 2.7 shall survive in accordance with its terms only if this Agreement terminates pursuant to clause (c) (and not clauses (a) or (b)) of this Section 8. Notwithstanding the foregoing, nothing herein shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

8.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Enova or Grasshopper any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Enova or Grasshopper shall not have any authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, or by courier or overnight carrier, or by email (with confirmed receipt) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered; provided, that delivery by email shall be deemed delivered when transmitted if transmitted prior to 6:00 p.m. Central Time, and, if not, the next Business Day:

Enova:	Enova International, Inc. 175 West Jackson Blvd., Suite 600 Chicago, Illinois 60604 Attention: General Counsel Email: [***]

Copy to Counsel (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: Charlotte May; Allison Schiffman

Email: cmay@cov.com; aschiffman@cov.com

Grasshopper:	Grasshopper Bancorp, Inc. 261 5th Avenue, Suite 610 New York, NY 10016 Attention: Michael Butler, CEO Telephone: [***] Email: [***]

Copy to Counsel (which shall not constitute notice): Squire Patton Boggs (US) LLP 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: James Barresi Email: james.barresi@squirepb.com if to Stockholder, at the address set forth below Stockholder’s signature on the signature page executed by Stockholder, or such other address for Stockholder on file with Enova.

8.4 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

8.5 Headings. The captions and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Sections shall mean and refer to the referenced Sections of this Agreement.

8.6 Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

8.7 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

8.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) The parties agree that this Agreement shall be governed by and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.3.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9 Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties. The parties hereto may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any party hereto in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

8.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties waives any defense in any action for specific performance that a remedy at law would be adequate.

8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.12 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.13 Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

8.14 Stockholder Capacity. Notwithstanding any other provision contained in this Agreement, this Agreement applies solely to Stockholder in Stockholder’s capacity as a stockholder of Grasshopper and Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Grasshopper or any subsidiary of Grasshopper (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to Grasshopper or Grasshopper’s stockholders.

8.15 Expenses. Each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ENOVA INTERNATIONAL, INC.:

By:
Name:
Title:

GRASSHOPPER BANCORP, INC.:

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Stockholder:
(Print Name of Stockholder)
(Signature)
(Print name and title if signing on behalf of an entity)
(Print Address)
(Print Address)
(Print Telephone Number)
(Print E-mail Address)
(Social Security or Tax I.D. Number)

Shares beneficially owned on the date hereof (collectively, the Existing Shares):

      shares of Grasshopper Common Stock

[Signature Page to Voting Agreement]

Annex C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

December 10, 2025

Board of Directors

Grasshopper Bancorp, Inc.

261 Fifth Avenue, Suite 610

New York, NY 10016

Ladies and Gentlemen:

Grasshopper Bancorp, Inc. (“Grasshopper”) and Enova International, Inc. (“Enova”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Grasshopper will, on the terms and subject to the conditions set forth in the Agreement, merge with and into Enova with Enova as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Grasshopper Common Stock (except for certain shares of Grasshopper Common Stock as specified in the Agreement) shall be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder thereof, either (i) $9.69 in cash (the “Cash Consideration”), or (ii) 0.07637 of a share of Enova Common Stock (the “Stock Consideration”), which amount is equal to the quotient obtained by dividing (a) the amount of the Cash Consideration by (b) $126.89, which represents the average of the daily volume weighted average prices of a share of Enova Common Stock on the New York Stock Exchange as determined on each day of the 30 consecutive trading day period ending on the day before the date hereof. The Agreement provides, generally, that fifty percent (50%) of the shares of Grasshopper Common Stock issued and outstanding immediately prior to Effective Date shall be converted into the Stock Consideration and the remaining shares of Grasshopper Common Stock shall be converted into the Cash Consideration. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Grasshopper Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Grasshopper and its banking subsidiary, Grasshopper Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Enova that we deemed relevant; (iv) certain internal financial projections for Grasshopper for the years ending December 31, 2025 through December 31, 2028, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2029 through December 31, 2030, as provided by the senior management of Grasshopper; (v) publicly available mean analyst net income and tangible assets estimates for Enova for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Enova; (vi) the pro forma financial impact of the Merger on Enova based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Enova; (vii) the publicly reported historical price and trading activity for Enova Common Stock, including a comparison of certain stock trading information for Enova Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Grasshopper and Enova with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking and consumer finance environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Grasshopper and its representatives the business, financial condition, results of operations and prospects of Grasshopper and held similar discussions with certain members of the senior management of Enova and its representatives regarding the business, financial condition, results of operations and prospects of Enova.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Grasshopper, Enova or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Grasshopper and Enova that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Grasshopper or Enova, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Grasshopper or Enova. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Grasshopper, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Grasshopper or Enova. We have assumed, with your consent, that the allowance for credit losses for Grasshopper is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Grasshopper for the years ending December 31, 2025 through December 31, 2028, as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2029 through December 31, 2030, as provided by the senior management of Grasshopper. In addition, Piper Sandler used publicly available mean analyst net income and tangible assets estimates for Enova for the years ending December 31, 2026 and December 31, 2027 with estimated long-term annual earnings and tangible asset growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Enova. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Enova. With respect to the foregoing information, the senior management of Grasshopper confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Grasshopper and Enova, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Grasshopper’s or Enova’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Grasshopper and Enova will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Grasshopper, Enova, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Grasshopper has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Enova Common Stock at any time or what the value of Enova Common Stock will be once it is actually received by the holders of Grasshopper Common Stock.

We have acted as Grasshopper’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the Merger. Grasshopper has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Grasshopper in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to Enova in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Grasshopper, Enova and their respective affiliates. We may also actively trade the equity and debt securities of Enova and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Grasshopper in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Grasshopper as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Grasshopper Common Stock and does not address the underlying business decision of Grasshopper to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Grasshopper or the effect of any other transaction in which Grasshopper might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Grasshopper, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Grasshopper Common Stock from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors or officers for any monetary damages related to a breach of fiduciary duty as a director or officer, as long as the corporation does not eliminate or limit the liability of a director or officer, as applicable, for acts or omissions (1) which breached the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) as to directors, under Section 174 of the DGCL, (4) from which the director or officer derived an improper personal benefit, or (5) as to an officer, in any action by or in the right of the corporation.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents.

Enova International Inc.’s, or Enova’s, restated certificate of incorporation, or the Enova charter, provides that a director will not be liable to Enova or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Enova charter also provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an Enova director, officer, employee or agent or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Enova to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

The Enova charter provides that Enova may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enova, or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Enova would have the power to indemnify such person against such liability under the DGCL. Enova has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Enova charter.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated December 10, 2025, as amended on December 18, 2025, by and between Enova International, Inc. and Grasshopper Bancorp, Inc. (contained in Annex A to the proxy statement/prospectus which is included in this registration statement)**

3.1	Enova International, Inc. Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of Enova International, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023)

3.2	Enova International, Inc. Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 of Enova International, Inc.’s Current Report on Form 8-K filed on November 17, 2017)

4.1	Specimen common stock certificate of Enova International, Inc. (incorporated by reference to Exhibit 4.1 to Enova International, Inc.’s Registration Statement on Form 10-12B filed on October 2, 2014)

5.1*	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1	Opinion of Covington & Burling LLP regarding certain federal income tax matters

10.1	Form of Voting Agreement, by and among Enova International, Inc., Grasshopper Bancorp, Inc. and certain stockholders of Grasshopper Bancorp, Inc. (contained in Annex B to the proxy statement/prospectus which is included in this registration statement)

21.1	Subsidiaries of Enova International, Inc. (incorporated herein by reference to Exhibit 21.1 of Enova International, Inc.’s Form 10-K for the fiscal year ended December 31, 2024)

23.1*	Consent of Covington & Burling LLP (contained in its opinion filed as Exhibit 5.1)

23.2	Consent of Covington & Burling LLP (contained in its opinion filed as Exhibit 8.1)

23.3	Consent of Deloitte & Touche LLP, Enova International, Inc.’s independent registered accounting firm

24.1*	Power of Attorney (contained on the signature page of this registration statement)

99.1	Consent of Piper Sandler & Co.

99.2	Form of proxy to be mailed to stockholders of Grasshopper Bancorp, Inc.

107*	Filing Fee Table

*	Previously filed.
**

The disclosure schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Enova agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, referred to as the Securities Act, (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of December, 2025.

ENOVA INTERNATIONAL, INC.

By:	/s/ David Fisher
David Fisher
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Fisher David Fisher	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	December 29, 2025

/s/ Steven Cunningham Steven Cunningham	Chief Financial Officer and Director (Principal Financial Officer)	December 29, 2025

/s/ James J. Lee James J. Lee	Chief Accounting Officer (Principal Accounting Officer)	December 29, 2025

* Ellen Carnahan	Director	December 29, 2025

* Lindsay Corby	Director	December 29, 2025

* Daniel R. Feehan	Director	December 29, 2025

* William M. Goodyear	Director	December 29, 2025

* James A. Gray	Director	December 29, 2025

* Gregg A. Kaplan	Director	December 29, 2025

* Mark McGowan	Director	December 29, 2025

* Linda Johnson Rice	Director	December 29, 2025

* Mark A. Tebbe	Director	December 29, 2025

*By	/s/ David Fisher
David Fisher
Attorney-in-Fact